PROSPECTUS	Filed pursuant to Rule 424(b)(4) Registration No. 333-274944

Pheton Holdings Ltd

2,250,000 Class A Ordinary Shares

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This is the initial public offering of Class A ordinary shares of Pheton Holdings Ltd. We are offering 2,250,000 Class A ordinary shares, par value $0.0001 per share (each, a “Class A ordinary share,” and collectively, “Class A ordinary shares”). The initial public offering price of the Class A ordinary shares is $4.00 per share. Prior to this offering, there has been no public market for our Class A ordinary shares. After the commencement of trading of our Class A ordinary shares on the Nasdaq Capital Market pursuant to this initial public offering, MIGHTY (BVI) LTD, DYL (BVI) LTD and ACCELERATION (BVI) LTD, three existing shareholders of our Company (collectively, the “Selling Shareholders”), may offer an additional 1,250,000 Class A ordinary shares of the Company (the “Resale Shares”) pursuant to the resale prospectus to be used for the resale by selling shareholder of Resale Shares and filed pursuant to Rule 424(b)(4) (the “Resale Prospectus”). We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders. For more details of the resale by the Selling Shareholders, see the Resale Prospectus.

Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market, or Nasdaq, under the symbol “PTHL.” Unless otherwise stated, as used in this prospectus, references to “Pheton,” “the Company” or “our company” refer to Pheton Holdings Ltd, our holding company, and references to “we,” “us,” and “our” are to Pheton and/or its consolidated subsidiaries.

We have a dual class share structure with different voting rights consisting of Class A ordinary shares and Class B ordinary shares. As of the date of this prospectus, our authorized share capital is $50,000 divided into two classes of shares, including (i) 400,000,000 Class A ordinary shares of $0.0001 par value each, and (ii) 100,000,000 Class B ordinary shares of $0.0001 par value each (each, a “Class B ordinary share,” and collectively, “Class B ordinary shares”). Holders of Class A ordinary shares and Class B ordinary shares have the same rights, except for voting, transfer and conversion rights. Each Class A ordinary share is entitled to one (1) vote, and each Class B ordinary share is entitled to twenty (20) votes and will be convertible into one Class A ordinary share. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. As of the date of this prospectus, ZJW (BVI) LTD, a wholly owned company of Mr. Jianfei Zhang, is the sole shareholder of all issued and outstanding Class B ordinary shares. The Class A ordinary shares are not convertible into shares of any other class. The Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one-to-one basis. See “PROSPECTUS SUMMARY — Change in Authorized Share Capital and Share Issuance” on page 5 and section titled “DESCRIPTION OF SHARE CAPITAL” beginning on page 119 for details.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” and “Risk Factors” on pages 12 and 15 of this prospectus, respectively.

Investing in our Class A ordinary shares involves significant risks, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15 to read about factors you should consider before buying our Class A ordinary shares.

Pheton Holdings Ltd is not an operating company but a Cayman Islands holding company that operates its business through its subsidiaries. We conduct all of our operations through an operating entity established in the People’s Republic of China (the “PRC” or “China”). Pheton Holdings Ltd directly holds equity interests in its subsidiaries, and does not operate any business through a variable interest entity (“VIE”). However, it is uncertain whether the brachytherapy TPS market, in which the PRC operating entity, Beijing Feitian Zhaoye Technology Co., Ltd., or Beijing Feitian, operates, will be subject to the foreign investment restrictions or prohibitions in the future. While our current corporate structure is not a VIE structure and we have no intention to rely on a VIE structure in our PRC operations, if the PRC laws and regulations were to change in the future, such changes may result in adverse changes in our operations, and our Class A ordinary shares may decline significantly in value. For details, see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our corporate structure, corporate governance, and operations” on page 28 of this prospectus. Investors in our Class A ordinary shares are purchasing equity interests in the Cayman Islands holding company, and not in the PRC operating entity, Beijing Feitian. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A ordinary shares, and could cause the value of our Class A ordinary shares to significantly decline or become worthless. See “Prospectus Summary — Recent PRC Regulatory Developments” beginning on page 3, and “RISK FACTORS — Risks Relating to Conducting Business in the PRC” beginning on page 15 of this prospectus.

We are exposed to legal and operational risks associated with having substantially all of our operations in China conducted by Beijing Feitian. The PRC government has significant authority to exert influence on the ability of a company with operations in China, including us, to conduct its business. Changes in China’s economic, political or social conditions or government policies could materially and adversely affect our business and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of our PRC operating entity, significant depreciation or a complete loss of the value of our Class A ordinary shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government initiated a series of regulatory actions and made several public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On July 6, 2021, General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, the Cyberspace Administration of China (“CAC”), together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021 version), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021 version) require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As advised by our PRC counsel, Jingtian & Gongcheng, as of the date of this prospectus, we are not subject to cybersecurity review with the CAC under the Measures for Cybersecurity Review (2021 version), since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Review (2021 version). On November 14, 2021, the CAC issued the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that the data processor shall apply for a cybersecurity review in compliance with relevant national regulations if it conducts the following activities, including (i) a merger, reorganization, or division to be conducted by an Internet platform operator who has amassed a substantial amount of data resources that concern national security, economic development or the public interest, which will or may impact national security; (ii) an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals; (iii) an initial public offering in Hong Kong to be conducted by a data processor, which will or may impact national security; or (iv) other data processing activities that will or may have an impact on national security. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC, and we have not received any warning, sanction or penalty in such respect. However, the Measures for Cybersecurity Review (2021 version) was recently adopted and, therefore, it is uncertain how it will be enacted, interpreted or implemented, and how it will affect us. Since these regulatory actions are new or have not been formally enacted, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, or our ability to accept foreign investments and list on a U.S. exchange. As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, there is no assurance that we would be able to pass such review in relation to this offering in a timely manner or at all. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any non-compliance with the related laws and regulations may result in fines or other penalties against us, which may have material adverse effect on our business, financial condition or results of operations. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Recent greater oversight by the Cyberspace Administration of China (CAC) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” on page 17 of this prospectus.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. Pursuant to the Overseas Listing Trial Measures, our PRC counsel, Jingtian & Gongcheng, is of the view that we are required to complete the filing procedures with the CSRC in connection with the offering and listing of our Class A ordinary shares. We completed such filing procedures on December 8, 2023, the completion of which was posted on the official website of the CSRC on December 11, 2023. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As the Overseas Listing Trial Measures were newly published, there exists uncertainty with respect to the filing requirements and their implementation. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — We are required to complete the filing with the CSRC in order to offer our Class A ordinary shares to foreign investors in this offering” on page 27 of this prospectus for more details as to risks related to our compliance of the Overseas Listing Trial Measures. In addition, on February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. According to the Confidentiality and Archives Administration Provisions, domestic companies that seek overseas offering and listing (either in direct or indirect means) and the securities companies and securities service (either incorporated domestically or overseas) providers that undertake relevant businesses shall institute a sound confidentiality and archives administration system and take necessary measures to fulfill confidentiality and archives administration obligations. They shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Although we believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or harming national security and public interest, we may be required to perform additional procedures in connection with the provision of accounting archives under the Confidentiality and Archives Administration Provisions. As of the date of this prospectus, we and our PRC operating entity have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, the potential impact such modified or new laws and regulations will have on our daily business operation and our ability to accept foreign investments and list on a U.S. exchange is highly uncertain. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implement rules that require our Company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and involve foreign investment in China-based issuers. Additional compliance procedures may be required in connection with this offering under PRC rules, regulations, or policies” on page 25 and “RISK FACTORS — Risks Relating to Conducting Business in the PRC — The Chinese government exerts substantial influence over the manner in which the PRC operating entity must conduct its business activities. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease” on page 29 of this prospectus.

In addition, our Class A ordinary shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. The PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong because of a position taken by one or more authorities in those jurisdictions. Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations (“PCAOB Identified Firms”). Our auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia, whose audit report is included in this prospectus, is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland PRC and Hong Kong and voted to vacate its previous determinations to the contrary. Notwithstanding the foregoing, the Company’s ability to retain an auditor subject to the PCAOB inspection and investigation, including, but not limited to, inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. Marcum Asia’s audit working papers related to the Company are located in China. With respect to audits of companies with operations in China, such as us, there are uncertainties about the ability of its auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Protocol, then such lack of inspection or re-evaluation could cause trading in the Company’s securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. In the event that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection by the PCAOB for two consecutive years instead of three could cause our securities to be delisted from the stock exchange. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — If the U.S. Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditors as required under the Holding Foreign Companies Accountable Act, the SEC will prohibit the trading of our Class A ordinary shares. A trading prohibition for our Class A ordinary shares, or the threat of a trading prohibition, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections” beginning on page 30 of this prospectus.

Since the incorporation of our Cayman Islands holding company and to the date of this prospectus, no dividends or distributions have been made among the Company, its subsidiaries, or to investors; and no cash flows or transfers of other assets by type have occurred among the Company and each of its subsidiaries under any arrangements. See “PROSPECTUS SUMMARY — Dividends, Distributions and Transfers.” The cross-border transfer of funds within our corporate group under our direct holding structure in the future must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to the PRC operating entity only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “RISK FACTORS — Risks Relating to Conducting Business in the PRC — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating entity” on page 22 of this prospectus. We may encounter difficulties in our ability to transfer cash within our organization in the future, which is largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We currently do not have any cash management policy that dictate the transfer of cash between our subsidiaries. See “REGULATION — Regulation on Foreign Exchange Control” for details of such procedures.

We currently intend to retain any future earnings to finance the operation and expansion of our business through Beijing Feitian, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A ordinary shares if the market price of our Class A ordinary shares increases. See “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — We do not currently intend to pay dividends on our Class A ordinary shares for the foreseeable future” on page 51 of this prospectus.

Following the completion of this offering, our Chairman of the board, Mr. Jianfei Zhang, through ZJW (BVI) LTD and BANYAN (BVI) LTD, will beneficially own approximately 95.97% of the aggregate voting power of our issued and outstanding Class A and Class B ordinary shares, assuming no exercise of the over-allotment option, or 95.77% assuming full exercise of the over-allotment option. As such, we will be deemed to be a “controlled company” as defined under Nasdaq Listing Rules 5615(c). See “RISK FACTORS” and “MANAGEMENT — Controlled Company.”

	per Class A ordinary share	Total(3)
Initial public offering price	$4.00	$9,000,000
Underwriting discounts(1)	$0.28	$630,000
Proceeds, before expenses, to us(2)	$3.72	$8,370,000

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(1)      We have agreed to pay the underwriters a discount equal to 7.0% of the gross proceeds of the offering. For a description of the other compensation to be received by the underwriters, see “UNDERWRITING” beginning on page 142.

(2)      Excludes fees and expenses payable to the underwriters of up to $250,000 of accountable expenses, and a non-accountable expense allowance to the underwriters of 1% of the gross proceeds of this offering. See “UNDERWRITING” for additional information regarding total underwriter’s compensation.

(3)      Assumes that the underwriters do not exercise any portion of their over-allotment option.

CATHAY SECURITIES, INC. is acting as representative of the underwriters (the “Representative”) and represents and warrants that it is a licensed broker/dealer under applicable federal and state securities law. This offering is being conducted on a firm commitment basis. We have granted the underwriters an option for a period of 45 days from the effective date of this prospectus to purchase up to 15% of the total number of the Class A ordinary shares to be offered by us pursuant to this offering (excluding Class A ordinary shares subject to this option), solely for the purpose of covering over-allotments.

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares offered by the Company if any such shares are taken. We have granted the underwriters an option, exercisable one or more times in whole or in part, to purchase up to 337,500 additional Class A ordinary shares from us at the initial public offering price, less underwriting discounts, within 45 days from the effective date of this prospectus to cover over-allotments, if any. If the underwriters exercise the option in full, based on the initial public offering price of $4.00 per share, the total underwriting discounts payable will be $724,500, and the total proceeds to us, before expenses, will be $9,625,500.

We expect our total cash expenses for this offering to be approximately $1,540,000, including expenses payable to the underwriters for their reasonable out-of-pocket expenses and non-accountable expense allowance, exclusive of the above discounts. In addition, we paid additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments further reduced proceeds available to us before expenses. See “UNDERWRITING.”

If we complete this offering, net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the Class A ordinary shares to purchasers against payment therefor on or about September 6, 2024.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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Lead Underwriter	Co-underwriter

CATHAY SECURITIES, INC.	Dominari Securities LLC

The date of this prospectus is September 4, 2024.

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About this Prospectus

We and the underwriters have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Class A ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Class A ordinary shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Until September 29, 2024 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade our Class A ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•        “ASEAN” are to Indonesia, Malaysia, Philippines, Singapore, Thailand and Vietnam;

•        “Beijing Feitian,” “PRC operating entity” and “our operating entity” are to Beijing Feitian Zhaoye Technology Co., Ltd., a PRC limited liability company, which is wholly owned by Jinruixi;

•        “brachytherapy” are to a form of radiation therapy or radiotherapy that involves placing radioactive sources or seeds inside or near the tumor to deliver a high dose of radiation directly to the cancerous tissue while minimizing exposure to surrounding healthy tissues;

•        “CAGR” are to compound annual growth rate;

•        “China” or the “PRC” refers to the People’s Republic of China, and “mainland China”, unless otherwise specified herein, are to the People’s Republic of China excluding, for the purpose of this prospectus only, Taiwan, the Hong Kong Special Administrative Region, and the Macau Administrative Region;

•        “Class II medical devices” are to the medical devices with moderate risks, which shall be strictly controlled and administered to ensure their safety and effectiveness defined by the National Medical Products Administration of China under the Regulation on the Supervision and Administration of Medical Devices (2021 Revision);

•        “Class III hospital” are to the largest regional hospitals with the highest standard in China designated as Class III hospitals by the hospital classification system of the National Health and Family Planning Commission (currently known as the NHC), typically providing high-quality professional healthcare services covering a wide geographic area and undertaking higher academic and scientific research initiatives;

•        “Class III medical devices” are to the medical devices with relatively high risks, which shall be strictly controlled and administered through special measures to ensure their safety and effectiveness, as defined by the National Medical Products Administration of China under the Regulation on the Supervision and Administration of Medical Devices (2021 Revision);

•        “CT” or “computerized tomography” are to a type of scan that makes use of computer processed combinations of many X-ray images taken from different angles to produce cross-sectional tomographic images of specific areas of a scanned object, which can be used for the examination of multiple diseases;

•        “FTTPS” are to Feitian Treatment Planning Software, our lead product, which is a treatment planning system used for making treatment plans for radioactive particle implantation, which has broad clinical indications for the treatment of multiple malignant solid tumors throughout the body;

•        “Hong Kong” or “HK” are to the Hong Kong Special Administrative Region of the PRC;

•        “Jinruixi” are to Beijing Jinruixi Medical Technology Co., Ltd, a PRC limited liability company incorporated on March 15, 2023, which is wholly owned by Pheton HK;

•        “Medical Auxiliary Supplies” are to supplies used in brachytherapy treatment, such as implant guns, body supporting stents, 3D printing molds, and immobilization devices that hold patients in place, etc.;

•        “MRI” are to magnetic resonance imaging, a type of scan that uses strong magnetic fields and radio waves to produce detailed images of the inside of the body;

•        “oncology” are to a branch of medicine that addresses with the prevention, diagnosis, and treatment of cancer;

•        “ordinary shares” are, collectively, to our Class A and Class B ordinary shares, par value $0.0001 per share;

•        “particle therapy” are to a form of external beam radiation therapy using beams of energetic neutrons, protons, or other heavier positive ions for cancer treatment;

•        “Pheton” and “our Company” are to Pheton Holdings Ltd, our holding company, a Cayman Islands exempted company incorporated in the Cayman Islands on November 2, 2022, and its predecessor;

•        “Pheton BVI” are to Pheton (BVI) Ltd, a limited liability company incorporated in BVI on November 22, 2022, which is wholly owned by Pheton;

•        “Pheton HK” are to Pheton (HK) Limited, a limited liability company incorporated in Hong Kong on December 14, 2022, which is wholly owned by Pheton BVI;

•        “radioactive particle implants” are to one of the techniques used in brachytherapy to deliver radiation to a tumor, in which technique, small radioactive particles or seeds are placed directly into the tumor or the surrounding tissue using a needle or catheter;

•        “radiation therapy” and “radiotherapy” are to a treatment that uses high-energy radiation from x-rays, gamma rays, neutrons, protons, and other sources to kill cancer cells and shrink tumors, which radiation may come from a machine outside the body (external beam radiation therapy), or from radioactive material placed in the body near cancer cells (internal radiation therapy or brachytherapy);

•        “Relevant Jurisdiction” are to a jurisdiction that (i) has a jurisdictional nexus with the issuer or its securities, as determined by the SEC, and (ii) either (a) the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in the jurisdiction, or (b) the SEC determines that, based on material considerations, it is not reasonably possible to obtain or use in an investigation or inspection in the jurisdiction;

•        “RMB” and “Renminbi” are to the legal currency of China;

•        “SEC” are to the U.S. Securities and Exchange Commission;

•        “Selling Shareholders” are, collectively, to MIGHTY (BVI) LTD, DYL (BVI) LTD and ACCELERATION (BVI) LTD, three existing shareholders of our Company that are selling their Class A ordinary shares pursuant to the Resale Prospectus;

•        “Special Resolution” refers to a resolution of a general meeting or a resolution of a meeting of the holders of any class of shares in a class meeting duly constituted in accordance with Pheton’s articles of association, as amended from time to time, in each case passed by a majority of no less than two-thirds of members who (being entitled to do so) vote in person or by proxy at that meeting;

•        “Treatment planning system” or “TPS” are to a system/software used in radiotherapy to pre-plan the actual treatment plan for the patient based on the patient’s diagnostic images, to give the three-dimensional positioning of the tumor, to give the mode of operation of the treatment machine and the corresponding patient’s positional data, and to give other means of correction in the course of dose implementation;

•        “U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States;

•        “U.S. GAAP” are to accounting principles generally accepted in the United States;

•        “we,” “us,” and “our” are to Pheton and/or its consolidated subsidiaries; and

•        “WFOE” are to wholly-foreign owned enterprise.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase additional shares from us. Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus are made at a rate of RMB7.0999 to $1.00, the exchange rate in effect as of December 29, 2023 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be exact arithmetic aggregations or percentages of the figures that precede them.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Class A ordinary shares discussed under the “RISK FACTORS” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of this prospectus and our financial statements and related notes appearing elsewhere in this prospectus, before making an investment decision.

Overview

Pheton Holdings Ltd is a holding company incorporated in the Cayman Islands on November 2, 2022. In 2022, we underwent a series of corporate reorganizations in anticipation of our initial public offering, including incorporation of our company as the listing vehicle, incorporation of our overseas holding companies, and issuance of shares to shareholders of the PRC operating entity, Beijing Feitian Zhaoye Technology Co., Ltd., or Beijing Feitian. See “Corporate History and Structure — Corporate History” for details. As a holding company with no material operations of our own, we conduct our operations through Beijing Feitian, the operating entity in China.

As advised by our PRC counsel, Jingtian & Gongcheng, as of the date of this prospectus, the operations of the PRC operating entity are not subject to the foreign investment restrictions or prohibitions set forth in the “negative list” currently issued by the State Council and foreign investors are allowed to hold 100% equity interests of the PRC operating entity. Therefore, we believe that as of the date of this prospectus, the operations of the PRC operating entity are not restricted or limited by PRC laws and regulations for foreign investment. However, it is uncertain whether the brachytherapy TPS market, in which Beijing Feitian operates, will be subject to the foreign investment restrictions or prohibitions in the future. While our current corporate structure is not a VIE structure and we have no intention to rely on a VIE structure in our PRC operations, if the PRC laws and regulations were to change in the future, such changes may result in adverse changes in our operations, and our Class A ordinary shares may decline significantly in value. For details, see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our corporate structure, corporate governance, and operations” on page 28 of this prospectus.

Under our dual class share structure with different voting rights, our shares are divided into Class A and Class B ordinary shares. Except for voting rights (each Class A ordinary share shall entitle the holder thereof to one vote on all matters subject to vote at general meetings while each Class B ordinary share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings), transfer rights (Class B ordinary shares shall be immediately and automatically converted into a number of Class A ordinary shares based on a one-to-one basis upon any sale, transfer, assignment, or disposition of Class B ordinary shares to a non-affiliate) and conversion rights (each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof but Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances), Class A and Class B ordinary shares rank pari passu with one another and have the same rights, preferences, privileges, and restrictions. Although Class B ordinary shares have super voting power, any rights attached to a class of shares can only be varied, modified or abrogated with no less than two-thirds of the issued shares of that class consent in writing, or with the sanction of a Special Resolution passed at a separate general meeting of the members holding the issued shares of that class. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person or entity which is not an affiliate of such holder, such Class B ordinary share shall be automatically and immediately converted into an equal number of Class A ordinary shares.

The following diagram illustrates our corporate structure, including our subsidiaries, as of the date of this prospectus, and the percentages shown on the following diagram represent percentages of equity ownership.

Pheton Holdings Ltd
(Cayman Islands, 2022)
100%
Pheton (BVI) Ltd
(BVI, 2022)
100%
Pheton (HK) Limited
(Hong Kong, 2022)
100%
Off-Shore
On-Shore
Beijing Jinruixi Medical Technology Co., Ltd
(PRC, 2023)
100%
Beijing Feitian Zhaoye Technology Co., Ltd
(PRC, 1998)

We operate through our PRC operating entity in China, Beijing Feitian, which is a wholly-owned subsidiary of Jinruixi, our wholly foreign-owned enterprise under the PRC law. As of the date of this prospectus, all of our business is conducted by Beijing Feitian.

Beijing Feitian is a healthcare solution provider dedicated to the development and commercialization of treatment software used for brachytherapy, a type of radiotherapy used in treating cancer patients by placing radioactive sources inside the patient that kill cancer cells and shrink tumors. Beijing Feitian’s proprietary TPS product, FTTPS, is designed to promote the efficiency, accuracy, and safety of brachytherapy. FTTPS is an advanced and user-oriented software for treatment planning of a wide variety of malignant tumors, which can determine the target volume, prescription dose, and dose limitation to protect organs at risk (“OARs”) and produce a dose distribution plan for brachytherapy for cancer patients. Beijing Feitian’s operations include the sales of Medical Auxiliary Supplies, such as printed 3D molds, seed implant needles, and computer workstations, etc. However, as of the date of this prospectus, except for burning FTTPS onto CDs, Beijing Feitian does not engage in any other manufacturing activities itself. Instead, we procure other products we sell from third-party suppliers.

For the fiscal years ended December 31, 2022 and 2023, our total revenue was $679,777 and $628,591, respectively. For fiscal years ended December 31, 2022 and 2023, our gross profit was $558,150 and $470,828, respectively, and our gross profit margins were 82.11% and 74.90%, respectively. Beijing Feitian’s revenue was derived from various sources, including (i) sales of FTTPS, and (ii) sales of Medical Auxiliary Supplies. Beijing Feitian’s main focus is on the sales of FTTPS and related services.

We believe the following strengths contribute to our success and differentiate Beijing Feitian from its competitors:

•        Leading TPS provider in China to capture the market opportunity;

•        Formidable entry barrier;

•        Visionary team leader with deep industry experience; and

•        Commitment to quality control.

We intend to accomplish our mission by pursuing the following growth strategies:

•        Enhance our ability to attract, incentivize and maintain good relationships with talented professionals;

•        Continue to invest in research and development;

•        Expand into overseas markets, notwithstanding all of Beijing Feitian’s revenues are presently generated in China; and

•        Create new revenue channels through upgrade services for FTTPS.

Recent PRC Regulatory Developments

On December 28, 2021, 13 government agencies, including the CAC, the National Development and Reform Commission of the PRC (the “NDRC”), and the CSRC, jointly promulgated the Measures for Cybersecurity Review, or the Cybersecurity Review Measures, which came into effect on February 15, 2022 and replaced the original Measures for Cybersecurity Review promulgated on April 13, 2020. The Cybersecurity Review Measures stipulate that if an internet platform operator holding personal information of over one million users and intends to be listed in a foreign country, it must apply to the Cybersecurity Review Office housed in the CAC for cybersecurity review. In addition, the relevant governmental authorities in the PRC may initiate cybersecurity review if such governmental authorities determine that an operator’s cyber products or services or data processing affect or may affect national security. On November 14, 2021, the CAC released the Security Administration Draft and accepted public comments until December 13, 2021. The Security Administration Draft provided that data processors refer to individuals or organizations that autonomously determine the purpose and the manner of processing data. If a data processor that processes personal data of more than one million users would like to list overseas, it shall apply for a cybersecurity review according to the Security Administration Draft. Besides, data processors that are listed overseas shall carry out an annual data security assessment and comply with the relevant reporting obligations.

We currently do not hold personal information of over one million users and we do not expect to have personal information of more than one million users in the foreseeable future, and therefore, we believe that it is not required to apply for cybersecurity review. However, we cannot rule out the possibility that the government agencies may initiate cybersecurity review at their discretion. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.”

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Based on the foregoing, since we did not obtain approval from the SEC for the overseas offering and listing of our Class A ordinary shares on or before March 31, 2023, our PRC counsel is of the view that we are required to complete the filing procedures with the CSRC in connection with such offering and listing. We completed such filing procedures on December 8, 2023, the completion of which was posted on the official website of the CSRC on December 11, 2023. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Any failure on our part to fully comply with further regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our Class A ordinary shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Class A ordinary shares to significantly decline in value or become worthless.

The Overseas Listing Trial Measures provide that an overseas listing or offering is explicitly prohibited, if any of the following are met, that: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller. As of the date of this prospectus, we do not fall under any of the abovementioned circumstances that might prohibit us from overseas offering and listing.

In addition, the Overseas Listing Trial Measures provide that if the issuer meets both of the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies if: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also require subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

The Overseas Listing Trial Measures provide that upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within three (3) working days after the occurrence and public disclosure in the event of any: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The Overseas Listing Trial Measures also provide that where an issuer’s main business undergoes material changes after overseas offering and listing, and is therefore beyond the scope of business stated in the filing documents, such issuer shall submit to the CSRC an ad hoc report and a relevant legal opinion issued by a domestic law firm within three (3) working days after occurrence of the changes. Additionally, the Overseas Listing Trial Measures provide that subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three (3) working days after the offering is completed.

On February 24, 2023, the CSRC promulgated the Confidentiality and Archives Administration Provisions, which also became effective on March 31, 2023. According to the Confidentiality and Archives Administration Provisions, domestic companies that seek overseas offering and listing (either in direct or indirect means) and the securities companies and securities service (either incorporated domestically or overseas) providers that undertake relevant businesses shall institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. They shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Therefore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. The above-mentioned documents and materials that, if leaked, will be detrimental to national security or public interest, the domestic company shall strictly fulfill relevant procedures stipulated by applicable regulations.

Furthermore, a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable regulations. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed. We believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or harming national security and public interest. However, we may be required to perform additional procedures in connection with the provision of accounting archives under the Confidentiality and Archives Administration Provisions.

As of the date of this prospectus, Beijing Feitian has received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the business currently conducted by it in China. As advised by our PRC counsel, other than those requisite for a domestic company in China to engage in businesses similar to ours and the filing procedures with the CSRC as disclosed in this prospectus, Beijing Feitian is not required to obtain any other permission from Chinese authorities including the CSRC, CAC, or any other governmental agency that is required to approve our operating entity’s operations. However, the PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, if Beijing Feitian does not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that Beijing Feitian is required to obtain approval in the future, Beijing Feitian may be subject to investigations by competent regulators, fines or penalties, ordered to suspend its relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in Beijing Feitian’s operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. For details, see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and involve foreign investment in China-based issuers. Additional compliance procedures may be required in connection with this offering under PRC rules, regulations, or policies” on page 25 of this prospectus.

Change in Authorized Share Capital and Share Issuance

On March 23, 2023, the shareholders and board of directors of Pheton adopted unanimous resolutions to re-designate its authorized share capital by creating two classes of shares. Following such re-designation and as of the date of this prospectus, the authorized share capital of Pheton is $50,000 divided into two classes of shares, including (i) 400,000,000 Class A ordinary shares of $0.0001 par value each, and (ii) 100,000,000 Class B ordinary shares of $0.0001 par value each.

On March 23, 2023, we issued (i) 7,668,000 Class B ordinary shares to ZJW (BVI) LTD, (ii) 540,000 Class A ordinary shares to DYL (BVI) LTD, (iii) 972,000 Class A ordinary shares to THEIA INVESTMENT HOLDING (BVI) LTD, (iv) 960,000 Class A ordinary shares to BANYAN (BVI) LTD, (v) 600,000 Class A ordinary shares to MIGHTY (BVI) LTD, (vi) 540,000 Class A ordinary shares to ACCELERATION (BVI) LTD, and (vii) 720,000 Class A ordinary shares to CHENG HOE TAN.

Dividends, Distributions and Transfers

We are a holding company with no material operations of our own and conduct all of our operations through Beijing Feitian. We are permitted under PRC laws and regulations to provide funding to Beijing Feitian only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements. See “RISK FACTORS — Risks Related to Conducting Business in the PRC — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating entity.”

Under our current corporate structure, we rely on dividend payments from Beijing Feitian to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Beijing Feitian generates and retains cash generated from daily operating activities. If Beijing Feitian incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to us. As of the date of this prospectus, there were no cash flows transferred within our organization.

Beijing Feitian is permitted to pay dividends only out of its retained earnings. However, Beijing Feitian is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of Beijing Feitian’s net assets are prohibited from being distributed to its shareholders as dividends. See “REGULATIONS — Regulation on Dividend Distributions.” However, none of our subsidiaries has made any dividends or other distributions to Pheton or any U.S. investors as of the date of this prospectus. See also “RISK FACTORS — Risks Related to Conducting Business in the PRC — We may rely on dividends and other distributions on equity paid by Beijing Feitian to fund any cash and financing requirements we may have, and any limitation on the ability of Beijing Feitian to make payments to us could have a material and adverse effect on our ability to conduct or fund our whole business.”

As of the date of this prospectus, no dividends or other distributions have been made among the Company, its subsidiaries, or to investors; and no cash flows or transfers of other assets by type have occurred among the Company and each of its subsidiaries under any arrangements. We intend to retain all of our available funds and any future earnings after this offering and cash proceeds from overseas financing activities, including this offering, to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to transfer cash out of China, and pay dividends in foreign currencies to our shareholders. There can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China and may adversely affect our business, financial condition and results of operations. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — All of our revenues are generated in the PRC, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.”

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, which, in the case of dividends, will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Dividends payable to our foreign investors and gains on the sale of our shares by our foreign investors may become subject to PRC tax.”

Summary of Risk Factors

An investment in our Class A ordinary shares is subject to a number of risks, including risks relating to the business and operations of Beijing Feitian, risks related to our corporate structure, risks related to doing business in the PRC, and risks related to our Class A ordinary shares and this offering. Our corporate structure and being based in China both pose potential regulatory, liquidity, and enforcement risks to investors. Since the late 1970s, the Chinese government has been developing a comprehensive set of laws and regulations to oversee economic affairs on a broad scale. The cumulative impact of legislative efforts spanning several decades has notably bolstered the safeguards extended to diverse categories of foreign investments within China. Nevertheless, China is still in the ongoing process of refining its legal system, and therefore, our operations in China may involve risks and uncertainties regarding the interpretation and enforcement of laws and that the rules and regulations in China can evolve quickly. Chinese government has authority to influence the operations of Beijing Feitian at any time, and to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could adversely affect Beijing Feitian’s business, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless. You should carefully consider all of the information in this prospectus before making an investment in our Class A ordinary shares. Below please find a summary of the risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 15 of this prospectus.

Risks Relating to Conducting Business in the PRC

We, through our operation of Beijing Feitian, are subject to risks and uncertainties relating to doing business in the PRC, including, but not limited to, the following. For a more detailed discussion, see “RISK FACTORS — Risk Factors Relating to Conducting Business in the PRC” from pages 15 to 32.

•        Our business is dependent on the political, economic, and social conditions in China, and any adverse changes in the policies of the Chinese government or in the laws and regulations in China which are not in favor of us could have material adverse impact on our business, results of operations, and financial condition (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations and financial condition”);

•        While all of our revenues are currently generated in the PRC, we may expand our international presence in the future. However, such expansion would expose us to fluctuations in foreign currency exchange rates, which could adversely affect our financial results. In addition, changes in monetary policy, whether in the PRC or abroad, could also have a negative impact on our financial performance

(see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — All of our revenues are generated in the PRC, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results”);

•        Failure by Beijing Feitian to timely renew its medical device licenses, registration certificates, or business license may adversely affect its reputation, financial conditions, and results of operations (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — If Beijing Feitian fails to timely renew its medical device licenses, registration certificates, or business license, it could adversely affect its reputation, financial conditions, and results of operations”);

•        Recent greater oversight by the Cyberspace Administration of China (CAC) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Recent greater oversight by the Cyberspace Administration of China (CAC) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering”);

•        If Beijing Feitian fails to comply with evolving labor-related laws and regulations, it may face labor disputes or government investigations, leading to potential compensation requirements and adversely affecting its financial conditions and results of operations. This could increase labor costs and subject us to penalties (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Increases in labor costs in the PRC may adversely affect our business and profitability and failure to comply with PRC labor laws may subject us to penalties”);

•        We may be subject to enterprise income tax on our worldwide income if our company or any of our subsidiaries were considered a PRC “resident enterprise” under the PRC EIT Law (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — We may be subject to enterprise income tax on our worldwide income if our company or any of our subsidiaries were considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law”);

•        If we are considered a PRC resident enterprise, dividends and gains from the sale of our Class A ordinary shares by our foreign investors may be subject to PRC taxation, potentially resulting in a decline in the value of their investment (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Dividends payable to our foreign investors and gains on the sale of our shares by our foreign investors may become subject to PRC tax”);

•        Our ability to fund our cash and financing requirements may depend on the dividends and other equity distributions paid by Beijing Feitian. If Beijing Feitian is unable to make payments to us, it could materially and adversely affect our ability to conduct or fund our business operations (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — We may rely on dividends and other distributions on equity paid by Beijing Feitian to fund any cash and financing requirements we may have, and any limitation on the ability of Beijing Feitian to make payments to us could have a material and adverse effect on our ability to conduct or fund our whole business”);

•        Investment regulations in the PRC for offshore companies by PRC residents could result in penalties or liabilities for our PRC-resident beneficial owners or our operating entity, and restrict our ability to inject capital or increase registered capital or profits (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our operating entity to liability or penalties, limit our ability to inject capital into our operating entity or limit its ability to increase its registered capital or distribute profits”);

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating entity (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating entity”);

•        The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China”);

•        The PRC operating entity is subject to significant control and regulation by the Chinese government with respect to its business operations. If the Chinese government imposes further regulations on our operating entity that it cannot effectively comply with, it may lead to a material adverse impact on our operating entity’s business operations and may cause a significant decrease in the value of our Class A ordinary shares (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — The Chinese government exerts substantial influence over the manner in which the PRC operating entity must conduct its business activities. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease”);

•        We are required to complete the filing with the CSRC in order to offer our Class A ordinary shares to foreign investors. (see RISK FACTORS — Risks Relating to Conducting Business in the PRC — We are required to complete the filing with the CSRC in order to offer our Class A ordinary shares to foreign investors in this offering”); and

•        In the event that the PCAOB is unable to conduct required inspections of our auditors under the Holding Foreign Companies Accountable Act, trading of our Class A ordinary shares may be prohibited by the SEC. Such a trading prohibition, or even the threat of one, could have a significant and negative impact on the value of your investment. Moreover, if the PCAOB is unable to conduct inspections of our auditors, investors would be deprived of the valuable benefits that come with such inspections (see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — If the U.S. Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditors as required under the Holding Foreign Companies Accountable Act, the SEC will prohibit the trading of our Class A ordinary shares. A trading prohibition for our Class A ordinary shares, or the threat of a trading prohibition, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections”).

Risks Relating to Our Business and Operations

Beijing Feitian is subject to risks and uncertainties related to its business and operations, including, but not limited to, the following. For more detailed discussion of these risks, see “RISK FACTORS — Risks Relating to Our Business and Operations” from pages 32 to 42.

•        Our business and results of operations will be negatively impacted if FTTPS underperforms or if we fail to meet customers’ demands for additional product features (see “RISK FACTORS — Risks Relating to Our Business and Operations — If FTTPS does not perform as expected, or if we are unable to satisfy customers’ demands for additional product features, our business and results of operations will suffer”);

•        Our ability to succeed in the TPS for brachytherapy market depends on the widespread adoption of radiotherapy and brachytherapy as cancer treatment and gaining market acceptance in the evolving technological landscape, and any shifts in preferences for other oncology therapies could adversely affect our business (see “RISK FACTORS — Risks Relating to Our Business and Operations — Our ability to generate sufficient revenue and achieve growth prospects depends on the widespread adoption of radiotherapy and brachytherapy as cancer treatment, as well as our success in gaining market acceptance in the constantly evolving technological landscape”);

•        Maintaining the quality and safety of our products is critical to our success, and any failure to do so could harm our business, financial condition, and results of operations (see “RISK FACTORS — Risks Relating to Our Business and Operations — Failure to maintain the quality and safety of our products could have a material and adverse effect on our business, financial condition and results of operations”);

•        Intense competition and pricing pressure in the TPS market may make it difficult for Beijing Feitian to achieve significant market penetration. The development of new products or changes in competitors’ pricing techniques may also adversely affect our business, financial condition, and results of operations (see “RISK FACTORS — Risks Relating to Our Business and Operations — Beijing Feitian faces competition from numerous competitors, many of whom have greater resources, which may make it more difficult for us to achieve significant market penetration”);

•        Adverse events related to medical device safety, regulatory investigations, litigation, and liability claims from customers could have a material adverse effect on Beijing Feitian’s financial condition and results of operations (see “RISK FACTORS — Risks Relating to Our Business and Operations — Beijing Feitian may experience significant liability claims or complaints from customers, litigation, and regulatory investigations and proceedings relating to medical device safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations”);

•        Beijing Feitian is exposed to risks related to the cost, quality, and availability of supplies, and disruptions in its supply chain may have an adverse impact on its operations and financial performance (see “RISK FACTORS — Risks Relating to Our Business and Operations — Beijing Feitian faces the risk of fluctuations in the cost, availability, and quality of supplies. A significant interruption in Beijing Feitian’s suppliers and other business partners could also adversely affect our results of operations”);

•        Beijing Feitian’s business, financial condition, and results of operations may be materially and adversely affected if it fails to acquire new customers or retain existing customers in a cost-effective manner, as its businesses are dependent on large customers (see “RISK FACTORS — Risks Relating to Our Business and Operations — Our business is dependent on large customers. If Beijing Feitian fails to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition, and results of operations may be materially and adversely affected”);

•        Beijing Feitian may face intellectual property infringement claims and lawsuits by competitors or third parties that could disrupt our business and have a material adverse effect on our financial condition and results of operations (see “RISK FACTORS — Risks Relating to Our Business and Operations — Beijing Feitian may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations”); and

•        We identified two material weaknesses in Beijing Feitian’s internal control over financial reporting. If we fail to remediate the material weaknesses identified in its internal control over financial reporting or fails to maintain an effective system of internal controls in the future, the company may face difficulties in accurately and timely reporting its financial condition and results of operations, which could adversely affect its business and share price (see “RISK FACTORS — Risks Relating to Our Business and Operations — We identified two material weaknesses in Beijing Feitian’s internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price”).

Risks Relating to Our Corporate Structure and Governance

Investors in our Class A ordinary shares are not purchasing equity securities of Beijing Feitian that has substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Such structure involves unique risks to investors in our Class A ordinary shares, include, but are not limited to the following. For more detailed discussion of these risks, see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance” from pages 42 to 45.

•        As investors in our Class A ordinary shares, you are not purchasing equity securities of our subsidiaries that have substantive business operations in China, but instead are purchasing equity securities of a Cayman Islands holding company (see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — Investors in our Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company”);

•        Because of the significant ownership of our ordinary shares and combined voting powers, our Chief Executive Officer has substantial control over our business, and his interests may differ from our interests or those of other shareholders (see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — Because of the significant ownership of our ordinary shares and combined voting powers, our Chief Executive Officer has substantial control over our business, and his interests may differ from our interests or those of other shareholders”);

•        Certain judgments obtained against us by our shareholders may not be enforceable (see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — Certain judgments obtained against us by our shareholders may not be enforceable”);

•        Due to our incorporation under Cayman Islands law, you may encounter challenges in safeguarding your interests, and your ability to protect your rights through U.S. courts may be limited (see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law”);

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies (see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies”); and

•        We will be a “controlled company” under Nasdaq listing standards, and will be exempted from certain corporate governance requirements. This may mean that investors in our company may not have the same protections as shareholders of companies subject to these requirements (see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — Since we will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements”).

Risks Related to the Class A Ordinary Shares and this Offering

In addition to the risks and uncertainties described above, we are subject to risks relating to our Class A ordinary shares and this offering, include, but are not limited to the following. For more detailed discussion of these risks, see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering” from pages 45 to 56.

•        Our dual class share structure with different voting rights may limit your influence on corporate matters and discourage potential change of control transactions that Class A shareholders may find beneficial (see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — Our dual class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial”);

•        Our dual class share structure with different voting rights may adversely affect the value and liquidity of the Class A ordinary shares (see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — Our dual class share structure with different voting rights may adversely affect the value and liquidity of the Class A ordinary shares”);

•        Due to the large volume of resale shares being offered and the potential for different pricing after the initial fixed price, we may be exposed to risks related to potential price volatility or depreciation for investors in the initial offering (see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — We may experience market price volatility due to the resale of a large volume of Class A ordinary shares”);

•        Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Class A ordinary shares for a return on your investment (see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Class A ordinary shares for a return on your investment”);

•        We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors of our Class A ordinary shares (see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors of our Class A ordinary shares”);

•        If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them (see “RISK FACTORS — Risks Related to the Class A ordinary shares and this Offering — If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them”);

•        Because we are an “emerging growth company” within the meaning of the Securities Act, we may take advantage of certain exemptions from disclosure requirements available to emerging growth companies, and this will make it more difficult to compare our performance with other public companies (see “RISK FACTORS — Risks Related to the Class A ordinary shares and this Offering — Because we are an “emerging growth company” within the meaning of the Securities Act, we may take advantage of certain exemptions from disclosure requirements available to emerging growth companies, and this will make it more difficult to compare our performance with other public companies”);

•        We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements (see “RISK FACTORS — Risks Related to the Class A ordinary shares and this Offering — We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements”);

•        We are a foreign private issuer within the meaning of the rules under the Exchange Act, and we are not subject to certain provisions applicable to U.S. domestic public companies under the rules of the Exchange Act (see “RISK FACTORS — Risks Related to the Class A ordinary shares and this Offering — We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies”); and

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law (see “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law”).

Impact of the COVID-19 Pandemic on Our Operations and Financial Performance

We are closely monitoring the COVID-19 pandemic. COVID-19 has spread to many countries and has been declared by the World Health Organization (WHO) to be a pandemic, resulting in actions from national and local governments that have significantly affected virtually all facets of the PRC and global economies. The PRC government has implemented enhanced screenings, quarantine requirements and travel restrictions in connection with the COVID-19 pandemic from early 2020 through the end of 2022. These measures have directly affected our operations. For example, Beijing Feitian planned to expand its sales of FTTPS to the Southeast Asian market. However, due to the travel restrictions set by the PRC government and the imposition of quarantines, Beijing Feitian terminated its expansion plan.

Since December 2022, the PRC government has been lifting restrictive policies previously adopted to control the spread of COVID-19, leading to a surge in cases. In late 2022, Beijing Feitian experienced a temporary disruption to its operations as many employees were infected with COVID-19, limiting our sales team’s capacity to pursue opportunities and secure clients seeking customized solutions. This, in turn, affect Beijing Feitian’s ability to enter into contracts with higher average prices in the following months. As a result, for the year ended December 31, 2023, the average contract price and revenue from FTTPS was adversely affected, decreasing by approximately 45.36% and 8.87%, respectively, compared to the year ended December 31, 2022. See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS — Comparison of Results of Operations for the Fiscal Years Ended December 31, 2022 and 2023 — Revenue” for more details.

As of the date of this prospectus, we have generated all of our revenues from China. The spread of COVID-19 pandemic in China has caused Beijing Feitian to modify its business practices, including reducing travel and conducting virtual meetings, events and conferences, and adopting social distancing measures. However, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and any COVID-19 variants, the related travel advisories and restrictions, the overall impact of the COVID-19 pandemic on the global economy and capital markets, and the efficacy of COVID-19 vaccines, which may also take extended time to be widely and adequately distributed, all of which remain highly uncertain and unpredictable.

Starting from January 8, 2023, among other changes, China no longer conducts nucleic acid tests and centralized quarantines for all inbound travelers, and measures to control the number of international passenger flights were lifted. Our business operation has gradually stabilized since the second half of 2023. However, there remain uncertainties as to the future impact COVID-19 and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

See “RISK FACTORS — Risks Relating to Our Business and Operations — Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impact of COVID-19 Outbreak.”

Corporate Information

Our registered office is situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands. The principal executive address of Beijing Feitian is Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, China. The telephone number at our principal executive office is +86 010-84817665. Our corporate website is http://www.ftzy.com.cn/. The information on our corporate website is not part of, and is not incorporated by reference into, this prospectus.

Investor inquiries should be directed to us at the address and telephone number of our principal executive offices set forth above. Our agent for service of process in the United States is Cogency Global Inc.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. We:

•        may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•        are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives, and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

•        are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 until our second annual report on Form 20-F;

•        are not required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

•        are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

•        are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the preceding three-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

We are also considered a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•        the requirement to comply with Regulation FD, which restricts selective disclosure of material information;

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find our shares less attractive, which may result in a less active trading market for our shares or more volatility in the price of our shares.

THE OFFERING

Securities being offered:	2,250,000 Class A ordinary shares on a firm commitment basis.
Offering price:	The initial public offering price is $4.00 per Class A ordinary share.
Number of Class A ordinary shares outstanding before the offering:	4,332,000 Class A ordinary shares.
Number of Class A ordinary shares outstanding after the offering:	6,582,000 Class A ordinary shares, (or 6,919,500 Class A ordinary shares if the underwriters exercise their option to purchase additional shares in full).
Use of proceeds:

We expect that we will receive net proceeds of approximately $6,830,000 from this offering, based on the initial public offering price of $4.00 per share, after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use approximately 30% for research and development, technology upgrade; approximately 30% for market expansion; approximately 20% for improve internal control and operation system; and approximately 20% for supplement liquidity. See “USE OF PROCEEDS” for more information.

Over-Allotment Option:

We have granted to the underwriters an option, exercisable within 45 days from the effective date of this prospectus, to purchase up to an aggregate of 337,500 additional Class A ordinary shares at the initial public offering price.

Lock-up agreements:

We have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Class A ordinary shares or similar securities for a period ending three months after the completion of this offering. Furthermore, all of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Class A ordinary shares or securities convertible into or exercisable or exchangeable for our Class A ordinary shares for a period of six months from the date of this offering. See “SHARES ELIGIBLE FOR FUTURE SALE” and “UNDERWRITING” for more information.

Controlled company:

Following the completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. See “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance.”

Voting Rights:	Each ordinary share is entitled to one vote.
Dividend policy:

We do not anticipate paying any cash dividends to holders of our Class A ordinary shares or our Class A ordinary shares representing our Class A ordinary shares in the foreseeable future. See “DIVIDEND POLICY” for additional information.

Risk factors:	See “RISK FACTORS” for a discussion of factors that you should consider carefully before deciding whether to purchase shares of our Class A ordinary shares.
Listing:	Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market under the symbol “PTHL.”
Transfer agent and registrar:	VStock Transfer, LLC

RISK FACTORS

An investment in our Class A ordinary shares involves a high degree of risk. Before deciding whether to invest in our Class A ordinary shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Class A ordinary shares to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Class A ordinary shares if you can bear the risk of loss of your entire investment.

Risks Relating to Conducting Business in the PRC

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations and financial condition.

All of our revenues were derived in China, and all of our operations are conducted in China through Beijing Feitian. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

In addition, the healthcare and medical device industry historically has experienced cyclical fluctuations in financial results due to economic recessions, downturns in the business cycles of customers, interest rate fluctuations, and other economic factors beyond our control. The COVID-19 pandemic has resulted in the severe disruption of social and economic activities in China. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economics and political policies and the expected or perceived overall economic growth rate in China. Deterioration in the economic environment subjects our business to various risks, which may have a material and adverse impact on our operating results and cause Beijing Feitian to not reach its long-term growth goals.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2021. A downturn in the economy could affect the discretionary spending power of customers and, in turn, depress the number of orders for Beijing Feitian’s products and services. Any adverse changes in the policies of the Chinese government or in the laws and regulations in China could also have a material adverse effect on the overall economic growth of China, and adversely affect Beijing Feitian’s operation. As a result, changes in economic conditions and government policies could adversely affect our business and results of operations, lead to reduction in demand for our services and adversely affect our competitive position.

All of our revenues are generated in the PRC, but an increase of our international presence could expose us to fluctuations in foreign currency exchange rates, or a change in monetary policy may harm our financial results.

Our functional currency and the reporting currency of the PRC entities is the Renminbi. Currently, all our revenue comes from our operations through Beijing Feitian within the PRC. However, if we expand our international presence in the future, we could face exposure to foreign currency exchange rate fluctuations. As of the date of this prospectus, Beijing Feitian has not entered into agreements with any foreign entities outside the PRC in this regard. Nonetheless, any future expansion into international markets may expose us to the impact of exchange rate variations. These fluctuations can be influenced by various factors, including governmental policies and domestic and international economic and political developments. If our non-Chinese revenues increase substantially in the future, any significant change in the value of the currencies of the countries in which we do business against the Renminbi could adversely affect our financial condition and results of operations due to translational and transactional differences in exchange rates.

We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the amount of our revenues that will be generated in other countries, the variability of currency exposures, and the potential volatility of currency exchange rates. We do not take actions to manage our foreign currency exposure, such as entering into hedging transactions.

If Beijing Feitian fails to timely renew its medical device licenses, registration certificates, or business license, it could adversely affect its reputation, financial conditions, and results of operations.

Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, promulgated on July 30, 2014 and came into effect on October 1, 2014, amended on March 10, 2022, and which amendment came into effect on May 1, 2022, filing and licensing are not required for the operation of Class I medical devices. Pursuant to the Administrative Measures on the Operation Supervision of Medical Devices, operators engaged in the operation of Class II medical devices are subject to filing administration and will receive a Class II medical device operation filing certificate upon satisfaction of filing requirement and no pre-approval of the authorities is needed (the “Class II Medical Device Operation Filing Certificate”). Operators engaged in the operation of Class III medical devices are subject to pre-approval licensing administration and will a receive medical device operation license upon the authorities’ approval (the “Class III Medical Device Operation License”). A Class III Medical Device Operation License is valid for five years and may be renewed within 90 to 30 working days prior to the expiration date. The renewed Class III Medical Device Operation License will be valid for five years. A Class II Medical Device Operation Filing Certificate will be effective in the long term until it is revoked or canceled by the issuing authorities. In addition, Chinese companies also need to apply for and obtain business licenses (the “Business License”) before conduct any business activities.

As of the date of this prospectus, Beijing Feitian has received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China. Such licenses and permissions include a Business License, Class II Medical Device Operation Filing Certificate, Class III Medical Device Operation License, Class I Medical Device Production Record Certificate, and Class III Medical Device Production License. See “BUSINESS — Licenses and Certificates” for details. Beijing Feitian plans to apply to renew its certificates and licenses in a timely manner before the respective expiration dates.

As of the date of this prospectus, no event which could cause these certificates or licenses to be revoked or canceled has occurred. However, we cannot assure you that certificates or licenses Beijing Feitian relies its business on will not be revoked or canceled in the future, and we cannot guarantee that our application for renewal will be timely granted. If Beijing Feitian fails to maintain effective certificates and licenses for selling and production of its products, or if Beijing Feitian fails to maintain its business licenses, it could adversely affect our and Beijing Feitian’s reputation, financial conditions and results of operations.

Uncertainties in the interpretation and enforcement of PRC laws and regulations and changes in policies, rules, and regulations in China, which may be quick with little advance notice, could limit the legal protection available to you and us.

The PRC legal system is a civil law system based on written statutes. Prior court decisions are encouraged to be used for reference but it remains unclear to what extent the prior court decisions may impact the current court ruling as the encouragement policy is new and there is limited judicial practice in this regard. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The legislation over the past three decades has significantly increased the protection afforded to various forms of foreign or private-sector investment in China. Beijing Feitian is subject to various PRC laws and regulations generally applicable to companies in China. Although the PRC legal system is evolving rapidly, its current slate of laws may not be sufficient to cover all aspects of the economic activities in China, including such activities that relate to or have an impact on our business. Implementation and interpretations of laws, regulations and rules are not always undertaken in a uniform matter and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since the PRC legal system is based on written statutes and legal interpretations by the Standing Committee of the National People’s Congress, and the PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the PRC legal system than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies, internal rules, and regulations that may have retroactive effect and may change quickly with little advance notice. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property), and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

Recent greater oversight by the Cyberspace Administration of China (CAC) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, data processing operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. According to the Cybersecurity Review Measures, a cybersecurity review assesses potential national security risks that may be brought about by any procurement, data processing, or overseas listing. The Cybersecurity Review Measures further requires that CIIOs and data processing operators that possess personal data of at least one million users must apply for a review by the Cybersecurity Review Office of the PRC before conducting listings in foreign countries. On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021 version), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021 version) require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As advised by our PRC counsel, Jingtian & Gongcheng, as of the date of this prospectus, we are not subject to cybersecurity review with the CAC under the Measures for Cybersecurity Review (2021 version), since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Review (2021 version). On November 14, 2021, the CAC published the Security Administration Draft, which provides that the data processor shall apply for a cybersecurity review in compliance with relevant national regulations if it conducts the following activities, including (i) a merger, reorganization, or division to be conducted by an Internet platform operator who has amassed a substantial amount of data resources that concern national security, economic development or the public interest, which will or may impact national security; (ii) an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals; (iii) an initial public offering in Hong Kong to be conducted by a data processor, which will or may impact national security; or (iv) other data processing activities that will or may have an impact on national security. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC, and we have not received any warning, sanction or penalty in such respect. However, the Measures for Cybersecurity Review (2021 version) was recently adopted and, therefore, it is uncertain how it will be enacted, interpreted or implemented, and how it will affect us. Since these regulatory actions are new or have not been formally enacted, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, or our ability to accept foreign investments and list on a U.S. exchange. As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, there is no assurance that we would be able to pass such review in relation to this offering in a timely manner or at all. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any non-compliance with the related laws and regulations may result in fines or other penalties against us, which may have material adverse effect on our business, financial condition or results of operations.

Under PRC laws and regulations, personal information collected, shared, and used in Beijing Feitian’s operations is likely to be deemed held by Beijing Feitian. As of the date of this prospectus, Beijing Feitian’s software has been operated offline without the provision of network or cloud services, and Beijing Feitian has not collected customers’ data. Beijing Feitian has not experienced any material breach of its system or cybersecurity measures as of the date of this prospectus. Despite the fact that personal information collected by Beijing Feitian’s customers and shared with Beijing Feitian may subject Beijing Feitian to cybersecurity review, we believe it remains unlikely to be required, as the number of users whose personal information are collected is unlikely to reach the threshold of one million in the foreseeable future. Beijing Feitian has not been considered as an “operator of critical information infrastructure” by competent authority, nor has it been informed by any PRC governmental authority of any requirement that Beijing Feitian files for a cybersecurity review.

As of the date of this prospectus, we have not received any notice from any authorities identifying Beijing Feitian as CIIOs or requiring us to go through cybersecurity review or network data security review by the CAC, and we have not received any investigation, warning, sanction or penalty in such respect. As the Cybersecurity Review Measures became effective and if the Security Administration Draft is enacted as proposed, we believe that the operations of Beijing Feitian and our listing will not be affected and that we are not subject to cybersecurity review or network data security review by the CAC, given that: (i) as companies that mainly manufacture and sell medical devices, the PRC operating entity is unlikely to be classified as CIIOs by the PRC regulatory agencies; (ii) Beijing Feitian makes substantially all of its sales through physical distributions and does not own any online store, and it does not collect personal data of customers who use its software; as a result, Beijing Feitian possess personal data of fewer than one million individual clients in its business operations of selling offline software as of the date of this prospectus. There remains uncertainty, however, as to how the Cybersecurity Review Measures and the Security Administration Draft will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the Cybersecurity Review Measures and the Security Administration Draft. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we or Beijing Feitian will not be subject to cybersecurity review and network data security review in the future. During such reviews, we may be required to suspend our operation or experience other disruptions to our operations. Cybersecurity review and network data security review could also result in negative publicity with respect to our Company and diversion of our managerial and financial resources, which could materially and adversely affect our business, financial conditions, and results of operations.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Class A ordinary shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Class A ordinary shares.

Increases in labor costs in the PRC may adversely affect our business and profitability and failure to comply with PRC labor laws may subject us to penalties.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage levels for Beijing Feitian’s employees have also increased in recent years. Beijing Feitian expects that its labor costs, including wages and employee benefits, will continue to increase.

In addition, Beijing Feitian has been subject to stricter regulatory requirements with respect to labor contracts with its employees and the payment of various statutory employee benefits, including pensions, housing fund deposits, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of its employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law” that became effective in January 2008 and its amendments that became effective in July 2013 and its implementing rules that became effective in September 2008, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that Beijing Feitian decides to terminate some of its employees or otherwise change its employment or labor practices, the Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

Companies operating in China are required to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of employees up to a maximum amount specified by the local government from time to time at locations where the employees are based. In the past, Beijing Feitian did not make full contributions to social insurance and housing provident funds for its employees. Starting from July 2024 and as of the date of this prospectus, Beijing Feitian has paid full contributions to social insurance and housing provident funds for its employees. In the event that Beijing Feitian fails to make full contributions to social insurance and to comply with applicable PRC labor-related laws regarding housing funds, Beijing Feitian could be subject to late payment penalties and other fines or labor disputes, and Beijing Feitian could be required to make up the contributions for these plans, which could adversely affect our financial condition and results of operations. As of the date of this prospectus, Beijing Feitian has not received any notice or demand from any relevant authority of the PRC government.

The interpretation and implementation of labor-related laws and regulations are still constantly evolving, which may be further amended from time to time. Due to the constant evolution of the labor-related laws, we cannot assure you that our current employment practices will not violate any future labor-related laws and regulations in China, which may subject Beijing Feitian to labor disputes or government investigations. If Beijing Feitian is deemed to have violated relevant labor laws and regulations, it could be required to provide additional compensation to its employees, and our business, financial condition and results of operations could be materially and adversely affected.

Beijing Feitian has not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “REGULATIONS — Regulations relating to Employment and Social Welfare — Regulations on Social Insurance and Housing Provident Fund.” Commencing July 2024 and as of the date of this prospectus, Beijing Feitian has made adequate social insurance and housing fund contributions for all its employees. If Beijing Feitian fails to made adequate social insurance and housing fund contributions in the future, according to the Social Insurance Law, it may be required to make up the social insurance contributions as well as to pay late fees at a rate of 0.05% per day of the outstanding amount for each day of delay. For failure to make the adequate housing provident fund contributions, Beijing Feitian may be ordered by the competent authorities to make such contributions within the prescribed time and any delay in doing so may subject Beijing Feitian to a court order to make up the contributions. As of the date of this prospectus, Beijing Feitian has not received any notice or demand from any other relevant authority of the PRC government, and Beijing Feitian has not been subject to any administrative penalties, material litigation or legal proceedings, or notifications of any material employee complaints, labor disputes with respect to social insurance and housing provident fund contributions. Given the situations detailed above, the Company believes the probability of such requirements is remote. Beijing Feitian expects to comply as necessary and pay any shortfall within a prescribed time period if demanded by the relevant government authorities and make contributions to social insurance for all employees when required. Nevertheless, should Beijing Feitian be required to make full contributions to the social insurance and/or housing funds in the future, and is subject to late fees and\or fines pertaining to underpaid employee benefits, our financial condition and results of operations may be adversely affected.

Failure to keep up with the changes in domestic industry policies or standards could have a material and adverse effect on our reputation, financial condition, and results of operations.

The treatment planning system and Medical Auxiliary Supplies Beijing Feitian sells are closely related to human health, which is subject to strict supervision by relevant PRC authorities. The related national government authorities have issued a series of regulatory guidelines and industry policies to ensure the healthy development of the industry. In recent years, as China further deepens the reform of its medical and health system, relevant government departments have successively implemented a series of regulations and policies regarding industry standards, bidding, price formation mechanisms, circulation systems and other related fields, which have had a wide and profound impact on the livelihood and development of pharmaceutical companies.

In April 2016, the General Office of the State Council issued the Notice on Key Tasks for Deepening the Reform of the Pharmaceutical and Healthcare System in 2016, proposing to encourage the implementation of the “two-invoice system” in pilot cities for comprehensive reform of public hospitals. In December 2016, the Medical Reform Office of the State Council promulgated the Opinions on the Implementation of the “two-invoice system” in Drug Procurement by Public Medical Institutions (for trial implementation), which means that the “two invoice system” has been officially launched and will be further promoted nationwide. Under the “two-invoice system,” invoices are issued once when pharmaceutical products are sold from manufacturers to wholesalers. Then, invoices are issued again when wholesalers resell the products to hospitals. This is aimed at shortening the circulation links and reducing hospital procurement costs. Under the “two-invoice system,” consumable products manufacturers with brand recognition and economies of scale could increase their coverage of terminals. At the same time, the “two-invoice system” also presents consumable products manufacturers with higher requirements for the construction and optimization of marketing channels. Manufacturers will need to grow their marketing teams, expand sales networks and improve refined service capabilities.

The deepening of the reform of the domestic healthcare industry and the strengthening of supervision may affect our business plan and profitability in the domestic market. If Beijing Feitian fails to adapt to the changes in industry policies timely, it could materially and adversely affect their business, financial condition, and results of operations.

We may be subject to enterprise income tax on our worldwide income if our company or any of our subsidiaries were considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law.

Under the EIT Law, and its implementation rules, enterprises established outside of China with “de facto management bodies” within China are considered a “resident enterprise” and will be subject to enterprise income tax, or EIT, at a rate of 25% on their worldwide income. The implementation rules under EIT define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the production, operation, personnel, accounting and properties of an enterprise.” The State Administration of Taxation of the PRC, or SAT promulgated the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. On July 27, 2011, SAT issued the Measures for Administration of Income Tax of Chinese Controlled Resident Enterprises Incorporated Overseas (Trial), or Circular 45, to supplement Circular 82 and other tax laws and regulations. Circular 45 clarifies certain issues relating to resident status determination. Although Circular 82 and Circular 45 apply only to offshore enterprises controlled by PRC enterprises or PRC group companies and not those controlled by PRC individuals or foreigners, the determining criteria set forth in Circular 82 and Circular 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals or foreign enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in the PRC; and (iv) at least 50% of voting board customers or senior executives habitually reside in the PRC.

We believe that neither our company nor our subsidiaries are PRC resident enterprises for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company or any of our subsidiaries are PRC resident enterprises for enterprise income tax purposes, our company or any of our subsidiaries would be subject to PRC enterprise income tax on our worldwide income at the rate of 25%. Furthermore, our company or any of our subsidiaries would be required to withhold a 10% tax from dividends our company or any of our subsidiaries pay to shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of ordinary shares, if such income is treated as sourced from within the PRC. Furthermore, if our company or any of our subsidiaries are deemed as PRC resident enterprises, dividends paid to their non-PRC individual shareholders and any gain realized on the transfer of the ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of us would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the ordinary shares.

Dividends payable to our foreign investors and gains on the sale of our shares by our foreign investors may become subject to PRC tax.

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, including those registered in the Cayman Islands, which do not have an establishment or place of business in China or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within China. Similarly, any gain realized on the transfer of our Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within China.

If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares, and any gain realized from the transfer of our Class A ordinary shares, would be treated as income derived from sources within China and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of our Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we, Pheton BVI, or Pheton HK are considered to be PRC resident enterprises, it is unclear whether holders of our Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our Class A ordinary shares by such investors, are deemed as income derived from sources within China and thus are subject to PRC tax, the value of your investment in our Class A ordinary shares may decline significantly.

We may rely on dividends and other distributions on equity paid by Beijing Feitian to fund any cash and financing requirements we may have, and any limitation on the ability of Beijing Feitian to make payments to us could have a material and adverse effect on our ability to conduct or fund our whole business.

We are a Cayman Islands holding company and conduct all of our business through Beijing Feitian. We rely principally on dividends and other distributions on equity from Beijing Feitian for our cash and financial requirements we may incur.

The ability of Beijing Feitian to distribute dividends is based upon its distributable earnings. Current PRC regulations permit Beijing Feitian to pay dividends to its shareholders only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. If Beijing Feitian incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments to us. Any limitation on Beijing Feitian’s ability to distribute dividends or other payments to its shareholders could materially and adversely limit our ability to make investments or acquisitions that could be beneficial to our whole business, pay dividends or otherwise fund our business.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our operating entity to liability or penalties, limit our ability to inject capital into our operating entity or limit its ability to increase its registered capital or distribute profits.

In July 2014, the State Administration of Foreign Exchange of the PRC, or SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our operating entity, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit its ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating entity.

We are an offshore holding company with all of our operations conducted in China through Beijing Feitian. We may make loans to our PRC subsidiaries, subject to the approval, registration, and filing with governmental authorities and limitations of amount, or we may make additional capital contributions to Jinruixi as our wholly foreign-owned subsidiary in China. Any loans to wholly foreign-owned subsidiaries or operating entities in China are treated as foreign-invested enterprises under PRC law, and are subject to foreign exchange loan registrations with the NDRC, and SAFE or its local branches.

Any funds we transfer to Beijing Feitian, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign investors in China, capital contributions to wholly foreign-owned subsidiaries or PRC operating entities are subject to submission of information to and registration with certain PRC government authorities, including MOFCOM or its local counterparts and the State Administration of Market Regulation (“SAMR”) through its Enterprise Registration System, the National Enterprise Credit Information Publicity System and the local counterpart of SAFE. In addition, any foreign loan procured by those PRC operating entities cannot exceed statutory limits and is required to be registered with SAFE or its respective local branches.

On March 30, 2015, the SAFE promulgated the Circular on Reforming the Management Approach Regarding the Foreign Exchange Capital Settlement of Foreign-Invested Enterprises, or SAFE Circular 19, which took effect on June 1, 2015, and amended in December 2019 and in March 2023. SAFE Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capitals of foreign investors and allows foreign investors to settle their foreign exchange capital at their discretion, but continues to prohibit foreign investors from using the Renminbi fund converted from their foreign exchange capital for expenditure beyond their business scopes, providing entrusted loans or repaying loans between nonfinancial enterprises. The SAFE issued the Circular on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or SAFE Circular 16, effective in June 2016 and amended in December 2023. Pursuant to SAFE Circular 16, enterprises registered in China may also convert their foreign debts from foreign currency to Renminbi on a self-discretionary basis. SAFE Circular 16 provides an integrated standard for conversion of foreign exchange under capital account items (including but not limited to foreign currency capital and foreign debts) on a self-discretionary basis which applies to all enterprises registered in China. SAFE Circular 16 reiterates the principle that Renminbi converted from foreign currency-denominated capital of a company may not be directly or indirectly used for purposes beyond its business scope or prohibited by PRC laws or regulations, while such converted Renminbi shall not be provided as loans to its non-affiliated entities. As this circular is relatively new, there remains uncertainty as to its interpretation and application and any other future foreign exchange related rules. Violations of these Circulars could result in severe monetary or other penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to use Renminbi converted from the proceeds to be received from this public offering, to invest in or acquire any other PRC companies through our operating entity, which may adversely affect our business, financial condition and results of operations.

On October 23, 2019, the SAFE promulgated the Notice of the State Administration of Foreign Exchange on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which was amended in December 2023, which, among other things, allows all foreign-invested companies to use Renminbi converted from foreign currency-denominated capital for equity investments in China, as long as the equity investment is genuine, does not violate applicable laws, and complies with the negative list on foreign investment. However, since the SAFE Circular 28 is newly promulgated, it is unclear how SAFE and competent banks will carry this out in practice.

In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (1) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (2) directly or indirectly used for investment in securities or other investment and wealth management (except for wealth management products and structured deposits with risk ratings not higher than Level 2), unless otherwise expressly stipulated; (3) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (4) the purchase of residential properties not for self-use (except for enterprises engaged in real estate development and operation, and real estate leasing and operation).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans or future capital contributions by us to Beijing Feitian. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our whole business.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by our offshore subsidiaries.

On February 3, 2015, the State Administration of Taxation, or the SAT, issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. We may be subject to filing obligations or taxed if we are transferor in such transactions, and may be subject to withholding obligations if we are transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in us by investors who are non-PRC resident enterprises, Beijing Feitian may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission (the “SASAC”), the State Administration of Taxation (the “SAT”), the State Administration of Industry and Commerce (the “SAIC”), the CSRC, and the SAFE, jointly adopted the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The M&A Rules and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that shall obtained an approval from MOFCOM, in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles. See “Regulation — M&A Rules and Regulation on Overseas Listings.”

In the future, we may grow our business by acquiring businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions, if required, could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

Moreover, the Anti-Monopoly Law requires that MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and involve foreign investment in China-based issuers. Additional compliance procedures may be required in connection with this offering under PRC rules, regulations, or policies.

The M&A Rules also include, among other things, provisions that purport to require that an offshore special purpose vehicle formed for the purpose of an overseas listing of securities in a PRC company obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, Jingtian & Gongcheng, that the CSRC approval is not required in the context of this offering because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings under the prospectus are subject to the M&A Rules; and (ii) our PRC subsidiary, Jinruixi, was established by means of foreign direct investment rather than by merger with or acquisition of PRC domestic companies as defined under the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and the opinion of our PRC counsel is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. Since this document is relatively new, uncertainties still exist regarding how soon legislative or administrative regulation-making bodies will respond, what, if any, existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, and the potential impact such modified or new laws and regulations will have on our Chinese operations.

Further, the Chinese government continues to exert more oversight and control over Chinese firms. On July 2, 2021, the Chinese cybersecurity regulator announced that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s application be removed from smartphone application stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, Chinese Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and BOSS Zhipin of Kanzhun Limited (Nasdaq: BZ). On July 24, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly released the Guidelines for Further Easing the Burden of Excessive Homework and Off-campus Tutoring for Students at the Stage of Compulsory Education, pursuant to which foreign investment in such firms via mergers and acquisitions, trusteeship, franchise chains, and variable interest entities are banned from this sector.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. At a press conference held for these new regulations, officials from the CSRC clarified that the domestic companies that have already been listed overseas on or before the effective date of the Overseas Listing Trial Measures shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filling procedures immediately, and they shall be required to file with the CSRC when subsequent matters such as refinancing are involved. Further, according to the officials from the CSRC, domestic companies that have obtained approval from overseas regulatory authorities or securities exchanges for their indirect overseas offering and listing prior to the effective date of the Overseas Listing Trial Measures but have not yet completed their indirect overseas issuance and listing, are granted a six-month transition period from March 31, 2023. Those who complete their overseas offering and listing within such six months are deemed as Existing Issuers. Within such six-month transition period, however, if such domestic companies need to reapply for offering and listing procedures to the overseas regulatory authority or securities exchanges, or if they fail to complete their indirect overseas issuance and listing, such domestic companies shall complete the filling procedures with the CSRC. Based on the foregoing, since we did not obtain approval from the SEC for the overseas offering and listing of our Class A ordinary shares on or before March 31, 2023, our PRC counsel is of the view that we are required to complete the filing procedures with the CSRC in connection with such offering and listing. We completed such filing procedures on December 8, 2023, the completion of which was posted on the official website of the CSRC on December 11, 2023. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. Also see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — We are required to complete the filing with the CSRC in order to offer our Class A ordinary shares to foreign investors in this offering” on page 27 for more details as to risks related to our compliance of the Overseas Listing Trial Measures. On July 7, 2022, the Outbound Data Transfer Security Assessment Measures formally promulgated, which became effective from September 1, 2022. The Outbound Data Transfer Security Assessment Measures stipulate the circumstances under which security assessment of outbound data transfers should be declared, including: (i) outbound transfer of important data, which means any data, the tampering, damage, leakage, or illegal acquisition or use of which, if it happens, may endanger national security, the operation of the economy, social stability, public health and security, by a data processor; (ii) outbound transfer of personal information by a critical information infrastructure operator or a personal information processor who has processed the personal information of more than 1,000,000 people; (iii) outbound transfer of personal information by a personal information processor who has made outbound transfers of the personal information of 100,000 people cumulatively or the sensitive personal information of 10,000 people cumulatively since 1 January of the previous year; or (iv) other circumstances in which an application for the security assessment of an outbound data transfer is required as prescribed by the national cyberspace administration authority. On November 14, 2021, the CAC published the Administrative Regulations on Internet Data Security (Draft for Comment), or the “Security Administration Draft,” which reiterates that data handlers that process the personal information of more than one million users listing in a foreign country should apply for a cybersecurity review. On December 28, 2021, the Cybersecurity Review Measures (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than 1,000,000 users which seeks to list in a foreign stock exchange should be subject to cybersecurity review. The Cybersecurity Review Measures (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data, or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exiting the country; and (ii) the risk of critical information infrastructure, core data, important data, or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. We do not believe we apply for a cybersecurity review according to the relevant measures; however, the Cybersecurity Review Measures (2021 version) was recently adopted, the Security Administration Draft is in the process of being formulated, and we do not know what regulations will be adopted or how such regulations will affect us and our continued listing on Nasdaq. As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to this offering. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have a material adverse effect on our business, financial condition or results of operations. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC or related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect.

Beijing Feitian is not operating in an industry that prohibits or limits foreign investment, but our business is subject to various government regulations and regulatory interference. As of the date of this prospectus, Beijing Feitian has received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include Business License, Class II Medical Device Operation Filing Certificate, Class III Medical Device Operation License, etc. As a result, as advised by our PRC counsel, other than those requisite for a domestic company in China to engage in the businesses similar to ours and the filing procedures with the CSRC as disclosed in this prospectus, Beijing Feitian is not required to obtain any other permission from Chinese authorities including the CSRC, CAC or any other governmental agency that is required to approve our operating entity’s operations. However, the PRC government may take actions to exert more oversight and control over offerings by China-based issuers conducted overseas and/or foreign investment in such companies, if Beijing Feitian does not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that Beijing Feitian is required to obtain approval in the future, Beijing Feitian may be subject to investigations by competent regulators, fines or penalties, ordered to suspend its relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in Beijing Feitian’s operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

We are required to complete the filing with the CSRC in order to offer our Class A ordinary shares to foreign investors in this offering.

According to the Overseas Listing Trial Measures and relevant supporting guidelines (collectively, the “New Overseas Listing Rules”), (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure to the CSRC; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and where an issuer makes an application for initial public offering and listing in an overseas market, the issuer shall submit filings with the CSRC within three business days after such application is submitted. The New Overseas Listing Rules further require Chinese domestic enterprises to complete filings with relevant governmental authorities and report related information under certain circumstances, such as: (1) an issuer making an application for initial public offering and listing in an overseas market; (2) an issuer making an overseas securities offering after having been listed on an overseas market; and (3) a domestic company seeking an overseas direct or indirect listing of its assets through single or multiple acquisition(s), share swap, transfer of shares or other means. The required filing scope is not limited to the initial public offering, but also includes subsequent overseas securities offering, single or multiple acquisition(s), share swap, transfer of shares or other means to seek an overseas direct or indirect listing and a secondary listing or dual major listing of issuers already listed overseas. If a domestic company fails to complete the required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as orders to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

Furthermore, according to the Overseas Listing Trial Measures, an overseas offering and listing is prohibited under any of the following circumstances:(1) if the intended securities offering and listing falls under specific clauses in national laws and regulations and relevant provisions prohibiting such financing activities; (2) if the intended securities offering and listing in an overseas market may endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law; (3) if, in the past three years, the domestic company or its controlling shareholders and actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) the domestic company is currently under judicial investigation for suspicion of criminal offenses or under investigation for suspicion of major violations, and no clear conclusion has been reached; (5) if there are material ownership disputes over equity held by the controlling shareholder or by shareholders under the control of the actual controllers. As of the date of this prospectus, we do not fall under any of the abovementioned circumstances that might prohibit us from overseas offering and listing.

According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or the CSRC Notice, the domestic companies that have already been listed overseas before the effective date of the Overseas Listing Trial Measures (i.e. March 31, 2023) shall be deemed as the Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings.

Since we did not obtain approval from the SEC for the overseas offering and listing of our Class A ordinary shares on or before March 31, 2023, our PRC counsel is of the view that we are required to complete the filing procedures with the CSRC in connection with such offering and listing. We completed such filing procedures on December 8, 2023, the completion of which was posted on the official website of the CSRC on December 11, 2023. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. As the Overseas Listing Trial Measures were newly published, there exists uncertainty with respect to the filing requirements and their implementation. Any failure or perceived failure of us to fully comply with such new regulatory requirements could significantly limit or completely hinder our ability to offer or continue to offer securities to investors, cause significant disruption to our business operations, and severely damage our reputation, which could materially and adversely affect our financial condition and results of operations and could cause the value of our securities to significantly decline or be worthless.

Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our corporate structure, corporate governance, and operations.

On March 15, 2019, the PRC National People’s Congress approved the PRC Foreign Investment Law, which came into effect on January 1, 2020 and replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, and the Wholly Foreign-owned Enterprise Law, together with their implementation rules and ancillary regulations. On December 26, 2019, the State Council of the People’s Republic of China, or the State Council, approved the Implementation Rules of Foreign Investment Law, which came into effect on January 1, 2020. The PRC Foreign Investment Law and its Implementation Rules embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. However, since the PRC Foreign Investment Law is relatively new, substantial uncertainties exist with respect to its interpretation and implementation.

The PRC Foreign Investment Law specifies that foreign investments shall be conducted in line with the “negative list” issued by the State Council. Foreign investors would not be allowed to make investments in prohibited industries in the “negative list,” while the foreign investors must satisfy certain conditions stipulated in the “negative list” for investment in restricted industries. It is uncertain whether the brachytherapy TPS market, in which Beijing Feitian operates, will be subject to the foreign investment restrictions or prohibitions set forth in the “negative list” to be issued in the future. If any business operation of Beijing Feitian were to fall in the “negative list,” Beijing Feitian would face uncertainties as to whether such clearance can be timely obtained, or at all. There are uncertainties as to how the PRC Foreign Investment Law would be further interpreted and implemented. We cannot assure you that the interpretation and implementation of the PRC Foreign Investment Law made by the relevant governmental authorities in the future will not materially impact the viability of our corporate structure, corporate governance and business operations in any aspect.

The Chinese government exerts substantial influence over the manner in which the PRC operating entity must conduct its business activities. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease.

The Chinese government exerts substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The ability of Beijing Feitian to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters relate to our industry. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure the compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require us to divest ourselves of any interest or properties we then hold in China.

As such, the business operations of Beijing Feitian and the brachytherapy TPS industry may be subject to various governmental control or regulatory interference in the provinces in which the Beijing Feitian operates. We and any of our subsidiaries could be subject to regulation by various political and regulatory authorities, including various local and municipal agencies and government sub-divisions. It may trigger increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In the event that we or any of our subsidiaries are not able to substantially comply with any existing or newly adopted laws and regulations, Beijing Feitian’s business operations may be materially adversely affected and the value of our Class A ordinary shares may significantly decrease.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings and/or listings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence operations of Beijing Feitian at any time, which are beyond our control. Therefore, any such action may adversely affect the operations of Beijing Feitian and result in material changes in its operations and/or the value of our Class A ordinary shares. In addition, the PRC government has recently indicated an intent to exert more oversight over offerings that are conducted overseas and/or foreign investment in China-based issuers. Any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to you and cause the value of such securities to significantly decline or be worthless.

Compliance with PRC advertising laws, rules and regulations may be difficult, and any non-compliance could subject us to government sanctions.

We are obligated to ensure all of our advertising content complies with applicable laws and regulations. According to the PRC Advertising Laws, advertisements shall be truthful and lawful, and shall not contain any false or misleading content. Furthermore, advertisements for medical treatment, pharmaceuticals, medical devices, agricultural pesticides, veterinary medicines and healthcare food, and other advertisements required to be reviewed by laws and administrative regulations shall be reviewed by the relevant authorities before they are published. As of the date of this prospectus, Beijing Feitian utilizes both online and offline marketing strategies to acquire customers. In particular, the Beijing Feitian’s sales team engages in regular offline visits to hospitals and suppliers, and seeks out brachytherapy market bidding opportunities online. Additionally, the sales team reaches potential customers by attending industry conferences and seminars to expand its network. According to the PRC Advertising Law, such law applies to all commercial advertising activities for direct or indirect introduction of products or services promoted by product business operators or service providers via a certain media and in a certain form within the territory of the People’s Republic of China. Such media may include, but are not limited to, mass media other than news reports or medical professional publications. Such forms may include, but are not limited to, videos or articles. As of the date of this prospectus, Beijing Feitian’s marketing strategies generally do not involve publishing advertisements for its medical devices via a certain medium and in a certain form, and Beijing Feitian has not received any notification from any relevant regulatory authority that any of its online or offline marketing activities have violated any PRC advertising laws. However, there remains uncertainty whether any governmental authority will consider Beijing Feitian’s current or future online and offline marketing strategies incompliant with relevant requirements under the PRC advertising laws in the future. Moreover, if Beijing Feitian plans to publish any advertisement in the future, we cannot guarantee you that such advertisements will be able to pass the regulatory reviews. Additionally, we cannot assure you that all of our advertising content or conduct will comply with applicable laws and regulations at all times, and any violation of the relevant laws and regulations may subject us to governmental penalties, impair our brand and reputation, and adversely impact our financial condition and results of operations.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in the prospectus based on foreign laws. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are a company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China through Beijing Feitian and most of our assets are located in China. In addition, four of our directors and officers are nationals or residents of the PRC, one of our directors is a national of the U.S., and one of our directors is national of Singapore. Except for Mr. Ye, who is a national of the U.S., all or substantially all of the assets of other directors and officers are located outside the U.S. As a result, it may be difficult for you to effect service of process upon us or those persons outside the U.S. In addition, there is uncertainty as to whether the courts of the Cayman Islands, Singapore, or the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. For example, in China, there are significant legal and other obstacles to obtaining information needed for shareholder investigations or litigation outside China or otherwise with respect to foreign entities. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. While detailed interpretation of or implementing rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

If the U.S. Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditors as required under the Holding Foreign Companies Accountable Act, the SEC will prohibit the trading of our Class A ordinary shares. A trading prohibition for our Class A ordinary shares, or the threat of a trading prohibition, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply a minimum offering size requirement for companies primarily operating in a “Restrictive Market,” (ii) adopt a new requirement relating to the qualification of management or the board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditor. On October 4, 2021, the SEC approved Nasdaq’s revised proposal for the rule changes.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. Pursuant to the HFCA Act, if the PCAOB is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the Determination Report identified the specific registered public accounting firms as PCAOB Identified Firms which are subject to these determinations.

On March 24, 2021, the SEC announced the adoption of interim final amendments to implement the submission and disclosure requirements of the HFCA Act. In the announcement, the SEC clarifies that before any issuer will have to comply with the interim final amendments, the SEC must implement a process for identifying covered issuers. The announcement also states that the SEC staff is actively assessing how best to implement the other requirements of the HFCA Act, including the identification process and the trading prohibition requirements.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the board of directors of a company is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause investors and potential investors in our Class A ordinary shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

On August 26, 2022, the PCAOB announced that it had signed the Protocol with the CSRC and the MOF of the People’s Republic of China, governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB conducted inspections on select registered public accounting firms subject to the Determination Report in Hong Kong between September and November 2022.

On December 15, 2022, the PCAOB board announced that it has completed the inspections, determined that it had complete access to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, and voted to vacate the Determination Report.

Notwithstanding the foregoing, the Company’s ability to retain an auditor subject to the PCAOB inspection and investigation, including but not limited to inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. Marcum Asia’s audit working papers related to us are located in China. With respect to audits of companies with operations in China, such as the Company, there are uncertainties about the ability of its auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Statement of Protocol, then such lack of inspection or re-evaluation could cause trading in the Company’s securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. Accordingly, the HFCA Act calls for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act. On December 29, 2022, the Consolidated Appropriations Act was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the risks mentioned above have been heightened.

If our Class A ordinary shares are subject to a trading prohibition under the HFCA Act or the Accelerating Holding Foreign Companies Accountable Act, the price of our Class A ordinary shares may be adversely affected, and the threat of such a trading prohibition would also adversely affect their price. If we are unable to be listed on another securities exchange that provides sufficient liquidity, such a trading prohibition may substantially impair your ability to sell or purchase our Class A ordinary shares when you wish to do so.

The HFCA Act also imposes additional certification and disclosure requirements for companies that are identified by the SEC as having a substantial connection to a foreign jurisdiction that has limitations on U.S. regulatory oversight (the “Commission Identified Issuers”), and these requirements apply to issuers in the year following their listing as Commission Identified Issuers. The additional requirements include a certification that the issuer is not owned or controlled by a governmental entity in the Relevant Jurisdiction, and the additional requirements for annual reports include disclosure that the issuer’s financials were audited by a firm not subject to PCAOB inspection, disclosure on governmental entities in the Relevant Jurisdiction’s ownership in and controlling financial interest in the issuer, the names of Chinese Communist Party, or CCP, members on the board of the issuer or its operating entities, and whether the issuer’s articles include a charter of the CCP, including the text of such charter.

Risks Relating to Our Business and Operations

Our operating history may not be indicative of our future growth or financial results and we may not be able to sustain our historical growth rates.

Our operating history may not be indicative of our future growth or financial results. There is no assurance that we will be able to grow our revenues in future periods. Our growth rates may decline for any number of possible reasons, and some of them are beyond our operating entity’s control, including decreasing customer demand, increasing competition, declining growth of the brachytherapy TPS industry in general, emergence of alternative business models, or changes in government policies or general economic conditions. We expect to continue to expand our sales network and product offerings to bring greater convenience to our customers and to increase our customer base and number of transactions. However, the execution of our expansion plan is subject to uncertainty and the total number of items sold and number of transacting customers may not grow at the rate we expect for the reasons stated above. If our growth rates decline, investors’ perceptions of our business and prospects may be adversely affected and the market price of our ordinary share could decline accordingly.

We may not be able to generate sufficient revenue from the commercialization of FTTPS to achieve and maintain profitability.

We rely mostly on the commercialization of FTTPS to generate revenue, and we expect to generate a majority of our revenue in the future from sales of FTTPS. As of December 31, 2023, we have installed an aggregate of 212 systems that are currently treating patients. In order to successfully commercialize FTTPS, we will need to continue to expand our marketing efforts to develop new relationships and expand existing relationships with customers, to receive clearance or approval for FTTPS in additional countries, to achieve and maintain compliance with all applicable regulatory requirements and to develop and commercialize new features for FTTPS.

We cannot assure you that we will be able to achieve or maintain profitability. If we fail to successfully commercialize new-generation FTTPS in the future, we may not receive a return on the substantial investments in product development, sales and marketing, regulatory compliance, and quality assurance we have made, as well as further investments we intend to make, which may cause us to fail to generate revenue and gain economies of scale from such investments. In addition, potential customers may decide not to purchase FTTPS or our customers may decide to cancel orders due to changes in treatment offerings, research and product development plans, difficulties in obtaining medical insurance reimbursement for radiation therapy treatment, complications with facility build-outs, utilization of brachytherapy or other cancer treatment methods developed by other parties, lack of financing or the inability to obtain or delay in obtaining a certificate of need from state regulatory agencies, all of which are circumstances outside of our control. In addition, demand for FTTPS may not increase as quickly as we predict, and we may be unable to increase our revenue levels as we expect. Even if we succeed in increasing adoption of FTTPS by hospitals and other healthcare providers, maintaining and creating relationships with our existing and new customers and developing and commercializing new features for FTTPS, we may not be able to generate sufficient revenue to achieve or maintain profitability.

If FTTPS does not perform as expected, or if we are unable to satisfy customers’ demands for additional product features, our business and results of operations will suffer.

Our success depends on the market’s acceptance of TPS’s reliable guidance for brachytherapy. We believe that our customers are likely to be particularly sensitive to product defects and errors, including functional downtime that limits the number of patients that can be treated using the system or a failure that is costly to repair. As of the date of this prospectus, we have not noticed any product defects or errors. However, we cannot assure you that any product defects or other errors will not occur in the future. This could also include the mistreatment of a patient with FTTPS caused by human error on the part of FTTPS’s operators or prescribing physicians or as a result of a machine malfunction. We may be subject to regulatory enforcement action or legal claims arising from any defects or errors that may occur. Any failure of FTTPS to perform as expected could harm our reputation, business and results of operations.

In addition, our customers are technologically well informed and at times have specific demands or requests for additional functionality. If we are unable to meet those demands through the development of new features for FTTPS or future products, those new features or products do not function at the level that our customers expect, we are unable to increase throughput as expected or we are unable to obtain regulatory clearance or approval of those new features or products, where applicable, our reputation, business and results of operations could be harmed.

Our ability to generate sufficient revenue and achieve growth prospects depends on the widespread adoption of radiotherapy and brachytherapy as cancer treatment, as well as our success in gaining market acceptance in the constantly evolving technological landscape.

The TPS for brachytherapy market is characterized by frequent improvements and evolving technology, which may lead to the emergence of new equipment and services. Beijing Feitian’s success in the market will depend on its ability to adapt to technological changes, which may require additional regulatory approvals and significant expenditures. TPS provides models for treatment devices and sources used for the different types of radiotherapy, such as brachytherapy, and is at the heart of radiotherapy, because it can determine the accuracy of the dose of radiotherapy and is closely related to the clinical outcome of radiotherapy. However, widespread adoption of TPS for brachytherapy depends on many factors, including acceptance by clinicians, demand by patients, successful education of clinicians, and adequate financial coverage and reimbursement. We cannot guarantee you that FTTPS as a TPS will gain significant acceptance in the marketplace.

If hospitals are not convinced that radiotherapy provides equivalent or superior treatment results compared to existing technologies, we may experience reluctance or refusal on the part of hospitals to order a treatment in which FTTPS is utilized. Our ability to achieve commercial market acceptance for FTTPS or any other future products also depends on the strength of our sales, marketing and distribution organizations. In addition, healthcare providers may have difficulty in obtaining adequate reimbursement from the government and/or third-party payors for cancer treatment, which may negatively impact adoption of FTTPS.

To remain competitive, Beijing Feitian must continue to stay abreast of the constantly evolving industry trends and to enhance and improve its technology accordingly. Its ability to identify, develop or acquire leading technologies useful in its business will also impact its success. Beijing Feitian currently outsources its research and development (“R&D”) activities and does not have its own R&D team. To eliminate the risks associated with outsourcing R&D activities, Beijing Feitian plans to establish its own R&D team in the future. Although the long-term development agreements Beijing Feitian has entered in to with third-party developers may mitigate some of the risks associated with outsourcing R&D, we cannot assure you that such agreements will be successful in keeping up with technological advancements, and any failure to do so could harm its future development. Failure to adapt successfully to technological changes or obtain access to new technologies in a timely manner could strain Beijing Feitian’s ability to compete in the marketplace, and any failure to continuously upgrade FTTPS or future medical devices or supplies following the adaptation of new technologies could adversely affect its long-term competitiveness.

Moreover, potentially revolutionary technological and therapeutic changes in cancer treatment, such as chemotherapy, surgery, interventional radiology, or biological therapy, could reduce the demand or eliminate the need for radiotherapy treatment. Patients and physicians may also choose other kinds of radiotherapy over brachytherapy for various reasons. Any shifts in physicians’ or patients’ preferences for other oncology therapies over radiotherapy or brachytherapy could materially and adversely affect our business, results of operations, and financial condition.

Beijing Feitian may not be able to gain the support of leading hospitals and key opinion leaders, or scientific and medical results of TPS products may not be sufficiently novel or worthy of publication in peer-reviewed journals, which may make it difficult to achieve market acceptance of FTTPS.

Our strategy includes developing relationships with leading hospitals and key opinion leaders in the industry. If these hospitals and key industry leaders determine that TPS products are not clinically effective in assisting brachytherapy or that alternative technologies are more effective, our ability to achieve market acceptance of FTTPS could be significantly limited. We believe that publication of scientific and medical results in peer-reviewed journals and presentation of data at leading conferences are critical to the broad adoption of TPS products. Publication in leading medical journals is subject to a peer-review process, and peer reviewers may not consider the results of studies involving TPS products sufficiently novel or worthy of publication, which is beyond our control.

Failure to maintain the quality and safety of our products could have a material and adverse effect on our business, financial condition and results of operations.

The quality and safety of our products are critical to our success. Quality and safety are always our core values, as medical devices are directly or indirectly used for treatment on the human body and thus essential to human health. The quality of our products is critical to the success of our business, and such quality, to a large extent, depends on the effectiveness of our quality control system. Beijing Feitian does not engage in any manufacturing activities itself, but purchases its medical products from third-party suppliers instead. For the fiscal years ended December 31, 2022 and 2023, Beijing Feitian has 29 and 17 suppliers, respectively, including one supplier located in the U.S. and the remainder of which are located in the PRC. For more information about large suppliers, see “Business — Manufacturing and Supply.” To maintain the quality and safety of products, Beijing Feitian has developed a rigorous quality control system that enables monitoring at each stage of the production process, from procurement to packaging and from warehouse to delivery. Yet, maintaining consistent product quality depends significantly on the effectiveness of this quality control system, which in turn depends on a number of factors, including, but not limited to, the design of the quality control system, employee training to ensure that our employees adhere to and implement such quality control policies and procedures, and the effectiveness of monitoring any potential violation of such quality control policies and procedures. However, we still cannot eliminate all risks of errors, defects or failures. We may fail to detect or cure defects as a result of a number of factors, many of which are outside our control, including, but not limited to:

•        technical or mechanical malfunctions in the production process;

•        human error or malfeasance by quality control personnel;

•        tampering by third parties; and

•        defective raw materials or equipment.

In addition, the quality of the products or services provided by our suppliers or business partners is subject to factors beyond our control, including the effectiveness and the efficiency of our quality control systems, among others. There can be no assurance that our suppliers or business partners may always be able to adopt appropriate quality control systems and meet our stringent quality control requirements in respect of the products or services they provide. Any failure of our suppliers or business partners to provide satisfactory products or services could harm our reputation and adversely impact our operations. In addition, we may be unable to receive sufficient compensation from suppliers and business partners for the losses caused by them.

As of the date of this prospectus, we are unaware of any material quality deficiencies with respect to our operations or any of our suppliers or business partners.

Beijing Feitian faces competition from numerous competitors, many of whom have greater resources than we do, which may make it more difficult for us to achieve significant market penetration.

The TPS market is intensely competitive and has numerous players. The market for radiation therapy equipment, in particular, is characterized by intense competition and pricing pressure. As more medical device companies outsource design, prototyping, and manufacturing of their products, as Beijing Feitian does, we may encounter competition from other companies with similar capabilities.

We consider the competition for the FTTPS to be existing TPS, particularly for brachytherapy. According to the F&S report, there are 9 TPS products for brachytherapy have been approved for marketing in China. Among them, there are 6 TPS products specifically for radioactive particle implantation, which is a kind of technique of brachytherapy, including 4 domestic products and 2 imported products. Except for existing competitors, some companies with greater name recognition, greater operating revenues, larger customer bases, longer customer relationships, and greater financial, technical, personnel and marketing resources than us may enter into our industry segment and be our potential competitor. If they do, these companies may be better positioned than we are to spend more aggressively on research and development, marketing, sales and other product initiatives. Beijing Feitian’s current competitors or other companies may at any time develop new products for the treatment of tumors. If Beijing Feitian is unable to develop products that compete effectively against the products of existing or future competitors, our net revenue could decline. Some of Beijing Feitian’s competitors may compete by changing their pricing model or by lowering the price of their conventional radiation therapy systems or ancillary supplies. If these competitors’ pricing techniques are effective, it could result in downward pressure on the price of radiation therapy systems. If Beijing Feitian is unable to maintain or increase its selling prices in the face of competition, it may not improve our gross margins. Although Beijing Feitian is continuously growing its customer base, there is no assurance that we will be able to continue to do so in the future against current or future competitors, and such competitive pressures may have a material adverse effect on our business, financial condition, and results of operations.

Beijing Feitian is subject to risks relating to its leased property.

The leasehold interest of Beijing Feitian in the real property used for its workspace have not been registered with the relevant PRC government authorities, as required by PRC law, for the reason of lack of assistance of the property owner, which may expose Beijing Feitian to potential fines if it fails to remediate such lapse after receiving any notice from the relevant PRC government authorities.

Failure to complete lease registration for a lease agreement typically does not affect the legal effectiveness of such agreement according to PRC law, but relevant real estate administrative authorities may require the parties to the lease agreement to complete lease registration within a prescribed period of time, and the failure to do so may result in fines from RMB1,000 (approximately $141) to RMB10,000 (approximately $1,408) for each of such lease agreements.

To mitigate the risk of potential claim or challenge brought by any third parties regarding the validity of its leasehold interest, Beijing Feitian acquired a confirmation letter from the property owner on September 7, 2022, recognizing its lease of the real property used for its workspace. As of the date of this prospectus, we are not aware of any claim or challenge brought by any third parties concerning the use of Beijing Feitian’s leased property without obtaining proper ownership proof. If Beijing Feitian’s lease agreement is claimed as null and void by third parties who are the real owners of such leased real property, Beijing Feitian could be required to vacate the property, in such event, Beijing Feitian could only initiate the claim against the lessors under relevant lease agreements for indemnities for the breach of the relevant leasing agreement, if applicable. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if Beijing Feitian is unable to relocate its facilities, equipment, offices and employees in a timely manner, Beijing Feitian’s operations may be interrupted.

Beijing Feitian may experience significant liability claims or complaints from customers, litigation, and regulatory investigations and proceedings relating to medical device safety, or adverse publicity involving our products, which could adversely affect our financial condition and results of operations.

We face an inherent risk of liability claims or complaints from our customers. Although, we take those complaints and claims seriously and endeavor to reduce such complaints by implementing various remedial measures, we cannot assure you that we can successfully prevent or address all complaints as and when they occur.

Any complaints or claims against us, even if meritless and unsuccessful, may divert management’s attention and other resources from our business and adversely affect our business and operations. Customers may lose confidence in us and our brand, which may adversely affect our business and results of operations. Furthermore, negative publicity including but not limited to negative online reviews on social media and crowd-sourced review platforms, industry findings, or media reports related to medical device quality and safety, public health concerns, illness, injuries, whether or not accurate, and whether or not concerning our products, can adversely affect our business, results of operations and reputation.

Despite not having its own manufacturing facilities or engaging in manufacturing activities, Beijing Feitian still faces potential legal liability due to the nature of its business. For example, customers may assert legal claims against Beijing Feitian in connection with personal injuries or illnesses related to the use of medical devices sold by Beijing Feitian. In recent years, the PRC government, media outlets, and public advocacy groups have been increasingly focused on consumer protection, making it important for companies such as Beijing Feitian and its suppliers to prioritize the quality and safety of products sold in the PRC. If Beijing Feitian sells defective products, it may be held liable for compensation and penalties associated with consumer protection laws. In addition, it may also be held responsible for other kinds of losses caused by its suppliers or other business partners who fail to comply with applicable PRC product quality rules and safety regulations. Although Beijing Feitian may have recourse to the responsible parties for indemnity, its reputation could still be adversely affected. For more details, see “Regulations — Regulation on Product Quality and Consumer Protection.”

Any claims and lawsuits could also divert management’s time and attention away from our business and result of operations, regardless of the merits of the claims. In some instances, we may be elected or forced to pay substantial damages if Beijing Feitian is unsuccessful in its efforts to defend against these claims, which could harm our financial condition and results of operations. In addition, our directors, management and employees may from time to time be subject to litigation and regulatory investigations and proceedings or otherwise face potential liability and expense in relation to medical device quality and safety, commercial, labor, employment, securities or other matters, which could also adversely affect our reputation and results of operations. We do not carry business liability insurance or disruption insurance insuring the potential losses as aforementioned. See “— Risks Relating to Our Business and Operations — The PRC operating entity has no business liability or disruption insurance, which could expose the PRC operating entity to significant costs and business disruption.”

As of the date of this prospectus, we are not aware of any warning, investigations, prosecutions, disputes, claims or other proceedings in respect of customer rights protection, nor have we been punished or can foresee any punishment to be made by any governmental authorities in any domestic or overseas jurisdiction.

Beijing Feitian faces the risk of fluctuations in the cost, availability, and quality of supplies. A significant interruption in Beijing Feitian’s suppliers and other business partners could also adversely affect our results of operations.

The cost, availability, and quality of the principal supplies, such as our Medical Auxiliary Supplies sold to customers, are essential to our operations. There were certain suppliers individually represented more than 10% of our total purchases for the fiscal years ended December 31, 2022 and 2023. Substantially all costs and expenses were attributed to suppliers located in China. See “BUSINESS — Manufacturing and Supply — Supply Chain” for details of these major suppliers. While a significant portion of Beijing Feitian’s annual purchases is attributed to two suppliers, we have worked to ensure that Beijing Feitian is not overly reliant on them. We have not guaranteed any minimum purchase amount to any large suppliers and have proactively sought to locate and qualify additional manufacturers to introduce redundancies into the supply chain. While we believe that we have established healthy and stable relationships with these large suppliers through years of cooperation, factors such as policy changes, market price fluctuations, or other unforeseen circumstances may lead to an increase in the cost of supplies, potentially affecting our financial performance. Additionally, supply shortages, delays, interruptions, or failures in timely delivery could disrupt our operations and negatively impact our financial results.

Furthermore, we have limited control over the operations of our third-party suppliers and other business partners. Any significant interruption in such suppliers and business partners’ operations may have an adverse impact on our operations, leading to delays or termination of shipments of supplies to us and causing damage to our customer relationships. While we believe that we could establish alternate sources of supplies, there is no assurance that these replacement suppliers will provide the necessary quantities, quality, or prices as required. Any shortage in supplies, deficiency in quality, or increase in prices could harm our reputation, financial condition, and results of operations. Failure to adequately address the impact of interruptions of operations of these third-party suppliers could materially and adversely affect our business operations and financial results.

Our business is dependent on large customers. If Beijing Feitian fails to acquire new customers or retain existing customers in a cost-effective manner, our business, financial condition, and results of operations may be materially and adversely affected.

Maintaining existing customers and developing new customers have been essential to our success. Although Beijing Feitian is not heavily dependent on one or two customers during its history of operations, revenues are generated from some of Beijing Feitian’s large customers. For the fiscal year ended December 31, 2022, Beijing Feitian’s top three customers accounted for 29%, 24% and 10%, respectively, of revenue. For the fiscal year ended December 31, 2023, Beijing Feitian’s top three customers accounted for 13%, 11% and 11%, respectively, of revenue. Except for the large customers mentioned above, none of the other customers individually contributed more than 10% of the Company’s revenue in the fiscal years ended December 31, 2022 or 2023. Most of Beijing Feitian’s large customers do not have any obligation to purchase additional products from Beijing Feitian. Therefore, there can be no assurance that any of Beijing Feitian’s large customers will continue to purchase products at levels comparable to previous years. Although Beijing Feitian’s products are mostly sold one time to new customers with limited repurchase, a substantial loss or reduction in Beijing Feitian’s existing large customers could adversely affect future revenues and earnings and in turn, adversely affect our business, financial condition, and results of operations.

Beijing Feitian’s ability to attract new customers and retain existing customers with its customized products and services, especially top customers, is crucial to driving its net revenues growth and achieving profitability. Beijing Feitian acquires customers through a combination of online and offline marketing efforts. Beijing Feitian’s sales team conducts regular visits to hospitals and their suppliers, and seeks out bidding opportunities online in the brachytherapy market. In addition, Beijing Feitian’s sales team participates in industry conferences and seminars to expand network and reach potential customers.

We will continue to seek to expand customer base to achieve sustainable growth. However, there can be no assurance that new customers will stay with us, or the net revenues from new customers we acquire will ultimately exceed the cost of acquiring those customers. In addition, if our existing customers, especially the existing top customers, no longer find our products appealing, or if our competitors offer more attractive products, prices, discounts or better customer services, the existing customers may lose interest in us, decrease their orders or even stop ordering from us. If we are unable to retain our existing customers, especially our top customers, or to fail to acquire new customers in a cost-effective manner, our revenues may decrease and results of operations will be adversely affected.

Beijing Feitian may fail to effectively develop and commercialize new products, which would materially and adversely affect our business, financial condition, and results of operations.

The brachytherapy TPS market is developing rapidly and related technology trends are constantly evolving. This results in frequent introduction of new products, short product life cycles and significant price competition. Consequently, our future success depends on our ability to anticipate technology development trends and identify, develop, and commercialize in a timely and cost-effective manner new and advanced products that our customers demand. Whether we are successful in developing and commercializing new products is determined by our ability, among other things, to:

•        accurately assess technology trends and customer needs and meet market demands;

•        optimize our procurement processes to predict and control costs;

•        package and deliver products in a timely manner;

•        increase customer awareness and acceptance of our products;

•        minimize the time and costs required to obtain required regulatory clearances or approvals;

•        anticipate technology trends and compete effectively with other market players in similar industries;

•        price our products competitively; and

•        effectively integrate customer feedback into our R&D planning.

We cannot assure you that we can effectively develop and commercialize new products. In the event we fail to develop and commercialize new products, it would materially and adversely affect our business, financial condition, and results of operations.

If we are not able to implement our strategies to achieve our business objectives, our business operations and financial performance will be adversely affected.

Our business plan and growth strategies are based on currently prevailing circumstances and the assumption that certain circumstances will or will not occur. However, there are uncertainties involved in various stages of development, and there is no assurance that we will be successful in implementing our strategies or that our strategies, even if implemented, will lead to the successful achievement of our objectives. If we are not able to successfully implement our strategies, our business operations and financial performance will be adversely affected.

The payment structure Beijing Feitian uses in its customer arrangements may lead to fluctuations in operating cash flows in a given period, and our results of operations and cash flows could be adversely affected if we are unable to collect accounts receivable from customers.

Beijing Feitian’s customers who purchase products typically make contract payments in stages along with the installation, acceptance, and commissioning of the equipment. Generally, 10% of payments will be taken as a quality assurance deposit, which will be paid after the termination of the quality assurance period or 12–24 months after the equipment’s normal operation. If Beijing Feitian misses targeted installments or its customers do not work towards completing installation or acceptance, Beijing Feitian’s receipt of payments and our operating cash flows could be impacted. In addition, if customers do not adhere to payments terms, our operating cash flows could be impacted in any given period. Due to these fluctuations in operating cash flows and other potential fluctuations, you should not rely upon our operating results in any particular period as an indication of future performance.

In addition, our whole business depends on Beijing Feitian’s ability to successfully obtain payment from customers of the amounts they owe us for products sold. As of December 31, 2022 and 2023, our accounts receivable balance amounted to approximately $448,070 and $206,329, respectively. If we are unable to collect our accounts receivable on a timely and consistent basis, our cash flows and access to operating capital could be adversely affected.

Any disruption of the operation of Beijing Feitian’s suppliers could materially and adversely affect our business and results of operations.

Beijing Feitian’s products are primarily purchased from its suppliers located in China. As of the date of this prospectus, Beijing Feitian does not own any factories and does not engage in any manufacturing activities. Nevertheless, natural disasters or other unanticipated catastrophic events, including storms, fires, explosions, earthquakes, terrorist attacks and wars, as well as changes in governmental planning for the land where those suppliers’ factories are located could significantly impair Beijing Feitian’s ability to supply products to its customers. Catastrophic events could also destroy the inventories stored in those suppliers’ factories and affect Beijing Feitian’s supply chain. The occurrence of any catastrophic event could result in the temporary or long-term closure of those suppliers’ manufacturing facilities, and may severely disrupt our business operations indirectly.

In addition, factories of Beijing Feitian’s suppliers are subject to fire control and environmental inspections and regulations. If such facilities fail to rectify and pass the fire control and environmental inspections or comply with relevant fire control and environmental requirements relating to production activities in a timely manner, they may be subject to fines, rectification, suspension and closure, which may materially and adversely affect the production and in turn may impact our business. In the event of any changes in the PRC laws and/or regulations and/or government policies on environmental protection and more stringent requirements are imposed on Beijing Feitian’s suppliers in manufacturing, Beijing Feitian’s suppliers may have to incur extra costs and expenses to comply with such requirements, and our business and results of operations in PRC may be adversely affected by increased price in such supplies and components.

Beijing Feitian may be exposed to intellectual property infringement and other claims by third parties which, if successful, could disrupt our business and have a material adverse effect on our financial condition and results of operations.

Beijing Feitian operates in an industry in which participants own a large number of patents and other intellectual property rights that are material to competing operations and such competitors may vigorously pursue remedies to protect and defend their rights. Beijing Feitian’s competitors or other third parties, many of which have substantial resources and have made substantial investments in competing technologies, may have or may obtain patents that may prevent, limit or interfere with Beijing Feitian’s ability to use or sell its products in either China or other countries in South Asia, as planned. It may be difficult to monitor all of the patent applications and other intellectual property rights registrations or applications that are filed in China or in other relevant jurisdictions. If Beijing Feitian offers products that may potentially infringe on any such pending applications and the applications are granted, third parties may initiate intellectual infringement claims against us.

As Beijing Feitian plans to expand operations with new products and into new markets, and as litigation becomes more common in PRC, Beijing Feitian faces a higher risk of being the subject of claims for intellectual property infringement, invalidity or indemnification relating to other parties’ proprietary rights. The validity and scope of claims relating to medical device technology patents involve complex scientific, legal and factual questions and analysis and, as a result, may be highly uncertain. In addition, the defense of intellectual property suits, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceedings to which we may become parties could cause us to:

•        pay damage awards;

•        seek licenses from third parties;

•        pay ongoing royalties;

•        redesign our products; or

•        be restricted by injunctions.

Each of them could effectively prevent us from pursuing some or all of Beijing Feitian’s business and result in its customers or potential customers deferring or limiting our purchase or use of Beijing Feitian’s products, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to prevent others from unauthorized use of Beijing Feitian’s intellectual property, which could harm our business and competitive position.

We rely on a combination of copyright and domain name protection laws in China, as well as confidentiality procedures and contractual provisions, to protect our intellectual property rights. Beijing Feitian enters into confidentiality agreements with Beijing Feitian’s employees that include terms identifying all employee-developed intellectual properties as service inventions belonging to Beijing Feitian. In addition, Beijing Feitian regards its intellectual property as critical to its success. Beijing Feitian may become an attractive target to intellectual property attacks in the future with the increasing recognition of our brand. Any of Beijing Feitian’s intellectual property rights could be challenged, invalidated, circumvented or misappropriated, or such intellectual property may not be sufficient to provide us with competitive advantages. Beijing Feitian seeks to protect its marketed products and the technology that Beijing Feitian considers commercially important by filing copyright registration applications. Beijing Feitian obtained the copyright for FTTPS in 2018. As of the date of this prospectus, Beijing Feitian does not own a valid patent for its 3D printing technology (which is considered a method of medical treatment that is ineligible for patent protection, according to the China National Intellectual Property Administration) or other Medical Auxiliary Supplies sold to the market, and, as such, there is no assurance that its competitors won’t appropriate such technology. We cannot assure you that (i) all of our intellectual property rights will be adequately protected, or (ii) Beijing Feitian’s intellectual property rights will not be challenged by third parties or found by a judicial authority to be invalid or unenforceable. Intellectual property protection may not be sufficient in China. Confidentiality agreements may be breached by counter-parties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. In addition, policing any unauthorized use of our intellectual property is difficult, time-consuming and costly and the steps Beijing Feitian has taken may be inadequate to prevent the misappropriation of its intellectual property.

In the event that Beijing Feitian resorts to litigation to enforce its intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that it will prevail in such litigation. In addition, Beijing Feitian’s intellectual property may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing Beijing Feitian’s intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

The PRC operating entity has no business liability or disruption insurance, which could expose the PRC operating entity to significant costs and business disruption.

The insurance industry in China is still at an early stage of development, and insurance companies in China currently offer limited business-related insurance products. Beijing Feitian does not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured risks may result in substantial costs and the diversion of resources, which could adversely affect our results of operations and financial condition.

If we do not obtain substantial additional financing, including the financing sought in this offering, our ability to execute on our business plan as outlined in this prospectus will be impaired.

Our plans for business expansion and development are dependent upon our raising significant additional capital, including the capital sought in this offering. We need capital for our future R&D, expanding the market, improving internal control and operation system, and supplementing liquidity. Although Beijing Feitian expects the proceeds of this offering and net earnings to substantially fund our planned growth and development, the management will be required to properly and carefully administer and allocate these funds. Should our capital needs be higher than estimated, or should additional capital be required after the close of this offering, we will be required to seek additional investments, loans or debt financing to fully pursue our business plans. Such additional investment may not be available to us in sufficient amounts or on terms which are favorable or acceptable. Should we be unable to meet our full capital needs, our ability to fully implement our business plan will be impaired.

Pandemics and epidemics, natural disasters, terrorist activities, political unrest, and other outbreaks could disrupt our delivery and operations, which could materially and adversely affect our business, financial condition, and results of operations.

Global pandemics, epidemics in China or elsewhere in the world, or fear of spread of contagious diseases, such as Ebola virus disease (EVD), COVID-19, Middle East respiratory syndrome (MERS), severe acute respiratory syndrome (SARS), H1N1 flu, H7N9 flu, and avian flu, as well as hurricanes, earthquakes, tsunamis, or other natural disasters could disrupt Beijing Feitian’s business operations, reduce or restrict our supply of products, incur significant costs to protect our employees and facilities, or result in regional or global economic distress, which may materially and adversely affect our business, financial condition, and results of operations. Actual or threatened war, terrorist activities, political unrest, civil strife, and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition, and results of operations. Any one or more of these events may impede our production and delivery efforts and adversely affect our sales results, whether short-term or for a prolonged period of time, which could materially and adversely affect our business, financial condition, and results of operations.

COVID-19 has spread to many countries and was declared a pandemic by the WHO, resulting in actions from national and local governments that have significantly affected virtually all facets of the PRC and global economies. From early 2020 through the end of 2022, the PRC government implemented enhanced screenings, quarantine requirements and travel restrictions in connection with the COVID-19 pandemic, which adversely affected Beijing Feitian’s business operations during that period. For example, Beijing Feitian’s ability to hold in-person meetings, conventions, on-site training, and its ability to reach new customers was severely restricted. In addition, certain plans to strengthen Beijing Feitian’s industry position by gaining access to the Southeast Asian market in 2021 and 2022 were impacted, due to cross-border travel restrictions and social distancing requirements. Since December 2022, many of the restrictive policies previously adopted by the PRC government to control the spread of COVID-19 have been revoked or replaced with more flexible measures. Effective January 8, 2023, among other changes, China no longer requires nucleic acid testing and centralized quarantine for all incoming visitors and has eliminated controls on the number of international passenger flights. Since the second half of 2023, our operation has gradually stabilized. As of the date of this prospectus, (i) all of our employees have returned to work, (ii) Beijing Feitian’s major operations have fully resumed, and (iii) customer demand for Beijing Feitian’s products and services had fully recovered.

There are still uncertainties of future impact of the COVID-19 pandemic, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures.

We are also vulnerable to natural disasters and other calamities. We cannot assure you that we are adequately protected from the effects of fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks, or similar events. Any of the foregoing events may give rise to interruptions, damage to our place of business, delays in product deliveries, breakdowns, system failures, or internet failures, which could adversely affect our business, financial condition, and results of operations.

We identified two material weaknesses in Beijing Feitian’s internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business and share price.

Prior to this offering, we were a private company with limited accounting personnel and other resources with which to address our internal control over financial reporting. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are related to (i) our lack of sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP, and (ii) our lack of formal policies and procedures to establish risk assessment processes and an internal control framework.

Upon the completion of this offering, we will be a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our second annual report on Form 20-F. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, the trading price of our Class A ordinary shares may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Any domestic or global systemic economic and financial crisis could negatively affect our business, results of operations and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. The market panics caused by the COVID-19 pandemic and the drop in oil prices in March 2020 materially and negatively affected the global financial markets. Moreover, concerns over geopolitical tensions in Ukraine, the Middle East, and Africa have led to volatility in financial and other markets. Additionally, concerns about potential changes to United States trade policies, treaties, and tariffs, including those regarding China, have contributed to market uncertainty. The economic effects of tensions in the relationship between China and surrounding Asian countries, coupled with worries about rising inflation and potential recessionary measures, further compound the uncertainties.

As of the date of this prospectus, while all of our operations are in China, the inflation in China has not materially affected our results of operations. As of December, 2022 and 2023, the year-over-year percent changes in the consumer price index reported by the National Bureau of Statistics of China were 1.8%, and -0.3%, respectively, and subject to change in the foreseeable future. However, in the event of inflation intensifying in China, we may be compelled to raise the price level of our products and services, while our costs and operating expenses may also increase. Our profit margin would then depend on our ability to pass on the additional costs to our customers. Rising inflation levels may also impact the willingness and ability of customers to pay for our offerings, reducing demand and negatively affecting our financial results and condition. While inflation in China has not materially affected our operations as of the date of this prospectus, we remain vigilant about potential future inflationary pressures and their impact on our business and financial performance.

Risks Relating to Our Corporate Structure and Governance

Investors in our Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company.

Investors in our Class A ordinary shares are not purchasing equity securities of our subsidiaries that have substantive business operations in China but instead are purchasing equity securities of a Cayman Islands holding company. Pheton Holdings Ltd is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in China. Such structure involves unique risks to investors in our Class A ordinary shares. Investors may never directly hold equity interests in our subsidiaries with substantive operations. We also cannot assure you that the Chinese regulatory authorities will not disallow such a structure. If the Chinese regulatory authorities disallow the structure, it would likely result in a material change in our operations and cause the value of our shares to significantly decline or become worthless.

Because of the significant ownership of our ordinary shares and combined voting powers, our Chief Executive Officer has substantial control over our business, and his interests may differ from our interests or those of other shareholders.

Immediately following this offering and the application of net proceeds from this offering, our Chief Executive Officer, Mr. Jianfei Zhang, will control approximately 95.97% of the combined voting power of our equity interests through the ordinary shares held by ZJW (BVI) LTD and BANYAN (BVI) LTD. Mr. Jianfei Zhang will, for the foreseeable future, have significant influence over corporate management and affairs, and will be able to control virtually all matters requiring shareholder approval so long as Mr. Jianfei Zhang owns a majority of the combined voting power of our outstanding equity interests. Mr. Jianfei Zhang is able to, subject to applicable law, elect a majority of the members of our board of directors and control actions to be taken by us and our board of directors, including amendments to our articles of incorporation and approval of significant corporate transactions, including, among other matters, mergers and sales of substantially all of our assets, as well as incurrence of indebtedness by us. The directors so elected will have the authority, subject to the terms of our indebtedness and applicable rules and regulations, to issue additional shares, implement share repurchase programs, declare dividends and make other decisions. It is possible that the interests of Mr. Jianfei Zhang may in some circumstances conflict with our interests and the interests of our other shareholders, including you. For additional information about our relationships with Mr. Jianfei Zhang, you should read the information under the headings “PRINCIPAL SHAREHOLDERS” and “RELATED PARTY TRANSACTIONS — Material Transactions with Related Parties.”

Since we will be a “controlled company” within the meaning of the Nasdaq listing standards and, as a result, qualify for, and will rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Immediately following this offering, Mr. Jianfei Zhang, through ZJW (BVI) LTD and BANYAN (BVI) LTD, will control over 50% of the combined voting power of our equity interests through the ownership of ordinary shares. Because of the voting power of Mr. Jianfei Zhang, we will be considered a “controlled company” for the purposes of the Nasdaq Capital Market. As such, we will be exempt from certain corporate governance requirements of Nasdaq, including (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that we have a Nominating and Corporate Governance Committee that is composed entirely of independent directors and (iii) the requirement that we have a Compensation Committee that is composed entirely of independent directors. Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing standards, we could elect to rely on some or all of these exemptions in the future, so long as we are considered a “controlled company” under Nasdaq requirements. If so, we may not have a majority of independent directors, we may not have a Nominating and Corporate Governance Committee, and our Compensation Committee may not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

The interests of Mr. Jianfei Zhang may conflict with ours or yours in the future.

Various conflicts of interest between Mr. Jianfei Zhang and us could arise. Ownership interests of Mr. Jianfei Zhang in our Class B ordinary shares could create or appear to create potential conflicts of interest when Mr. Jianfei Zhang is faced with decisions that could have different implications for himself and us. These decisions could, for example, relate to:

•        disagreement over corporate opportunities;

•        management stock ownership;

•        employee retention or recruiting;

•        our dividend policy; and

•        the services and arrangements from which we benefit as a result of our relationship with Mr. Jianfei Zhang.

Potential conflicts of interest could also arise if we enter into any new commercial arrangements with Mr. Jianfei Zhang in the future.

We may experience extreme share price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A ordinary shares. As a result of this volatility, investors may experience losses on their investment in our Class A ordinary shares. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

The sale or availability for sale of substantial amounts of Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of the Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. Resales of our Class A ordinary shares in the public market during this offering by the Selling Shareholders in this offering may cause the market price of our Class A ordinary shares to decline. The Class A ordinary shares sold in this offering and all of the Resale Shares will be freely tradable without restriction or further registration under the Securities Act. In connection with this offering, we and our directors, executive officers and certain shareholders have agreed, subject to certain exceptions, not to sell any outstanding shares or similar securities or any securities convertible into or exchangeable or exercisable for the outstanding shares as of the effective date of this prospectus, for a period of six (6) months from the date of this offering. Our ordinary shares held by some of our existing shareholders after this offering may be sold in the public market in the future, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lockup agreements. We will have 6,582,000 outstanding and issued Class A ordinary shares immediately upon consummation of this offering, assuming no exercise of the underwriters’ over-allotment option, or 6,919,500 Class A ordinary shares, if the underwriters exercise their over-allotment option in full. Sales of these Class A ordinary shares into the market could cause the market price of our Class A ordinary shares to decline. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other holders or the availability of these securities for future sale will have on the market price of our Class A ordinary shares.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands exempted company and all of our assets are located outside the United States. All of our current operations are conducted in China. In addition, except for Mr. Edward C Ye, all of our current directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act of the Cayman Islands, as amended and the common law of the Cayman Islands. The rights of shareholders or investors in our Class A ordinary shares to act against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under the Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obligated to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. We may follow the home country practice for certain corporate governance practices after the closing of this offering, which may differ from the requirements of the Nasdaq Capital Market. If we choose to follow the home country practice, our shareholders may be afforded fewer protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law. ”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Risks Related to the Class A Ordinary Shares and this Offering

Our dual class share structure with different voting rights may adversely affect the value and liquidity of the Class A ordinary shares.

We cannot predict whether our dual class share structure with different voting rights will result in a lower or more volatile market price of the Class A ordinary shares, in adverse publicity, or other adverse consequences. Certain index providers have announced restrictions on including companies with multiple class share structures in certain of their indices. Because of our dual class structure, we will likely be excluded from these indices and other stock indices that take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices would likely preclude investment by many of these funds and could make the Class A ordinary shares less attractive to investors. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of the Class A ordinary shares could be adversely affected.

Our dual class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

We have adopted a dual class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, each Class A ordinary share is entitled to one (1) vote and each Class B ordinary share is entitled to twenty (20) votes. Each of our Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Our Class A ordinary shares are not convertible into our Class B ordinary shares under any circumstances.

Only our Class A ordinary shares are tradable on the market immediately after the completion of this offering. This voting structure may discourage investors from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

If we cannot continue to satisfy the listing requirements and other rules of the Nasdaq Capital Market, our securities may be delisted, which could negatively impact the price of our securities and your ability to sell them.

Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market. Even if Nasdaq approved the listing of the Company’s Class A ordinary shares, we cannot assure you that the Company’s securities will continue to be listed on Nasdaq.

In order to maintain our listing on the Nasdaq Capital Market, we are required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

•        a limited availability for market quotations for our securities;

•        reduced liquidity with respect to our securities;

•        a determination that our Class A ordinary share is a “penny stock,” which will require brokers trading in our Class A ordinary share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A ordinary share;

•        limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

An active trading market for our Class A ordinary shares or our Class A ordinary shares may not develop and the trading price of our Class A ordinary shares may be volatile regardless of our operating performance, which could result in substantial losses to you.

Prior to this initial public offering, there has been no public market for our Class A ordinary shares. The listing of shares on Nasdaq does not ensure that a market for our Class A ordinary shares will develop or the price at which the shares will trade. If an active trading market for or our Class A ordinary shares does not develop after this offering, the market price and liquidity of or our Class A ordinary shares will be materially and adversely affected.

The initial public offering price for our Class A ordinary shares was determined by negotiation between us and the underwriters, which may bear no relationship to their market price after the initial public offering. We cannot assure you that an active trading market for or our Class A ordinary shares will develop or that the market price of or our Class A ordinary shares will not decline below the initial public offering price.

The trading price of our Class A ordinary shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors. In addition, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, which may have a material and adverse effect on the trading price of our Class A ordinary shares.

In addition to market and industry factors, the price and trading volume for or our Class A ordinary shares may be volatile for factors specific to our own operations, including the following:

•        actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•        variations in our revenues, earnings and cash flow;

•        announcements of studies and reports relating to the quality of our product offerings or those of our competitors;

•        our or our competitors’ announcements of new investments, acquisitions, strategic partnerships, joint ventures, capital raisings or capital commitments;

•        changes in the economic performance or market valuations of similar companies;

•        changes in financial estimates by securities analysts;

•        failure on our part to realize monetization opportunities as expected;

•        additions or departures of key personnel;

•        fluctuations of exchange rates between Renminbi and the U.S. dollar;

•        release or expiry of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•        sales or perceived potential sales of additional ordinary shares;

•        detrimental negative publicity about us, our management, our competitors or our industry;

•        regulatory developments affecting us or our industry, customers or suppliers; and

•        actual or potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the trading volume and price of our Class A ordinary shares.

The price of our Class A ordinary shares may be volatile, even regardless of our operating performance, and you may lose all or part of your investment.

The market price of our shares could fluctuate significantly, and you may not be able to resell your shares at or above the offering price. Those fluctuations could be based on various factors in addition to those otherwise described in this prospectus, including those described under “— Risks Relating to Our Business and Operations” and the following:

•        our operating performance and the performance of our competitors in general;

•        the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•        changes in earnings estimates or recommendations by research analysts who follow us or other companies in our industry;

•        global, national or local economic, legal and regulatory factors unrelated to our performance;

•        the number of shares to be publicly traded after this offering;

•        future sales of our Class A ordinary shares by our officers, directors and significant shareholders;

•        the arrival or departure of key personnel; and

•        other developments affecting us, our industry or our competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Class A ordinary shares, regardless of our operating performance. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, tariffs, international currency fluctuations, or the effects of disease outbreaks or pandemics (such as the COVID-19 pandemic), may negatively impact the market price of our Class A ordinary shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

The price of our Class A ordinary shares could be subject to rapid and substantial volatility, and such volatility may make it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

There have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent initial public offerings, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A ordinary shares.

In addition, if the trading volumes of our Class A ordinary shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A ordinary shares. This low volume of trades could also cause the price of our Class A ordinary shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A ordinary shares. As a result of this volatility, investors may experience losses on their investment in our Class A ordinary shares. A decline in the market price of our Class A ordinary shares also could adversely affect our ability to issue additional Class A ordinary shares and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A ordinary shares will develop or be sustained. If an active market does not develop, holders of our Class A ordinary shares may be unable to readily sell the shares they hold or may not be able to sell their shares at all.

The sale or availability for sale, or perceived sale or availability for sale, of substantial amounts of our Class A ordinary shares could adversely affect their market price.

Sales of substantial amounts of our shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our shares and could materially impair our ability to raise capital through equity offerings in the future. Our ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. There will be 6,582,000 Class A ordinary shares outstanding immediately after this offering. We, our officers, directors, and certain existing shareholders have agreed not to sell any of our Class A ordinary shares or are otherwise subject to similar lockup restrictions for six (6) months from the date of this offering without the prior written consent of the representatives of the underwriters, subject to certain exceptions. However, the underwriters may release these securities from these restrictions at any time, subject to applicable regulations of the Financial Industry Regulatory Authority. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our shares. See “Underwriting” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

We may experience market price volatility due to the resale of a large volume of Class A ordinary shares.

In conjunction with our initial public offering, the Selling Shareholders are concurrently offering the Resale Shares. The Selling Shareholders may sell the Resale Shares from time to time at the market price prevailing on the Nasdaq Capital Market at the time of the offer and sale of the Class A ordinary shares in this offering, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The release of a large volume of shares into the public market, especially if sold within a short time-frame and at variable prices, could introduce volatility in the market price of our Class A ordinary shares. Such fluctuations may negatively influence the decision-making process of investors considering participation in an investment in our securities. As such, investors in the primary offering should be aware of the possibility that this resale activity may result in a depreciation of their investment value, particularly if the Resale Shares are sold at prices that different from the initial fixed offering price of the Class A ordinary shares.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A ordinary shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. We are a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2023, we identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB as of December 31, 2022 and 2023. The material weakness identified related to limited accounting staff and resources with appropriate knowledge of accounting principles generally accepted in the United States of America (“U.S. GAAP”) and SEC reporting and lack of sufficient documented financial closing policies and procedures.

As of the date of this prospectus, we have implemented measures and intend to continue to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (i) hiring additional qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) expanding the capabilities of existing accounting and financial personnel through implementing regular and continuous U.S. GAAP training programs; (iii) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

Upon the completion of this offering, we will be subject to the requirement under Section 404 of the Sarbanes-Oxley Act that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A ordinary shares, may be materially and adversely affected if we do not have effective internal controls. We may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A ordinary shares. The presence of material weaknesses in our internal controls over financial reporting may inhibit investors from purchasing our Class A ordinary shares and may make it more difficult for us to raise funds in a debt or equity financing.

In accordance with the provisions of the JOBS Act, we and our independent registered public accounting firm were not required to, and did not, perform an evaluation of our internal control over financial reporting as of December 31, 2022 and 2023. Accordingly, we cannot assure you that we have identified all, or that we will not in the future have additional, material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act after the completion of this offering.

If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may decline and we may be unable to maintain compliance with the Nasdaq Listing Rules.

You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our Class A ordinary shares.

Our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve or maintain profitability or increase our shares price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares and trading volume could decline.

The trading market for our Class A ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of our company, the market price for our Class A ordinary shares would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our Class A ordinary shares or publishes inaccurate or unfavorable research about our business, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our Class A ordinary shares could decrease, which could cause the market price for our Class A ordinary shares and trading volume to decline.

There may not be an active, liquid trading market for our Class A ordinary shares.

Prior to the completion of this offering, there has been no public market for our Class A ordinary shares. An active trading market for our Class A ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and our advisors based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Techniques employed by short sellers may drive down the market price of our Class A ordinary shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s best interests for the price of the stock to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a stock short. These short attacks have, in the past, led to selling of shares in the market.

Public companies have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

It is not clear what effect such negative publicity could have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which it can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact its business operations and stockholders equity, and any investment in our shares could be greatly reduced or rendered worthless.

We do not currently intend to pay dividends on our Class A ordinary shares for the foreseeable future.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and subject to limitations under applicable law. Therefore, you are not likely to receive any dividends on your Class A ordinary shares for the foreseeable future, and the success of an investment in our Class A ordinary shares will depend upon any future appreciation in its value. Moreover, any ability to pay may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us or our subsidiaries. Consequently, investors may need to sell all or part of their holdings of our Class A ordinary shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment. There is no guarantee that our Class A ordinary shares will appreciate in value or even maintain the price at which our shareholders have purchased our Class A ordinary shares. See “Dividend Policy.”

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the Class A ordinary shares for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our Class A ordinary shares as a source for any future dividend income.

You may experience immediate dilution of your holdings.

The initial public offering price of our shares is substantially higher than the pro forma net tangible book value per share of our Class A ordinary shares. After the completion of the offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $3.51 per share or approximately 87.79% from an offering price of $4.00 per share, and after deducting estimated underwriter fees and discounts and estimated offering expenses payable by us. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. investors of our Class A ordinary shares.

Based on current estimates of our gross income and the value of our gross assets (including goodwill) and the manner in which we conduct our business, we do not expect to be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the taxable year 2024. Despite our expectation, there can be no assurance that we will not be a PFIC in the current taxable year or any future taxable year as PFIC status is tested each taxable year and will depend on the composition of our assets and income and the value of our assets in each such taxable year.

A non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (after taking into account the income and assets of subsidiaries in which it owns at least a 25% interest by value), (i) at least 75% of its gross income is “passive” income, such as interest and income from financial investments (the “income test”) or (ii) at least 50% of the average value of its assets (generally determined on a quarterly basis) consists of assets that produce or are held to produce passive income (the “asset test”). For purposes of the asset test, any cash and cash equivalents (such as bank deposits) will count as passive assets, and goodwill should be treated as an active asset to the extent associated with activities that produce or intended to produce active income. In determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities. We could be a PFIC for any future taxable year if our market capitalization were to decrease significantly while we hold substantial cash and cash equivalents, or if the gross income that we and our subsidiaries earn from investing the portion of cash raised in this offering is substantial in comparison with the gross income from our business operation.

The classification of certain of our income as active or passive, and certain of our assets as producing active or passive income, and hence whether we are or will become a PFIC, depends on the interpretation of certain United States Treasury Regulations as well as certain Internal Revenue Service, or IRS, guidance relating to the classification of assets as producing active or passive income. Such regulations guidance is potentially subject to different interpretations. If due to different interpretations of such regulations and guidance the percentage of our passive income or the percentage of our assets treated as producing passive income increases, we may be a PFIC in one of more taxable years.

If we were treated as a PFIC for any taxable year, then U.S. investors could be subject to adverse U.S. federal income tax consequences (regardless of whether we continue to be a PFIC), including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. See “Taxation — Material United States Federal Income Tax Considerations — Passive Foreign Investment Company” for further information. U.S. investors should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our Class A ordinary shares including the availability and the advisability of making certain elections under the PFIC rules.

Our Class A ordinary shares are equity and are subordinate to our existing and future indebtedness and any preferred stock we may issue in the future.

Our Class A ordinary shares are our equity interests and do not constitute indebtedness. As such, our Class A ordinary shares will rank junior to all indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in a liquidation of us. Additionally, holders of our shares may be subject to prior dividend and liquidation rights of any holders of our preferred shares representing such preferred shares then outstanding.

Our board of directors is authorized to issue additional classes or series of preferred shares without any action on the part of the shareholders. The board of directors also has the power, without shareholder approval, to set the terms of any such classes or series of preferred shares that may be issued, including voting rights, dividend rights, and preferences over our Class A ordinary shares with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. If we issue preferred shares in the future that has a preference over our Class A ordinary shares with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred shares with voting rights that dilute the voting power of our Class A ordinary shares, the rights of holders of our Class A ordinary shares or the market price of our Class A ordinary shares could be adversely affected.

Because we are an “emerging growth company” within the meaning of the Securities Act, we may take advantage of certain exemptions from disclosure requirements available to emerging growth companies, and this will make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions provided to emerging growth companies, including the extended transition period for complying with new or revised financial accounting standards under Section 102(b)(1) of the JOBS Act.

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This will make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We are an “emerging growth company” within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the

Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We intend to avail ourselves of the extended transition period.

We expect to incur increased costs as a result of being a public company, and will incur further increased costs after we cease to qualify as an “emerging growth company.”

We will become a public company after this offering, and expect to incur significant legal, accounting and other expenses that we would not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. As a company with less than $1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A ordinary shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our audited consolidated financial statements for the fiscal years ended December 31, 2022 and 2023, we and our independent registered public accounting firm have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the Public Company Accounting Oversight Board of the United States, or “PCAOB,” and other control deficiencies. The material weaknesses identified included (i) our lack of sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP, and (ii) our lack of formal policies and procedures to establish risk assessment processes and an internal control framework.

Following the identification of the material weaknesses and control deficiencies, we have taken remedial measures to improve the internal control over financial reporting, including hiring additional qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework.

We plan to take further remedial measures, including (i) expanding the capabilities of existing accounting and financial personnel through implementing regular and continuous U.S. GAAP training programs; (ii) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process; (iii) appointing independent directors, establishing an audit committee, and strengthening corporate governance; and (iv) hiring additional qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen our financial reporting function and to establish a framework for financial and system control.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our ordinary share, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our second annual report on Form 20-F following the consummation of the IPO. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged Frost & Sullivan to prepare a commissioned industry report that analyzes the PRC medical device industry. Information and data relating to the PRC TPS market have been derived from Frost & Sullivan’s industry report. Statistical data included in Frost & Sullivan’s report also include projections based on a number of assumptions. The TPS market in China may not grow at the rate projected by market data, or at all. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the Frost & Sullivan’s report or any third-party publications and reports Frost & Sullivan has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, which may limit the information publicly available to our shareholders.

As a foreign private issuer, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. For example, we are not subject to the proxy rules in the United States, and disclosure with respect to our annual general meetings will be governed by Cayman Islands legal requirements. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our Class A ordinary shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and Wales, the decisions of whose courts are of persuasive authority, but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

In addition, while under Delaware law, controlling shareholders owe fiduciary duties to the companies they control and their minority shareholders, under Cayman Islands law, our controlling shareholders do not owe any such fiduciary duties to our company or to our minority shareholders.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, our register of mortgages and charges and special resolutions of our shareholders) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Articles of Association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law.”

Your ability to bring an action against us or against our directors and officers, or to enforce a judgment against us or them, will be limited because we are incorporated in the Cayman Islands, because we conduct a substantial portion of our operations in China, and because our directors and officers reside outside of the United States.

We are an exempted company incorporated in the Cayman Islands. For assets located in China, we conduct our operations through our operating entity in China. All of our directors and officers reside outside of the United States, except for one independent director who is a U.S. national, and the majority of the assets of those non-Unites States persons are located outside of the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon these persons, to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise, including those based on the civil liability provisions of the U.S. federal securities laws, or to enforce against us or our directors and officers judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in this prospectus reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Singapore, see “Enforceability of Civil Liabilities.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•        our mission, goals and strategies;

•        our future business development, financial condition and results of operations;

•        the expected growth of our industry in the PRC and other relevant foreign countries;

•        our expectations regarding demand for and market acceptance of our products and services;

•        our expectations regarding maintaining and strengthening our relationships with our customers and other stakeholders;

•        competition in our industry;

•        our proposed use of proceeds;

•        relevant government policies and regulations relating to our industry;

•        general economic and business conditions in China and globally;

•        our dividend policy;

•        the length and severity of the COVID-19 pandemic and its impact on our business and industry; and

•        assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation,” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $6,830,000, or approximately $8,072,000 if the underwriters exercise their option to purchase additional shares, after deducting underwriting discounts and the estimated offering expenses payable by us. These estimates are based upon an initial public offering price of $4.00 per Class A ordinary share.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders and obtain additional capital. We plan to use the net proceeds of this offering as follows:

•        approximately 30% for research and development, technology upgrade;

•        approximately 30% for market expansion;

•        approximately 20% for improvements to our internal control and operation system; and

•        approximately 20% for supplemental liquidity.

In terms of our allocation for approximately 30% of the net proceeds from this offering being applied to research, development, and a technology upgrade, our plan, as of the date of this prospectus, involves integrating FTTPS with robotic arm technology. This integration is intended to further enhance the precision of internal radiation therapy and create a more standardized operational solution using our FTTPS product. However, our plan is at a conceptual stage, and detailed aspects are presently undergoing review by our management and board of directors. As of the date of this prospectus, no agreements or partnerships have been established, and there are no ongoing actions to acquire any assets in relation to the utilization of proceeds.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have broad discretion in the application of our net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. See “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — You must rely on the judgment of our management as to the use of the net proceeds from this offering, and such use may not produce income or increase the price of our Class A ordinary shares” To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in bank deposits and low-risk bank financial products.

DIVIDEND POLICY

Following this offering, the payment of dividends will be at the discretion of our board of directors, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our Company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, and other factors that the board of directors may deem relevant.

We do not have any present plan to declare or pay cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to keep any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our PRC operating entity for our cash and financial requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC operating entity to pay dividends to us. See “REGULATIONS — Regulation on Dividend Distributions.” Dividends distributed by our PRC operating entity are subject to PRC taxes. See “TAXATION — People’s Republic of China Taxation.”

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2023:

•        on an actual basis; and

•        on a pro forma as adjusted basis to reflect the issuance and sale of Class A ordinary shares by us in this offering at an initial public offering price of $4.00 per ordinary share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.”

	As of December 31, 2023
	Actual	Pro forma as adjusted(1)
Shareholders’ Equity:
Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, 4,332,000 shares issued and outstanding	433	658
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 7,668,000 shares issued and outstanding	767	767
Additional paid-in capital	120,714	6,950,489
Statutory reserves	89,685	89,685
Retained earnings	137,737	137,737
Accumulated other comprehensive loss	(43,064)	(43,064)
Total Capitalization	306,272	7,136,272

____________

(1)      Reflects the sale of Class A ordinary shares in this offering (excluding any Class A ordinary shares that may be sold as a result of the Representative exercising its over-allotment option) at an initial public offering price of $4.00 per share, and after deducting the underwriting discounts of $630,000, underwriter non-accountable expense allowance of $90,000, accountable expense of $250,000 and estimated offering expenses of $1,200,000 payable by us. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $6,830,000.

DILUTION

If you invest in our Class A ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per Class A ordinary share and our net tangible book value per ordinary share (Class A and Class B) after this offering. Dilution results from the fact that the initial public offering price per Class A ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2023 was approximately negative $704,543, or negative $0.06 per ordinary share. Net tangible book value represents the amount of our total consolidated tangible assets, which represent the amount of our total consolidated assets, excluding intangible assets and deferred public offering expenses, less total consolidated liabilities. Dilution is determined by subtracting the pro forma net tangible book value per ordinary share from the initial public offering price per ordinary share.

After giving effect to our sale of 2,250,000 Class A ordinary shares in this offering based on the initial public offering price of $4.00 per ordinary share, after deduction of the estimated discounts to the underwriters and the estimated offering expenses payable by us, our as adjusted net tangible book value as of December 31, 2023, would have been 0.49 per outstanding ordinary share. This represents an immediate increase in net tangible book value of $0.55 per ordinary share to the existing shareholders, and an immediate dilution in net tangible book value of $3.51 per ordinary share to investors purchasing ordinary shares in this offering. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $0.56, the increase in net tangible book value per ordinary share to existing shareholders would be $0.62, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.44. The as adjusted information discussed above is illustrative only.

The following table illustrates such dilution:

	Post-offering without Over-allotment Option	Post-offering with Full Exercise of Over-allotment Option
Initial public offering price per ordinary share	$4.00	$4.00
Adjusted net tangible book value per ordinary share as of December 31, 2023	$(0.06)	$(0.06)
As adjusted net tangible book value per ordinary share attributable to payments by new investors	$0.55	$0.62
Pro forma net tangible book value per ordinary share immediately after this offering	$0.49	$0.56
Dilution per ordinary share to new investors in this offering	$3.51	$3.44

The following tables summarize, on a pro forma as adjusted basis as of December 31, 2023, the differences between existing shareholders and the new investors with respect to the number of shares of our ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include the underlying ordinary shares represented by our ordinary shares issuable upon the exercise by the underwriters of their option to purchase additional shares.

	Ordinary Shares Purchased		Total Consideration		Average Price per Ordinary Share
	Number	Percent	Amount	Percent
	($, except number of shares and percentages)
Existing shareholders	12,000,000	84.21%	$1,200	0.01%	$0.0001
New investors	2,250,000	15.79%	$9,000,000	99.99%	$4.00
Total	14,250,000	100.00%	$9,001,200	100.00%

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability to take advantage of certain benefits associated with being a Cayman Islands exempted company:

•        political and economic stability;

•        an effective judicial system;

•        a favorable tax system;

•        the absence of foreign exchange control or currency restrictions; and

•        the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

•        the Cayman Islands has a less developed body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

•        Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our currently effective memorandum and articles of association do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Our principal office is located in China, and substantially all of our assets are located outside the United States. Except for Mr. Edward C Ye, all of our other officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons. Additionally, the laws and procedures for enforcement of judgments in foreign jurisdictions, such as China, may be different from those in the United States. If judgments are obtained in U.S. courts, particularly based on the U.S. federal securities laws, enforcing them may necessitate the investor to initiate legal actions in the appropriate foreign court. This could involve bringing an original action in a foreign jurisdiction to enforce liabilities against officers or directors based upon U.S. Federal securities laws, potentially adding complexity to the process. Also see “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — Certain judgments obtained against us by our shareholders may not be enforceable” and “RISK FACTORS — Risks Relating to Our Corporate Structure and Governance — You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law” for details.

We have appointed Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168 as our agent for service of process relating to any suit, action, or proceeding originating in the state and federal courts of the United States brought against us under the securities laws of the United States.

Ogier, our counsel as to Cayman Islands law, and Jingtian & Gongcheng, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Enforcement of Judgments/Enforcement of Civil Liabilities

We have been advised by our Cayman Islands legal counsel, Ogier, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Ogier has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign judgment or order, without re-examination or re-litigation of the matters adjudicated upon, if the judgment:

(a)     is given by a foreign court of competent jurisdiction;

(b)    imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)     is final;

(d)    is not in respect of a tax, fine or a penalty;

(e)     was not obtained by fraud; and

(f)     is not of a kind, the enforcement of which is contrary to public policy in the Cayman Islands.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

We have been advised by our PRC counsel, Jingtian & Gongcheng, that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review. However, currently, China does not have treaties or reciprocity arrangement providing for recognition and enforcement of foreign judgments ruled by courts in the United States or the Cayman Islands. Thus, it is uncertain whether a PRC court would enforce a judgment ruled by a court in the United States or the Cayman Islands.

CORPORATE HISTORY AND STRUCTURE

Corporate History

We are a Cayman Islands holding company and primarily conduct our operations in China through Beijing Feitian, a limited liability company formed in the PRC in 1998. Beijing Feitian is a healthcare solution provider dedicated to the development and commercialization of TPS for brachytherapy. Through Beijing Feitian, we are committed to leveraging our products and services to establish a potential new standard of care across multiple malignant tumor applications. In connection with this offering, we underwent a series of restructuring of our corporate structure, which primarily included:

•        On November 2, 2022, we incorporated Pheton, our holding company, as an exempted company with limited liability under the laws of the Cayman Islands.

•        On November 22, 2022, Pheton BVI was incorporated in the BVI as a business company with limited liability, which is a wholly owned subsidiary of our Company.

•        On December 14, 2022, we incorporated Pheton HK in Hong Kong as a wholly owned subsidiary of Pheton BVI.

•        On March 15, 2023, we incorporated Jinruixi, our onshore holding company, as a wholly owned subsidiary of Pheton HK.

•        On March 23, 2023, the Company authorized share capital of $50,000, divided into 500,000,000 ordinary shares consisting of 400,000,000 Class A ordinary shares and 100,000,000 Class B ordinary shares, par value $0.0001 per share. As of the date of this prospectus, the Company has 4,332,000 Class A ordinary shares and 7,668,000 Class B ordinary shares, issued and outstanding, respectively.

•        On March 27, 2023, Jinruixi acquired the entire equity interests in Beijing Feitian.

Our current corporate structure does not contain any VIE structures in the PRC and neither we nor any of our subsidiaries have any current intention establishing any VIEs in the PRC in the future. As of the date of this prospectus, substantially all of our business is conducted by Beijing Feitian. We intend to use Jinruixi as our holding WFOE.

Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market under the symbol “PTHL.”

Our principal executive office is located at Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, People’s Republic of China. Our telephone number at this address is +86 010-84817665. Our registered office in the Cayman Islands is located at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

Corporate Structure

The chart below sets forth our corporate structure and identifies our significant subsidiaries as of the date of this prospectus:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with “Selected Consolidated Financial Data,” and our financial statements and the related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should read the “RISK FACTORS” and “SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The terms, “Pheton,” “the Company” or “our company” refer to Pheton Holdings Ltd, our holding company, and “we”, “our” or “us” as used herein refer to Pheton and/or its subsidiaries unless otherwise stated or indicated by context.

Overview

Beijing Feitian, our PRC operating entity, is a healthcare solutions provider dedicated to developing and commercializing treatment software and devices used for brachytherapy. Its proprietary treatment planning system is a type of radiation therapy used in treating cancer patients by placing radioactive sources inside the patient that kill cancer cells and shrink tumors. Our proprietary treatment planning system, FTTPS, is designed to promote the efficiency, accuracy, and safety of brachytherapy. FTTPS is an advanced and user-oriented treatment planning system, or TPS, for treating a wide variety of malignant tumors, which can determine the target volume, prescription dose, and dose limitation to protect OARs and produce a safe, effective, and accurate dose distribution plan for brachytherapy for cancer patients.

During the fiscal years ended December 31, 2022 and 2023, Beijing Feitian generated revenue through (i) sales of its treatment planning system, FTTPS; and (ii) sales of Medical Auxiliary Supplies.

Our lead product, FTTPS, provides a standardized operation solution and evaluation system for predictable, executable, and traceable treatment plans. In 2019, Beijing Feitian completed the research and development of the new-generation FTTPS and obtained the People’s Republic of China Medical Device Registration Certificate for the new-generation FTTPS.

FTTPS is designed to generate specialized treatment plans for patients receiving radioactive particle implantation treatment. It combines an open-source nuclear medicine algorithm with medical imaging technology in the proprietary software to locate, target, and track the location and shape of soft-tissue tumors. It also calculates the suggested radioactive dose and generates detailed treatment solutions before, during, and after radiation is delivered. FTTPS helps deliver radiation more accurately to the tumor and reduces the amount of radiation delivered to healthy tissue.

Since 2019, Beijing Feitian has been incorporating 3D-printing technology into the software. The system automatically generates the data required to produce 3D-printed guided templates for treatment planning. These templates can be printed using a 3D printer and applied to patients to position tumors and assist with radioactive particle implantation. These efforts are expected to improve patient outcomes and reduce side effects from off-target radiation delivery in the treatment of prostate, lung, pancreatic, hepatoma, breast, and other cancers.

On March 30, 2022, the National Health Commission issued the “Management Standards for Clinical Application of Radioactive Particle Implantation Therapy Technology (2022 version)” (the “Management Standards”). According to the Management Standards, medical institutions shall have a radioactive particle implantation treatment planning system in place to carry out radioactive particle implantation treatment technology. This means medical institutions must have a treatment planning system to perform particle implantation surgery. We believe that this newly issued policy will favor our business operations and will facilitate Beijing Feitian’s business expansion in the PRC market.

Medical Auxiliary Supplies generally include supplies used in brachytherapy treatment, such as implant guns, body-supporting stents, 3D printing molds, and immobilization devices that hold patients in place, etc.

Beijing Feitian does not own or operate, and currently has no plan to establish, any manufacturing facilities for Medical Auxiliary Supplies or other treatment-related products it sells to its customers. Instead, it works with current manufacturers to ensure that they can scale up their manufacturing capabilities to meet Beijing Feitian’s growing needs. Additionally, Beijing Feitian is locating and qualifying additional manufacturers to build redundancies into its supply chain.

This strategy allows Beijing Feitian to maintain an efficient infrastructure by eliminating the need to invest in its own manufacturing facilities, equipment, and personnel while enabling it to focus its resources on the design and development of FTTPS.

Our revenue for the fiscal years ended December 31, 2022, and 2023 was $679,777 and $628,591, respectively. During the same periods, sales of FTTPS accounted for $668,680 and $609,348, or 98.37% and 96.94%, of our revenue, respectively. We consider the sales of FTTPS to be our principal business.

Key Factors Affecting Our Results of Operations

Our ability to compete effectively

Our financial conditions and results of operations depend on our operating entity’s ability to compete effectively in the industry. The competitive position may be influenced by various factors, such as the scope and quality of products, as well as the ability to innovate through research and development. We believe that Beijing Feitian’s proprietary technologies and research and development capabilities will enable it to meet its customers’ requirements, retain and expand its business with existing customers, and attract new customers. However, if Beijing Feitian fails to keep up with product development or timely innovation, it might not be able to attract new customers or expand its business effectively. Additionally, Beijing Feitian faces competition from other companies within its industry. It must contend with pricing pressure from its competitors, and its market share and revenue could decline if it is unable to innovate and update its products effectively to remain competitive. Increased competition may materially and adversely impact our business and results of operations.

Market acceptance of our products and services

The growth of our business depends on Beijing Feitian’s ability to gain broader acceptance of its current products and services. This can be achieved by educating physicians and hospital staff about the advantages of using Beijing Feitian’s products in radiotherapy treatment, which may increase demand and frequency of use, and ultimately boost sales to hospital customers. Furthermore, Beijing Feitian’s ability to grow its business will also depend on its ability to increase its customer base in existing or new target end markets, which may include other medical fields or other countries.

Although Beijing Feitian is working to increase market acceptance through established relationships and targeted sales efforts, we cannot guarantee that these efforts will lead to an increase in the use of Beijing Feitian’s products.

Evolving governmental policies may impact our business and operating results.

Our business and operating results may be affected by the overall economic growth and government policies in the jurisdictions where Beijing Feitian operates. Historically, Beijing Feitian’s customers have been primarily based in China, but we expect a growing portion of our revenues to be derived from sales outside China in the future. Therefore, we need to make efforts, and expect to incur costs, to ensure that Beijing Feitian is compliant with the evolving laws and regulations in the various jurisdictions where it operates and expects to operate. While we have not yet experienced any significant impacts of unfavorable governmental policies on Beijing Feitian’s business or industry as of the date of this prospectus, unfavorable changes in governmental policies could materially and adversely affect our results of operations. Our ability to anticipate and respond to potential changes in government policies and regulations will have a significant impact on our business operations. We will seek to make necessary adjustments if and when government policies shift.

Impact of COVID-19 Outbreak

Our financial conditions and results of operations have been adversely affected by the COVID-19 pandemic. The WHO declared the outbreak a global pandemic on March 11, 2020, which led to the implementation of quarantines, travel restrictions, and the temporary closure of stores and facilities by the Chinese government from early 2020 through the end of 2022. The COVID-19 pandemic also intensified global economic distress and has led to uncertainties and challenges for our business operations in several ways. As a result, our business plans for 2022 were impacted due to travel restrictions and social distancing requirements. For example, Beijing Feitian’s ability to hold in-person meetings, conventions, on-site training, and its ability to reach new customers was severely restricted. One of the setbacks was the termination of our expansion plans to the Southeast Asian market, directly resulting from the cross-border travel restrictions.

Since December 2022, many of the restrictive policies previously adopted by the PRC government to control the spread of COVID-19 have been revoked or replaced with more flexible measures. Starting from January 8, 2023, among other changes, China no longer conducts nucleic acid tests and centralized quarantines for all inbound travelers, and measures to control the number of international passenger flights were lifted. Based on the experience of other countries, we expect social and commercial activity in China to return to pre-pandemic levels by the summer of 2023. Our business operation has gradually stabilized since the second half of 2023. Although there were occasional increases in COVID-19 cases in China after the government abandoned its restrictive policies, as of the date of this prospectus, (i) all of our employees have returned to work, (ii) Beijing Feitian’s major operations have fully recovered, and (iii) customer demand for Beijing Feitian’s products and services have fully recovered.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2022 and 2023.

	For the Years Ended December 31,		Fluctuation of December 31, 2023 to December 31, 2022
	2022	2023	Amount	%
Revenues	$679,777	$628,591	(51,186)	(7.53)
Cost of revenues	(121,627)	(157,763)	(36,136)	29.71
Gross profit	558,150	470,828	(87,322)	(15.64)
Operating expenses
Selling and marketing	(294,856)	(268,135)	26,721	(9.06)
General and administrative	(162,056)	(424,899)	(262,843)	162.19
Research and development	(73,717)	(84,474)	(10,757)	14.59
Total operating expenses	(530,629)	(777,508)	(246,879)	46.53
Income (loss) from operations	27,521	(306,680)	(334,201)	(1,214.35)
Other Income, net
Government subsidy	47,008	48,168	1,160	2.47
Other expense, net	(3,502)	(1,996)	1,506	(43.00)
Total other income, net	43,506	46,172	2,666	6.13
Income (loss) before income taxes	71,027	(260,508)	(331,535)	(466.77)
Income tax benefit	12,953	19,291	6,338	48.93
Net income (loss)	83,980	(241,217)	(325,197)	(387.23)

Comparison of Results of Operations for the Fiscal Years Ended December 31, 2022 and 2023

Revenue

We, through the operation of Beijing Feitian, generate revenue primarily from (i) the sales of FTTPS, and (ii) the sales of Medical Auxiliary Supplies. Total revenues decreased by $51,186, or 7.53%, from $679,777 for the fiscal year ended December 31, 2022, to $628,591 for the fiscal year ended December 31, 2023.

The following table sets forth our revenue by sales categories for the periods indicated.

	For the Fiscal Years Ended December 31,				Fluctuation of December 31, 2022 to December 31, 2023
	2022		2023
	Amount	%	Amount	%	Amount	%
Sales of FTTPS	$668,680	98.37	$609,348	96.94	$(59,332)	(8.87)
Sales of Medical Auxiliary Supplies	11,097	1.63	19,243	3.06	8,146	73.41
Total revenues	$679,777	100.00	$628,591	100.00	$(51,186)	(7.53)

The following table sets forth the details of our sales of FTTPS for the periods indicated.

	For the Fiscal Years Ended December 31,		Fluctuation of December 31, 2022 to December 31, 2023
	2022	2023
	Amount	Amount	Amount	%
Sales volume	10	16	6	60.00
Average contract prices	$69,695	$38,084	$(31,611)	(45.36)

Sales of FTTPS made up the majority of the Company’s total revenue for the fiscal years ended December 31, 2022 and 2023, accounting for 98.37% and 96.94%, respectively. The total revenue decreased by $51,186, or 7.53%, from $679,777 for the fiscal year ended December 31, 2022 to $628,591 for the fiscal year ended December 31, 2023, primarily due to a 8.87% decrease in revenue from the sales of FTTPS, declining from $668,680 in the fiscal year ended December 31, 2022 to $609,348 in the fiscal year ended December 31, 2023. Despite a 60% increase in FTTPS sales volume in fiscal 2023 compared to fiscal 2022, revenue declined due to a significant reduction in the average contract price by approximately 45%, from $69,695 in fiscal 2022 to $38,084 in fiscal 2023. The decrease in average contract price was largely due to a reduction in contracts requiring highly personalized and tailored solutions. Such contracts, which demand extensive and complex field research to understand clients’ specific needs, were fewer in number, due to rising COVID-19 cases following the PRC government’s lifting of COVID-19 restrictive policies in late 2022. After the revocation of this policy, Beijing Feitian participated in industry exhibitions and other events during this period and it secured some standard contracts. However, this policy change also led to successive infections among the Beijing Feitian sales team, adversely affecting their ability to personally reach out to and secure clients requiring varied levels of customization. As these types of contracts typically command higher prices, their decline significantly impacted the average contract price in 2023. Consequently, our revenue from FTTPS sales for the fiscal year ended December 31, 2023, decreased compared to the fiscal year ended December 31, 2022.

Meanwhile, sales of Medical Auxiliary Supplies increased by 73.41%, from $11,097 for the fiscal year ended December 31, 2022 to $19,243 for the fiscal year ended December 31, 2023. This increase was mainly driven by the cancellation of COVID-19-related travel restrictions and the subsequent rise in the number of patients visiting hospitals, leading to increased demand for these supplies.

Cost of revenues

The cost of revenues primarily consists of finished goods and personnel-related costs for employees responsible for training, advisory and technical customer support. The total cost of revenues increased by $36,136, or 29.71%, from $121,627 for the fiscal year ended December 31, 2022 to $157,763 for the fiscal year ended December 31, 2023.

The following table sets forth our cost of revenues by sales categories for the periods indicated.

	For the Fiscal Years Ended December 31,				Fluctuation of December 31, 2022 to December 31, 2023
	2022		2023
	Amount	%	Amount	%	Amount	%
FTTPS	$115,452	94.92	$149,016	94.46	$33,564	29.07
Medical Auxiliary Supplies	6,175	5.08	8,747	5.54	2,572	41.65
Total	$121,627	100.00	$157,763	100.00	$36,136	29.71

The costs of sales of FTTPS increased by 29.07%, from $115,452 for the fiscal year ended December 31, 2022 to $149,016 for the fiscal year ended December 31, 2023, despite a decrease in sales of FTTPS over the same period. This increase in cost can be attributed to an increase in the sales volume of FTTPS in fiscal year 2023, which amounted to 16 sets, compared to 10 sets sold in fiscal year 2022. Meanwhile, the average contract price of FTTPS has decreased from $69,695 in fiscal year 2022 to $38,084 in fiscal year 2023. When Beijing Feitian provides customized hardware or personalized services, there is greater pricing flexibility and the opportunity to charge a premium due to their unique value proposition, which is not applicable to standard or generic products readily available in the market. During the most recent fiscal period, the majority of the projects involved standard or generic items, our pricing capacity is therefore comparatively lower than in the same period last year, resulting in an increasing cost of revenue despite the decrease in revenue.

The fluctuation in the cost of sales of Medical Auxiliary Supplies was primarily driven by an increase in customer demand for these products.

Gross Profit

For the fiscal years ended December 31, 2022 and 2023, our gross profits were $558,150 and $470,828, respectively, resulting in gross profit margins of 82.11% and 74.90%, respectively. The decrease in gross profit can primarily be attributed to a shift in our product and service offerings. The Chinese government’s lifting of the restrictive COVID-19 policy at the end of 2022 resulted in successive infections in Beijing Feitian’s sales team, which adversely affected their ability to personally reach out to and secure customers requiring varying degrees of customization. As a result of the decrease in the number of tailored, customized product solutions and comprehensive service contracts, our average selling price decreased, which negatively impacted gross margins.

Operating expenses

Our operating expenses increased by $246,879, or 46.53%, from $530,629 for the fiscal year ended December 31, 2022 to $777,508 for the fiscal year ended December 31, 2023.

The following table sets forth a breakdown of our operating expenses and the ratio of operating expenses to revenue for the fiscal years ended December 31, 2022 and 2023:

	For the Fiscal Years Ended December 31,				Fluctuation of December 31, 2022 to December 31, 2023
	2022	%	2023	%	Amount	%
Revenues	$679,777		$628,591		$(51,186)	(7.53)
Operating expenses
Selling and marketing	294,856	43.38	268,135	42.66	(26,721)	(9.06)
General and administrative	162,056	23.84	424,899	67.60	262,843	162.19
Research and development	73,717	10.84	84,474	13.44	10,757	14.59
Total operating expenses	$530,629	78.06	$777,508	123.69	$246,879	46.53

Selling and marketing expenses

Selling expenses primarily include staff costs, express fees, promotion and advertising expenses, and other daily expenses related to the selling and marketing departments. Selling expenses decreased by $26,721, or 9.06%, from $294,856 for the fiscal year ended December 31, 2022, to $268,135 for the fiscal year ended December 31, 2023. The decrease was primarily due to reduced promotion and advertising expenses, which partially offset increased salary expenses and conference fees. The increase in salary expenses was mainly attributed to the issuance of bonuses to sales personnel for increased sales volume of FTTPS. Additionally, Beijing Feitian participated in some industry exhibition events during this period, which became possible after the revocation of COVID-19 restrictions.

General and administrative expenses

General and administrative expenses refer to the costs associated with Beijing Feitian’s day-to-day running of the business. These expenses primarily include operating lease expenses, salary and welfare expenses and related expenses for employees involved in general corporate functions, such as accounting, legal and human resources. They also cover expenses associated with the operation of functions such as traveling and general expenses, professional service fees, and other related expenses. For the fiscal year ended December 31, 2023, general and administrative expenses increased by $262,843, or 162.19%, compared to the previous fiscal year, from $162,056 to $424,899. The increase in administrative expenses was mainly due to the increase in (i) professional service fees, such as annual audit fees, attorney fees, and other professional expenses related to this offering, (ii) rental expense, due to the reclassified interest and depreciation of property and equipment, due to the newly added property and equipment in fiscal year 2023, and (iii) provision for doubtful accounts, mainly due to the adoption of current expected credit loss considering the client’s lifetime credit loss rate.

Research and Development Expenses

During the fiscal year ended December 31, 2023, our research and development expenses increased by $10,757, or 14.59%, from $73,717 in the previous year to $84,474. These expenses included salaries, employee benefits, and third-party development expenses associated with product development. Specifically, our research and development expenses are primarily expenditures related to the ongoing functional development of FTTPS. This increase in expenses is attributable to the Company’s continuous collaboration with its outsourcing R&D team since 2023 to conduct research and develop an AI recognition feature within FTTPS to delineate and identify malignant tumors and sensitive structures surrounding them, in order to improve the quality and accuracy of FTTPS in general.

Other income, net

Other income, net, primarily consisted of government subsidies and other expenses, net. The government subsidy mainly aims to encourage and support technology enterprises engaged in the software industry. Other expenses include immaterial interest expenses, as the Company had no loans as of December 31, 2023, and other additional de minimis incidental income. Other income, net increased by $2,666, or 6.13%, from $43,506 for the fiscal year ended December 31, 2022, to $46,172 for the fiscal year ended December 31, 2023. The decrease in interest expense was the main factor leading to an increase in other income, net, for the fiscal year ended December 31, 2023.

Income tax benefit

Our income tax benefit was $12,953 for the year ended December 31, 2022 and our income tax benefit was $19,291 for the year ended December 31, 2023. Corporate income tax benefit mainly consists of changes in deferred tax, due to temporary differences, additional deduction for R&D expenses and others.

Net income (loss)

As a result of the foregoing, our net income decreased by 387.23% from a net income of $83,980 for the fiscal year ended December 31, 2022 to a net loss $241,217 for the fiscal year ended December 31, 2023.

Liquidity and Capital Resources

For the fiscal years ended December 31, 2022 and 2023, the Company generated net income of $83,980 and net loss of $241,217, respectively. As of December 31, 2023, our cash and restricted cash amounted to $227,450, as compared to $72,288 as of December 31, 2022.

In assessing the liquidity, as of December 31, 2023, our working capital deficit amounted to $672,903. As of December 31, 2023, our current liabilities consisted primarily of $985,043, due to Mr. Jianfei Zhang, which was used as advances for offering-related expenses. Excluding amounts due to Mr. Jianfei Zhang, our working capital amounted to $312,140.

Additionally, Mr. Jianfei Zhang has offered a revolving credit facility of up to $1,000,000, or its equivalent in relevant currency, to the Company for additional working capital support to cover the costs and expenses in connection with this offering, which credit facility is interest-free and unsecured. The unutilized credit facility amounts to $14,957 as of December 31, 2023.

Considering the above effect, the management concluded that the Company’s available cash, and working capital will be sufficient to support its continuous operations and to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of the consolidated financial statements for the fiscal year ended December 31, 2023.

However, if the Company experiences an adverse operating environment or unanticipated capital expenditure requirements, or if we decide to accelerate our business growth, additional financing may be necessary. We intend to explore additional financing through commercial lending and/or project financing. In March 2024, we obtained a short-term loan of RMB1,000,000 from the Beijing Rural Commercial Bank, followed by a short-term loan of RMB810,000 from the Bank of Nanjing in April 2024. Based on our assessment of the future liquidity and performance of the Company and its available sources of financing, we believe that the current cash and cash flows generated from the Company’s future operating activities will be sufficient to meet the working capital needs within the next twelve months from the date of issuance of the consolidated financial statements.

Beijing Feitian’s current operations are conducted primarily in China, with all revenue, expenses, and cash denominated in RMB. Current foreign exchange and other regulations in the PRC may restrict Beijing Feitian in its ability to transfer its net assets to us. As of the date of this prospectus, these restrictions had no impact on our ability to meet cash obligations, as all of the current cash obligations are due within the PRC.

Cash Flow Analysis

Cash Flows for the Fiscal Years Ended December 31, 2022 and 2023

The following table sets forth a summary of our cash flows for the periods indicated.

	For the Fiscal Years Ended December 31,
	2022	2023
Net cash used in operating activities	$(116,152)	$(63,636)
Net cash provided by financing activities	$78,135	$220,592
Effect of exchange rate changes on cash	$(26,445)	$(1,794)
Net increase (decrease) in cash	$(64,462)	$155,162
Cash and restricted cash at the beginning of the year	$136,750	$72,288
Cash and restricted cash at the end of the year	$72,288	$227,450
Cash at the end of the year	$72,288	$217,885
Restricted cash at the end of the year	$—	$9,565
Total cash and restricted cash at end of the year	$72,288	$227,450

Operating Activities

During the fiscal year ended December 31, 2022, the Company experienced a net cash outflow from operating activities amounting to $116,152. This can be primarily attributed to several factors. First, there was an increase in accounts receivable by $281,406, which was mainly due to substantial sales to a few new customers. Generally, the essence of each contract is similar to others, yet the contract value is contingent upon the volume of goods and services procured by the hospitals. Sizeable hospitals, including our two top customers, often present intricate and comprehensive requirements, therefore leading to notable sales amounts. Second, there was an increase in inventories by $63,942, and an increase in prepayments and other current assets by $23,722. Additionally, there was a decrease in accounts payable of $11,587, a decrease in income tax payables of $10,863, and a decrease in operating lease liabilities of $51,447, partially offset by $83,980 in net income. Furthermore, there was an increase in accrued expenses and other current liabilities of $37,986 and an increase in contract liabilities of $137,335. Meanwhile, the net cash used was adjusted for non-cash items, including an amortization of right-of-use assets of $54,084 and a provision for doubtful accounts of $15,520. The provisioning adhered to our accounting policy. We believe our accounting policy is appropriate, substantiated by the robust credit history and continuous patient inflow of our major hospital customers, which diminishes the likelihood of doubtful accounts arising. See “— Accounts receivable and allowance for doubtful accounts” in this section for more details of our allowance for doubtful accounts.

During the fiscal year ended December 31, 2023, the Company experienced a net cash outflow of $63,636 from operating activities. This was mainly due to a net loss of $241,217, which was adjusted for (1) certain non-cash items, mainly including depreciation of property and equipment of $5,333, amortization of right-of-use assets of $57,801, provision for doubtful accounts of $21,517, and negative $19,291 deferred income tax, (2) changes in certain working capital items that positively impact the cash flow from operating activities, which include a decrease in accounts receivable of $212,311, a decrease in inventories of $33,499 and an increase in accrued expenses and other current liabilities of $19,851, and (3) changes in certain working capital items that negatively impact the cash flow from operating activities, mainly including a decrease in lease liability of $57,201, and a decrease in contract liabilities of $101,732.

Financing Activities

Net cash provided by financing activities amounted to $78,135 for the fiscal year ended December 31, 2022, primarily consisting of repayments due from related parties of $570,486 and advances from related parties of $513,393, partially offset by advances to related parties of $53,487, repayments due to related parties of $114,459, deferred offering costs of $439,354, and dividend paid to shareholders of $398,444.

Net cash provided by financing activities amounted to $220,592 for the fiscal year ended December 31, 2023, primarily consisting of advances from related parties of $754,061, which was partially offset by repayments of due to related parties worth $138,400 and deferred offering costs of $396,197.

Critical Accounting Policies and Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect (i) the reported amounts of assets and liabilities; (ii) the disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as (iii) the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions are subject to continually evaluate these judgments based on our own historical experience, knowledge and assessment of current business and other conditions and our expectations regarding the future based on available information, which together form our basis for making judgments about matters that are not readily apparent from other sources, including, but not limited to, the assessment of the allowance for doubtful accounts, the realizability of deferred income tax assets, uncertain tax position, revenue recognition and accrual of contingencies. Actual results could differ from those estimates.

When reading our consolidated financial statements, you should consider our selection of critical accounting policies, the judgment and other uncertainties affecting the application of such policies and the sensitivity of reported results to changes in conditions and assumptions. Our critical accounting policies and practices include the following: (i) revenue recognition; (ii) accounts receivable, net; and (iii) taxes. See “Note 2 — Summary of Significant Accounting Policies” to our consolidated financial statements for the disclosure of these accounting policies. We believe the following accounting estimates involve the most significant judgments used in the preparation of our financial statements.

Accrual of warranty liability

The Company is required to allocate the transaction price for contracts with multiple deliverables and estimate the stand-alone selling price. In certain sales agreements, the Company provides an assurance-type warranty to the customers. This type of warranty promises to repair or replace a delivered good or service if it does not perform as expected. Since an assurance-type warranty guarantees the functionality of a product, the warranty is not accounted for as a separate performance obligation, and thus no transaction price is allocated to it.

The Company considers market data, including its pricing strategies for the products being evaluated and other similar products it offers, competitor pricing to the extent data is available, and costs to assurance-type warranty the vendor should estimate and accrue a warranty liability when the promised products or service is delivered to the customer under ASC 460. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimates.

There were no such reserves for the fiscal years ended December 31, 2022 and 2023, because the Company’s historical warranty expenses were immaterial to the Company’s consolidated financial statements.

Accounts receivable and allowance for doubtful accounts

We recognized accounts receivable at their original invoiced amount, deducing the allowance for doubtful accounts.

Starting from January 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”).” The Company used a modified retrospective approach, and the adoption does not have an impact on the Company’s consolidated financial statements.

Receivables are considered overdue after 90 days. We review accounts receivable on a periodic basis and make general and specific allowances when there is doubt as to the collectability of individual balances after due date. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, customer payment history, customer’s current creditworthiness, and current economic trends. The allowance is based on the current expected credit loss (“CECL”) model, which involves categorizing accounts receivable into age buckets for the end of fiscal year ended December 31, 2022 and 2023, the credit loss rate of less than 1 year, 1 – 2 years and longer than 2 years is 3% – 5%, 20% and 100%, respectively, assessing the credit loss risk for each category. Receivables over two years old are fully provisioned under CECL. Amounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recognized no written-off amount recognized on accounts receivable for the fiscal years ended December 31, 2022 and 2023.

The Company made provisions for doubtful debts of $15,520 and $21,517 for years ended December 31, 2022 and 2023, respectively. Our primary customers are public hospitals with whom we had a track record of minimal credit losses in the past. This, along with our assessments of receivable aging, customer creditworthiness, and collection probability, supports our provision for expected credit losses.

Taxes

We follow the liability method of accounting for income taxes in accordance with ASC 740 (“ASC 740”), Income Taxes. We account for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. No valuation allowances have been established for deferred tax assets as of December 31, 2022 and 2023, because the Company determined it was more likely than not that the deferred tax assets would be realized before expiration.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely to be realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expenses in the period incurred.

The Company’s operating subsidiary in PRC is subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB100,000 ($14,085). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion.

No significant penalties or interest relating to income taxes were incurred for the fiscal years ended December 31, 2022 and 2023.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 “Summary of Significant Accounting Policies — Recent Accounting Pronouncements” of our consolidated financial statements.

Internal Control over Financial Reporting

Prior to this offering, we were a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. During the audit of our consolidated financial statements as of and for the fiscal years ended December 31, 2022 and 2023, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting. These material weaknesses identified are (i) our lack of sufficient personnel with appropriate levels of accounting knowledge and experience to address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP, and (ii) our lack of formal policies and procedures to establish risk assessment processes and an internal control framework.

We are currently in the process of implementing several measures to address the material weaknesses identified, including (i) hiring additional qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to establish a financial and system control framework; (ii) expanding the capabilities of existing accounting and financial personnel by implementing regular and continuous U.S. GAAP training programs; (iii) preparing comprehensive accounting policies, manuals and closing procedures to improve the quality and accuracy of our period-end financial closing process; and (iv) appointing independent directors, establishing an audit committee, and strengthening corporate governance.

We may incur significant costs in the implementation of these measures. We cannot assure you that these measures will be sufficient to remediate our material weaknesses in time, or at all. Additionally, we cannot assure you that we have identified all material weaknesses or that we will not have additional ones in the future. See “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A ordinary shares” and “— Risks Related to the Class A Ordinary Shares and this Offering — If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our Class A ordinary shares may be materially and adversely affected.”

INDUSTRY

The information presented in this section has been derived from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, regarding our industry and our market position. We refer to this report as the “F&S report”.

We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information.

Frost & Sullivan has advised us that the statistical and graphical information contained herein is drawn from its database and other sources. The following discussion contains projections for future growth, which may not occur at the rates that are projected or at all.

OVERVIEW OF CANCER BURDEN

Cancer is a significant global health problem, rising from approximately 17.2 million new cases in 2016 to 19.7 million new cases in 2021. It is expected to rise to 22 million new cases in 2026. Cancer incidence and mortality are projected to increase in the coming decades as a result of changing demographics, living environments, and the capacity of health systems to deliver effective cancer control interventions. Lung, breast, and colorectal cancers were the most commonly diagnosed cancers globally in 2021. However, the incidence and mortality rates of cancer vary widely by region and country, with higher rates observed in low- and middle-income countries.

Source: IARC, ACS, NCCR, Frost & Sullivan analysis

In China, the burden of cancer is also significant, increasing from approximately 4.1 million new cases in 2016 to 4.7 million new cases in 2021. It is expected to rise to 5.3 million new cases in 2026. The most common types of cancer in China include lung, liver, stomach, and colorectal cancer.

Source: IARC, ACS, NCCR, Frost & Sullivan analysis

In other Asian countries, cancer is also a growing health concern. The cancer burden is expected to increase due to aging of the population, changes in lifestyle and environmental factors. However, the healthcare system and infrastructure for cancer prevention, diagnosis, and treatment in these countries still face significant challenges and limitations. The chart below demonstrates new cancer cases in Vietnam from 2016 to 2026.

Cancer burden in Vietnam, 2016-2026E

Unit: Million people
CAGR
2016-2021 4.5%
2021-2026E 4.6%
0.15
0.16
0.17
0.18
0.18
0.19
0.20
0.21
0.22
0.23
0.24
2016
2017
2018
2019
2020
2021
2022E
2023E
2024E
2025E
2026E

Source: GBD, Frost & Sullivan analysis

The increasing cancer burden in both China and globally highlights the urgent need for effective prevention, early detection, and treatment strategies.

RADIOTHERAPY ONCOLOGY MARKET IN CHINA

Introduction of Radiotherapy and its Advantages

According to Frost & Sullivan, treatment methods for oncology mainly include surgery, radiotherapy, chemotherapy, targeted therapy, and immunotherapy. Radiotherapy is a cancer treatment that uses high doses of radiation to kill cancer cells and shrink tumors. At high doses, radiation therapy kills cancer cells or slows their growth by damaging their DNA. Cancer cells with irreparable DNA damage stop dividing or die. When damaged cells die, they are broken down and removed by the body. Radiotherapy accounted for approximately 12.3% of the total oncology therapeutics market by treatment methods in China in 2021, and radiotherapy is being increasingly accepted as an effective cancer treatment. The advantages of radiation therapy include:

•        its relatively safety, because radiation can be emitted from outside the patient’s body and focuses on the tumor; the treatment is painless, and generally does not require anesthesia;

•        preservation of organs, compared to traditional surgery, such as not removing organs such as the breast, throat or part of the gastrointestinal tract, which can have a serious negative impact on a patient’s quality of life;

•        synergy with other cancer treatments such as surgery, chemotherapy, and immunotherapy; radiation therapy may be given before, during, or after these other treatments to kill more cancer cells and improve the treatment effect than either therapy might accomplish alone;

•        ability to shrink tumors, which may help to relieve mass effect, and it may be done before surgery to convert certain patients’ tumors from unresectable to resectable status;

•        relatively less death of microscopic disease at the periphery of the tumor that would not be visible to the naked eye (e.g. at the time of surgery); and

•        may stimulate an immune response against the tumor.

Radiation is a localized therapy. Radiation therapy is used to cure or alleviate early-stage cancer, prevent cancer from recurrence, treat symptoms due to advanced cancer and treat the recurrence of cancer. There are two main types of radiation therapy: external beam radiation (teletherapy) and internal radiation therapy (brachytherapy). The type of radiation therapy that a patient may have depends on many factors, including: (i) the type of cancer; (ii) the size of the tumor; (iii) the tumor’s location in the body; (iv) the distance of the tumor from normal tissues that are sensitive to radiation; (v) the general health and medical conditions of the patient; (vi) whether the patient will receive other types of cancer treatment; and (vii) other factors.

Brachytherapy is a type of internal radiation therapy in which seeds, ribbons, or capsules that contain a radiation source are placed in the patient’s body, in or near the tumor. Brachytherapy is commonly used to treat cervix, uterus, vagina, rectum, eye, head and neck cancers. It is also occasionally used to treat the breast, brain, skin, anus, esophagus, lung, bladder, and prostate cancers.

Brachytherapy as an internal radiotherapy offers unique advantages over traditional external radiotherapy, as it reduces the radioactive exposure to healthy tissues while delivering an optimized dose to target tumor or area, relatively enhancing the effectiveness of treatment, life quality of patients, and survival rates. According to Frost & Sullivan, in the future, the adoption of brachytherapy is expected to grow, due to its accuracy and minimal side effects, and is projected to play an increasingly vital role in cancer treatment.

Growth Drivers of Radiotherapy Oncology Market in China

Increasing acceptance of radiotherapy in treating cancer

According to Frost & Sullivan, in recent years, the incidence of tumors has continued to rise due to risk factors such as environmental pollution, population aging, increased social pressure leading to anxiety and depression, and unhealthy lifestyles, and remains one of the most important factors of fatal diseases in China and worldwide. Radiotherapy has many advantages compared with traditional surgery, including eliminating the risk of surgical blood loss, the need for blood transfusions, and the potential for infection. It can also effectively kill cancer cells or greatly reduce the number of cancer cells while protecting other organs in the body, leading to a substantial increase in its acceptance as an effective cancer treatment.

Supportive national policies

In recent years, national and local governments have supported the development of high-end medical devices through multiple policies. The loose procurement policy of large-scale equipment also shows the country’s support for the popularization of radiotherapy equipment. With the support of national policies and the deepening of patients’ awareness of radiotherapy, the penetration rate of radiotherapy in China is expected to increase rapidly. For example,

•        in July 2020, the National Health Commission issued the Notice on Adjusting the 2018-2020 Large-scale Medical Equipment Allocation Plan, which mentioned that further promoting the scientific and rational allocation of large-scale medical equipment to ensure the people’s medical service needs, the National Health Commission adjusted the Gamma Knife from 146 to 188 in the national 2018-2020 overall plan, and the number of linear accelerators was adjusted from 1,208 to 1,451;

•        in April 2018, the National Health Commission issued Catalogue for the Management of Large Medical Equipment Configuration Licenses (2018), which pointed out that the configuration license of large-scale medical equipment such as Gamma Knife was adjusted from Class A to Class B, and PET-CT, Gamma Knife, etc. will no longer be approved by the Health Commission, but will be configured and approved by the provincial Health and Family Planning Commission;

•        the “14th Five-Year Plan” medical equipment industry development plan states that precision radiotherapy equipment should be vigorously developed. This means that with the strong support of national policies, the development of China’s radiotherapy oncology industry is expected to further accelerate.

Technology Innovations

Technology plays a pivotal role in the continuous development of radiotherapy. In order to reduce the risk of damaging the healthy surrounding tissue, new techniques are being developed to improve the precision of radiotherapy. Technological innovation, such as image-guided radiation therapy, adaptive radiotherapy, integration of artificial intelligence, and heavy-particle therapy, are making treatments more effective and efficient with fewer side effects. In addition, according to Frost & Sullivan, the evolution toward personalized oncology and precision radiotherapy is projected to provide optimal treatment for each patient.

Application of AI and Big Data

Artificial intelligence (AI) has been increasingly applied in radiotherapy. An important example is the ability of AI in supporting planners to generate automated solutions for treatment planning optimization, which is a notable improvement over traditional manual methods for planning, according to Frost & Sullivan. These treatment plans are designed to optimize intensities to achieve optimal dose distributions. Traditionally, patients receive fixed treatment plans throughout their radiotherapy course. However, to accommodate tumor regression and anatomical changes or adjust to the changing biological characteristics of the cancer, there is a growing need for faster feedback that swiftly translates imaging data into updated treatment plans. AI has showcased its potential in rapidly reconstructing medical images and generating CT-like images for precise dose calculations, particularly utilizing MRI data.

Furthermore, AI plays a pivotal role in developing prediction models for outcomes based on images collected during radiotherapy. Radiomics, which involves extracting image features from CT, MRI, or PET scans to identify imaging biomarkers and create prediction models, may prove promising for integrating personalized medicine with radiation oncology, according to Frost & Sullivan.

To harness the potential of AI, large amounts of data are required. Data sharing is therefore necessary and IT infrastructures that facilitate data sharing are under construction. Distributed learning techniques are important to ensure patient privacy. Much research also involves integrating large databases of information into decision-making support systems toward a fully personalized approach to the treatment.

Penetration of Radiation Therapy for Oncology in China

According to the statistics from the Chinese Journal of Radiation Oncology, the number of radiotherapy equipment used in China has increased from 1.42 per million people in 2016 to 1.63 per million people in 2021, which also shows that the penetration rate of radiotherapy in China is constantly improving. WHO stipulates that the standard of radiotherapy equipment is 2-4 units per million people. In developed countries and regions, radiotherapy equipment can even reach 6-12 units per million people, which shows that China’s radiotherapy market has huge development space. In 2026, it is expected that the penetration of radiotherapy equipment in China will reach 2.03 units per million people, which meets the standards of WHO.

Source: Chinese Journal of Radiation Oncology, WHO, Frost & Sullivan analysis

RADIOTHERAPY ONCOLOGY MARKET IN SOUTHEAST ASIA

Penetration of Radiation therapy for Oncology in Southeast Asia

According to the statistics of Asia-Pacific Journal of Clinical Oncology, the number of radiotherapy equipment in Southeast Asia has increased from 0.58 unit per million people in 2016 to 0.64 unit per million people in 2021, which also shows that the penetration rate of radiotherapy in Southeast Asia is relatively low. WHO stipulates that the standard of radiotherapy equipment is 2-4 sets/million people, and the level of 0.64 units per million people is significantly lower than the WHO standard. In developed countries and regions, radiotherapy equipment can even reach 6-12 units per million people, which shows that the radiotherapy market of Southeast Asia has huge development space. The number of radiotherapy equipment in Southeast Asia is expected to reach 0.72 unit per million people in 2026.

Source: Asia-Pacific Journal of Clinical Oncology, United Nations, WHO, Frost & Sullivan analysis

Penetration Rate of Radiation Therapy for Oncology in Vietnam

According to the statistics of Asia — Pacific Journal of Clinical Oncology, the number of radiotherapy equipment in Vietnam has increased from 0.43 unit per million people in 2016 to 0.59 unit per million people in 2021, which also shows that the penetration rate of radiotherapy is constantly improving. In 2021, the per capita ownership of radiotherapy equipment in Vietnam was even lower than the average in Southeast Asia. In the future, Vietnam’s radiotherapy market will develop rapidly, and the penetration of radiotherapy equipment will reach 0.8 unit per million people by 2026, which has exceeded the average level in Southeast Asia.

Source: Asia-Pacific Journal of Clinical Oncology, United Nations, WHO, Frost & Sullivan analysis

Analysis of Treatment Planning System (TPS) Market

TPS is a critical component of radiation therapy. TPS uses software to design the beam angle and optimize and calculate the radiation dose to the tumor and healthy tissues/organs, to achieve the best possible treatment plan for the patient. The treatment plan is a trial-and-error process that determines optimal dwell times, dose distribution, and loading pattern for radiation therapy. TPS offers a number of dose calculation methods to either normalize or optimize the radiation dose.

Radiotherapy is a complex process that involves the participation of various imaging and treatment equipment. TPS is used to pre-plan the actual treatment plan for the patient based on the patient’s diagnostic images, to give the three-dimensional positioning of the tumor, to provide the mode of operation of the treatment machine and the corresponding patient’s positional data, and to give other means of correction during the course of dose implementation. The distribution of the radioactive dose within the body must be accurately planned before the actual treatment is administered to the patient to subject the tumor area to the expected dose while strictly controlling the dose received by normal body tissues.

In current radiation therapy, clinicians and physiotherapists generally make treatment planning and dose planning using TPS. The accuracy and capabilities of TPS largely determine the quality of the treatment plan and, thus, the clinical outcome to a considerable extent. The basic logical flow of TPS is shown below.

Source: Frost & Sullivan analysis

TPS can be classified into different categories based on their functionalities, including (i) TPS for brachytherapy equipment (e.g., the breach-loading therapy machine, radioactive particle implantation machine); (ii) TPS for external beam radiotherapy equipment (e.g., 60Co electron liner accelerator, medical electronic linear accelerator, cyber knife); (iii) TPS for stereotactic radiosurgery that uses many precisely focused radiation beams to treat tumors in the brain, neck, lungs, liver and other parts of the body; and (iv) TPS for multiple radiotherapy modalities.

Clinical value of TPS

A TPS may be an essential tool in the radiation process. It can make a simulation, establishment and dose calculation module based on patient’s CT and the linear accelerator beam models. In the field of radiation therapy for tumors, the planning of the radiation dose is an important aspect and needs to be done with the help of TPS. In general, the radioactive dose is crucial in radiotherapy. If the radioactive dose is too high, the patient’s healthy tissues will be over-irradiated, causing unnecessary harm; if the radioactive dose is too low, the desired treatment effect will not be achieved, and the curative effect can not be guaranteed.

By using sophisticated programming methods to vary the residence time and location of radioactive sources, TPS can iteratively optimizes and calculates the dose received by tumors and healthy tissues and formulates the best treatment plan for patients, thereby ensuring the efficacy.

The TPS is at the heart of the radiotherapy process. An error in calculation or misinterpretation at the planning stage will affect not just one fraction but the whole of a patient’s course of treatment. According to Frost & Sullivan’s research and analysis, studies have shown that for every 1% increase in radiotherapy dose accuracy, patient recovery rates can be increased by 2%.

Key Future Trends

Rise of Domestic Brands

In China, with the improvement of the technical level of domestic enterprises, the implementation of hierarchical diagnosis and treatment policies, and the promotion of domestic innovative device policies, domestic replacement will be the general trend.

In May 2021, the Ministry of Finance of the People’s Republic of China and Ministry of Industry and Information Technology of the People’s Republic of China jointly issued a document to introduce a policy on domestic priority for radiotherapy equipment. The Guidance Standards for Government Procurement of Imported Products clearly states that 100% domestic production is required for 3D radiotherapy planning systems, oncology information systems, etc.

In addition, as medical data security incidents occur frequently, the situation of medical data security is becoming more and more serious. The National Health Care Commission has issued a series of management measures to emphasize the strengthening of independent R&D capabilities and to achieve domestic substitution of foreign brands.

Improvement in Technical level

In radiotherapy, in addition to the requirement for the target area to receive an adequate prescribed dose, the dose to surrounding organs at risk (OAR) is also an important factor in patient outcomes and quality of life. The main types of algorithms reported in the literature and commercially available for automated planning include: prediction of the dose volume histogram (DVH) for automated planning purposes; prediction of the patient’s 3D dose distribution for automated planning; and the use of automated scripts to simulate the trial-and-error process of the plan designer. With the improvement of existing algorithms and the introduction of new algorithms, a complete and reliable automatic planning algorithm will provide an accurate reference for future radiotherapy planning and contribute to the quality and efficiency of TPS design.

More precise and personalized

With the rapid development of medical imaging technology and image processing technology, radiotherapy technology has developed from two-dimensional conventional radiotherapy to three-dimensional conformal radiation therapy (3DCRT), image-guided radiation therapy (IGRT), and more precise radiotherapy, such as radioactive particle implantation. Meanwhile, TPS tends to be more precise and personalized.

Compared with traditional radiotherapy, Radioactive Particle Implants (RPI) accurately increase the effective radioactive dose of tumor, while reducing unnecessary irradiation, minimizing damage to OAR, thus maximizing the protection of patients. It also improves the patient’s life quality. In the future, RPI will be more widely used because of its high accuracy and low side effects. Brachytherapy TPS (including TPS for RPI and TPS for other precision radiotherapy will also be used more widely.

Growth drivers of brachytherapy TPS market

Development of brachytherapy TPS in treating oncology

In recent years, China has made significant developments in the field of brachytherapy for cancer, which has boosted the brachytherapy TPS market. Brachytherapy offers significant benefits for tumor treatment. While reducing the radioactive dose to healthy tissues, the radioactive dose of target tumor is optimally high, which can largely improve the effectiveness of the treatment and life quality of patients, as well as increase the patient’s survival rate. For patients with local recurrence, metastatic tumors, or those who cannot or are unwilling to do surgery, this technology provides an outstanding therapeutic option. Compared to other methods, it is more effective in eradicating tumors, with fewer side effects, and shortens the patient’s hospital stay. The use of TPS can increase the precision of brachytherapy, allowing radioactive particles to achieve optimal distribution within the tumor. With ongoing advancements in research and technology, brachytherapy may continue to provide more precise and efficient treatment options for cancer patients, propelling the development of brachytherapy TPS.

Technical innovation and in-depth research of brachytherapy TPS

As an interdisciplinary cutting-edge technology, brachytherapy TPS amalgamates knowledge from computer programming, image processing and visualization, nuclear physics, medical physics, and mathematics. Experts and R&D teams in the industry delve into research, innovate, and address associated technical challenges, such as delineating target tumors from healthy tissues, correcting deformities in patient contours during treatment, precisely defining tumor contours, optimizing radiation beams, and accurately computing dose distributions.

TPS Market and Brachytherapy TPS Market in China

The market size of TPS in China increased from RMB507.4 million (approximately $70.0 million) in 2016 to RMB1,042.8 million (approximately $143.8 million) in 2021, at a CAGR of 15.5%. The market size will further grow in the future and is expected to reach RMB2,325.6 million (approximately $320.7 million) in 2026, at a five-year CAGR of 17.2%. In 2021, the brachytherapy TPS market size reached $4.08 million, which accounted for approximately 2.8% of the total treatment planning system market in China. Driven by the development of precision radiotherapy and innovation in technology such as three-dimensional conformal radiation therapy, the brachytherapy TPS market size is expected to increase to US$34.6 million in 2026.

Source: Company annual report, expert interview, Frost & Sullivan analysis

Competitive Landscape of China Brachytherapy TPS Market

In China, there are 9 treatment planning system products for brachytherapy which have been approved for marketing and seven of them have recorded revenue in China in 2021. Among them, there are 6 treatment planning system products specifically for radioactive particle implantation, which is a kind of technique of brachytherapy, including 4 domestic products and 2 imported products. They are all NMPA-approved class-III medical devices software products for medical use.

Source: Expert interviews, Frost & Sullivan Analysis

BUSINESS

Our Mission

Our mission is to provide innovative healthcare solutions and world-class service to become a reliable partner with hospitals, physicians and patients.

Overview

We are an exempted company with limited liability incorporated in the Cayman Islands on November 2, 2022. We are a holding company that has no material operations ourselves. As of the date of this prospectus, all of our business is conducted through our PRC operating entity, Beijing Feitian. We are committed to leveraging our products and services to establish a potential new standard of care across multiple malignant tumor applications.

Beijing Feitian, our PRC operating entity, is a healthcare solution provider dedicated to the development and commercialization of brachytherapy TPS specifically used for radioactive particle implantation, a type of radiotherapy used in treating cancer patients by placing radioactive sources inside the patient that kill cancer cells and shrink tumors. Beijing Feitian’s proprietary TPS is designed to promote the efficiency, accuracy, and safety of brachytherapy. TPS is generally a computer software used in different types of radiotherapy. In brachytherapy, radiation treatment planning is the process in which a team of professionals will plan the appropriate brachytherapy for cancer patients with malignant tumors. For the fiscal years ended December 31, 2022 and 2023, Beijing Feitian’s revenue was generated through (i) the sales of FTTPS; and (ii) the sales of Medical Auxiliary Supplies.

FTTPS, the lead product of Beijing Feitian, is an advanced and user-oriented TPS for treating a wide variety of malignant tumors. FTTPS is also a modifiable and expandable TPS combined with proprietary algorithms open to more advanced features, such as 3D printing, and different deployment models adapted to fit patients’ personalized needs. During the operation, FTTPS can determine the target volume, prescription dose, and dose limitation to protect OARs and produce a safe, effective, and accurate dose distribution plan for brachytherapy for cancer patients. This system simulates and calculates the treatment effect in preoperative planning, as well as over the course of treatments and upon the completion of the radioactive particle implants. Based on daily usage experience, the entire process, from image acquisition to the generation of an optimal treatment plan can be quickly completed, while allowing for the ability to re-plan while the patient is being treated. In rare cases, the processing may take longer than 60 minutes. We believe that the process of making iterative adjustments to a patient’s treatment plan may become a trend for the treatment of most cancer patients with malignant tumors receiving internal radiation therapy in the future. As of the date of this prospectus, Beijing Feitian has registered FTTPS’s software copyright and finished the registration as a Class III medical device. With TPS such as FTTPS, radiation therapists and medical physicists of hospitals can precisely destroy malignant tumor cells and reduce radiation exposure to surrounding healthy tissues, thus improving treatment outcomes.

The picture below is our FTTPS installed in the customary equipment in which it is used.

In recent years, the 3D printing sector has evolved in China, followed by increased awareness of its use as a viable manufacturing method. Beijing Feitian has developed a method that enables the digitization of cancer patients’ CT or MRI images for radiation treatment planning, and generates data to be printed as physical 3D guided molds, which are applied to patients in positioning tumors and assisting in administering brachytherapy. Beijing Feitian has generated revenues through sales of printed 3D molds to individual patients as a kind of Medical Auxiliary Supplies.

Beijing Feitian is also committed to continuing to improve and update its products and services, with plans to incorporate a 3D printing technology as a build-in feature in the next-generation FTTPS. The goal is to enhance the efficiency during the operation, increase the accuracy of brachytherapy, and minimize human errors during clinical procedures. As indicated by Frost & Sullivan, a 1% increase in the accuracy of radiotherapy dose distribution could result in a 2% increase in the healing rate of cancer patients. We believe these features allow FTTPS to help with sophisticated brachytherapy with high precision and efficiency requirements.

Beijing Feitian’s product portfolio also includes Medical Auxiliary Supplies such as seed implant needles, computer workstations, patient positioning device, etc. Beijing Feitian does not own or operate, and currently has no plans to establish, any manufacturing facilities for Medical Auxiliary Supplies or other treatment-related products that it sells to its customers.

Beijing Feitian markets its products and services to hospitals and their suppliers in China. Since the commercial introduction of FTTPS, Beijing Feitian experienced rapid revenue growth and has made continuous investments in developing new features and technologies, along with expanded customer service, and support infrastructure. For the fiscal years ended December 31, 2022 and 2023, we had revenue of $697,777 and $628,591, respectively. Sales of FTTPS generated $668,680 and $609,348 in revenue for the respective periods, accounting for 98.37% and 96.94% of our revenue, respectively. For the fiscal years ended December 31, 2022 and 2023, we recorded net income of $83,980 and net loss of $241,217, respectively. As of December 31, 2023, Beijing Feitian sold FTTPS to 212 hospitals in 119 cities across 27 provinces in China. Beijing Feitian’s customer base includes 1) hospital customers who purchase FTTPS and Medical Auxiliary Supplies, 2) third-party hospital procurement service providers and 3) individual customers who purchased printed 3D molds.

Our Competitive Strengths

We believe that the following strengths contribute to our success and are the differentiating factors that set us apart from our peers:

•        Leading TPS provider in China to capture the market opportunity.    According to Frost & Sullivan, the market size of TPS in China is expected to reach $320.7 million in 2026. According to the F&S report, there are four domestic brachytherapy TPS products approved in China by the National Medical Products Administration (NMPA), and Beijing Feitian’s FTTPS is considered technologically advanced and has a wide range of clinical indications. FTTPS is widely used in diseases caused by many types of malignant tumors, including but not limited to prostate cancer, lung cancer, pancreatic cancer, liver cancer, esophageal cancer, and breast cancer. In 2021, Beijing Feitian had a market share of 60.2% based on the total number of brachytherapy TPS used in Chinese hospitals, according to Frost & Sullivan.

•        Formidable entry barrier.    We are in an industry with multiple entry barriers, including technical, industry, and R&D barriers. According to Frost & Sullivan’s analysis, TPS is a multi-disciplinary technology, a comprehensive skillset and knowledge are required to meet the first-class standard and the long-term usage satisfaction from the users. The high technical barriers of TPS makes it difficult for new entrants to achieve a technological breakthrough. Additionally, obtaining a product registration license in China from the NMPA requires extensive efforts, including testing by a local authorized test lab and local clinical trials. NMPA has also introduced policies to raise the entry barrier for medical devices in China to promote the healthy development of the medical device industry. Furthermore, the high R&D barriers of TPS require professional technicians to develop an accurate and efficient algorithm supported by a large amount of clinical data, computer programming, and numerous calculations and iterations. According to the F&S report, there are 9 TPS products for brachytherapy that have been approved for marketing. Despite this, we believe that our mature and commercialized FTTPS has scaled the high entry barrier, setting us apart from competitors given the long R&D cycle of products in our industry. Through years of research, development, and consultation with third-party experts, we believe that our proprietary design concept cannot be easily replicated without years of research and experience.

•        Visionary team leader with deep industry experience.    Led by CEO, Mr. Jianfei Zhang, Beijing Feitian has more than 20 years’ of experience in the medical device and computer software industry. Utilizing his extensive experience in the intersection of oncology, nuclear medicine and software design, Mr. Jianfei Zhang has developed a strong understanding of domestic markets and customer needs. Mr. Jianfei Zhang has also accumulated a wealth of experience in corporate governance and corporate development, providing a solid foundation for our development in our industry segment.

•        Commitment to quality control.    We attach importance to product quality and adhere to stringent quality control measures. Beijing Feitian has implemented a comprehensive quality control system in accordance with the internationally recognized requirements, ISO 9001:2015, to ensure that every step of the business operation is strictly monitored and managed. We plan to continue to maintain and strengthen the quality control systems throughout Beijing Feitian’s operations, closely monitor product quality and market feedback, keep daily operational records, and comply with national and local laws and regulations on product quality, labor and environmental sustainability. See “— Quality Control” for details.

Our Growth Strategies

We will focus on the following key growth strategies to realize our mission:

•        Enhance our ability to attract, incentivize and maintain good relationships with talented professionals.    We believe our success greatly depends on our ability to attract, incentivize and maintain long-term relationships with talented professionals. To maintain and improve our competitive advantage in the market, we plan to implement a series of initiatives to attract additional personnel and to retain mid- to high-level personnel, including formulating a market-oriented employee compensation structure and implementing a standardized multilevel performance review mechanism. In addition, we aim to keep long-term relationships with third-party development teams or experts. As part of this effort, Beijing Feitian has established collaborative relationships with third-party developers, including Beijing Sovio Medical Technology Co. Ltd., TEAMSMART INTERNATIONAL LTD (“Teamsmart”) and Zhengyu Liu, to develop software. Beijing

Feitian has entered into several agreements with these outside experts to acquire the copyright and any other rights derived therefrom of developed software and receive continuous software upgrades, improvements, and maintenance. Further details on these agreements can be found in “— Research and Development.” We believe these outside experts provide valuable technical support, shared research capacity, database and operational know-how to drive sustainable growth of the business and strengthen our ability to innovate.

•        Continue to invest in research and development.    We attribute part of our success to our continued investment in and focus on R&D. Over the two fiscal years ended December 31, 2022 and 2023, Beijing Feitian has invested a total of approximately $158,191 in the ongoing functional development of FTTPS. Our outsourced R&D in 2023 focused specifically on an AI recognition feature within FTTPS, which is aimed to identify malignant tumors and sensitive structures surrounding them, thereby improving the quality and accuracy of FTTPS in general. Looking ahead, we plan to further invest capital in R&D to enhance our technology and develop a new generation system that will incorporate new features into our existing FTTPS. We also plan to develop artificial intelligence surgical robotic devices. In the era of precision medicine, we expect to realize the precise layout of particle implantation through robot-based devices by combining the technological developments of robotics with our existing TPS to facilitate dose accuracy and surgical standardization.

•        Expand into overseas markets, notwithstanding all of Beijing Feitian’s revenues are presently generated in China.    Beijing Feitian’s sales and marketing efforts have been primarily focused on the PRC domestic market. As of December 31, 2023, Beijing Feitian had 212 systems installed in China. To expand its market reach and increase sales, Beijing Feitian intends to gradually introduce its products to the Southeast Asian market in the foreseeable future. Beijing Feitian expects to cooperate with Southeast Asian hospitals to promote its products and services, where it will begin to explore sales capabilities in Southeast Asia. In 2021 and 2022, Beijing Feitian developed an expansion plan for the Southeast Asian market, with Vietnam identified as the primary country for its initial outreach, and successfully obtained the Export Certificate for its FTTPS in 2021 in anticipation of this expansion. However, this plan was halted due to travel restrictions resulting from the COVID-19 pandemic. As of the date of this prospectus, Beijing Feitian has not entered into agreements with any entities in the Southeast Asian market. Moving forward, once the expansion plan is reinitiated, Beijing Feitian intends to establish partnerships with healthcare providers and distributors across other Southeast Asian countries. This strategy is expected to enable Beijing Feitian to gain more profound insights into local market needs and to tailor its product offerings more effectively for these new markets.

•        Create new revenue channels through upgrade services for FTTPS.    We plan to generate additional revenue by offering upgrade services for our next-generation FTTPS. FTTPS is an expandable software and can be customized to meet the evolving demands of the market as Chinese nuclear medicine and other related disciplines continue to develop. For example, although the isotope generally used in China for radioactive particle implantation is Iodine-125, Beijing Feitian has embedded FTTPS with a database for newly-introduced isotopes, such as Iridium-192 and Palladium-103, which reflects the trend in nuclear medicine development. Isotopes are different forms of the same chemical element, each having a different number of neutrons in its nucleus. As new functionalities such as the newly-introduced database for isotopes are developed, we can offer upgrade services on top of the existing FTTPS for a fee, thereby generating additional revenue and creating value for our customers.

Market Trends and Opportunities

Our products and services are closely related to radiotherapy, a primary clinical approach to cancer treatment worldwide. Below are some detailed descriptions of the market trends and opportunities related to our business.

China’s Cancer Burden and the Growing Opportunity in Radiotherapy Oncology Market

According to the WHO, China faces a significant public health challenge, with cancer being one of the leading causes of death. According to the International Agency for Research on Cancer (IARC), which is the WHO’s cancer agency, approximately 4.8 million new cancer cases were reported in 2022, contributing to around 2.6 million deaths, which is about 26.4% of total global cancer deaths. Both the number of new cancer cases and cancer death ranked first in the world in 2022. In recent years, influenced by risk factors such as environmental pollution, aging population, increasing societal pressures leading to anxiety and depression, and unhealthy lifestyles, the global incidence of cancerous tumors has been rising, continuing to be one of the most important factors of fatal diseases in China and worldwide. IARC also estimates that the number of new cancer cases in China will continue to grow in the future, reaching 6.8 million in 2030, which, as a burden, will directly promote the development of China’s radiotherapy oncology market.

Despite the potential increase in cancer cases, China’s radiotherapy resources remain insufficient compared to global standards. WHO and the International Atomic Energy Agency each suggested in 2021 and 2023 that over 50% of cancer patients require radiotherapy as part of their treatment. While radiotherapy is widely available in the United States and Western Europe, many countries such as China currently do not have enough medical resources to adequately treat their domestic cancer patient populations. According to the statistics from the Chinese Journal of Radiation Oncology and the estimate of Frost & Sullivan, as of 2024, there will be 2,656 radiotherapy equipment units in China, translating to a density of 1.87 radiotherapy equipment per million people. Despite an increase from a density of 1.56 in 2020, the WHO stipulates that the standard of radiotherapy equipment is 2-4 sets per million people. Based on this standard, China’s radiotherapy equipment still falls below the recommended level. In developed countries and regions, radiotherapy equipment can reach the standard of 6-12 units per million people. This indicates that these countries and regions have a greater capacity to provide radiotherapy services to their populations.

In recent years, national and local governments in China have been making efforts to support the development of high-end medical devices through multiple policies, including the popularization of radiotherapy equipment. Specifically, according to the guidance of “Medium and Long-term Development Plan for Medical Isotopes (2021-2035)”, all Class III public hospitals shall set up their nuclear medicine departments by 2025, which means at least 1,500 additional departments of nuclear medicine will be built nationwide in the coming years, with radiotherapy equipment included.

According to the estimate of Frost & Sullivan, the market size of China’s nuclear medical equipment is expected to reach RMB25.6 billion (approximately $36.1 billion) by 2030, with a CAGR of 10.3% from 2025 to 2030. Radiotherapy equipment per million people in China will reach 2.03 by the end of 2026, indicating a five-year CAGR of 4.7%.

Despite that China’s oncology healthcare services are still in the early stages of development compared to more advanced and streamlined cancer care methodologies and procedures in developed countries, China’s substantial cancer burden, nationwide supportive policies, and rising demands for patient-oriented cancer care to enhance the quality of life will drive the rapid growth of China’s radiotherapy oncology market. In addition, since TPS is at the heart of the radiotherapy process, we also believe the above-mentioned construction of nuclear medicine departments provides a solid growth for the potential needs for our star product.

With these factors in play, plus the economic development and advancements in medical technology, we believe the number of radiotherapy medical devices in China, our target market, still has room for growth in the coming future.

Treatment Planning Systems are important in Radiotherapy for Cancer Patients

TPS is an important tool in treating cancer patients, which provides models for treatment devices and sources used for the different types of radiotherapy. It pre-plans the actual treatment plan for the patient based on diagnostic images, providing 3D positioning of the tumor, the mode of operation of the treatment machine, and the corresponding patient’s positional data, and other means of correction during dose implementation. It allows for the design and optimization of the radiation dose received by the tumor and healthy tissues, thus it is crucial in determining the accuracy of the dose of radiotherapy and is closely related to the clinical outcome of radiotherapy. The use of TPS in radiation therapy is essential for ensuring the desired treatment effect and minimizing harm to healthy tissues. Studies have shown that even a 1% increase in radiotherapy dose accuracy can increase patient recovery rates by 2%. According to Frost & Sullivan, Chinese TPS market has demonstrated a notable growth from RMB 507.4 million (approximately $71.5 million) in 2016 to RMB 1,042.8 million (approximately $146.9 million) in 2021, representing a CAGR of 15.5%. The market expects an ongoing expansion to an anticipated market size of RMB 2,325.6 million (approximately $327.6 million) in 2026, reflecting a five-year CAGR of 17.2%.

A Thriving Future for Brachytherapy and TPS products related to Trend for Precision in Cancer Treatment.

Radiation energy is an effective method for killing target cells and is used to treat various cancers. However, the exposure of healthy tissue to radiation energy can result in accumulated damage to healthy tissue in a patient’s body and limit the patient’s future radiation therapy possibilities. Therefore, the clinician targets radiation delivery to the tumor as precisely as possible in the radiation therapy process to maximize the radiation dose delivered to cancerous tissue and minimize the exposure of healthy tissue. As technology evolves, radiotherapy technology has developed from two-dimensional conventional radiotherapy to three-dimensional conformal radiation therapy (3DCRT), intensity modulated radiation therapy (IMRT), and image-guided radiation therapy (IGRT), which demonstrates a growing need for precision and personalization treatment.

Brachytherapy, a minimally invasive radiotherapy treatment, involves placing a radioactive implant directly within or near the tumor. According to Frost & Sullivan, brachytherapy as an internal radiotherapy offers unique advantages over traditional external radiotherapy, as it reduces the radioactive exposure to healthy tissues while delivering an optimized dose to target tumor or area, relatively enhancing the effectiveness of treatment, life quality of patients, and survival rates. In the future, the adoption of brachytherapy is expected to grow due to its accuracy and minimal side effects, and is projected to play an increasingly vital role in cancer treatment.

In addition, to irradiate a tumor while minimizing the damage to critical organs, developing a preoperative treatment plan is essential. The National Health Commission of the People’s Republic of China (NHC) has issued the “Code of Practice for the Clinical Application of Radioactive Particle Implantation Therapy (2022 Edition)”, which obligates medical institutions to maintain a TPS when carrying out radioactive particle implantation, in order to promote the standardization of surgical procedures further. Based on the growing demand for precise cancer treatment and the mandatory requirement for TPS in radioactive particle implantation, we believe there will be a thriving future for the market.

Our Revenue

Beijing Feitian generate revenues through (i) the sales of FTTPS; and (ii) the sales of Medical Auxiliary Supplies. Our total revenue decreased by $51,186, or 7.53%, from $679,777 for the fiscal year ended December 31, 2022, to $628,591 for the fiscal year ended December 31, 2023. During the fiscal years ended December 31, 2022 and 2023, sales of FTTPS generated $668,680 and $609,348 in revenue for the respective periods, accounting for 98.37% and 96.94% of our revenue, respectively.

Our Products and Services

FTTPS

We, through Beijing Feitian, have developed and commercialized our lead product, FTTPS, an advanced and user-oriented TPS used for radiation treatment planning in brachytherapy. Brachytherapy treatment planning is the process in which a team of professionals plans the appropriate brachytherapy for cancer patients with malignant tumors. After importing quantitative images, FTTPS delineates patients’ malignant tumors and sensitive structures surrounding the tumor, which can assist in formulating a suitable treatment plan with dose constraints, optimizing the treatment efficacy, and providing support during the entire care continuum. In particular, our proprietary system can model the patient’s lesion site using medical images as a reference, imitate the position of radioactive seed implant needles, calculate the dose combined with specialized nuclear medicine algorithms, and enable flexibility to reform the treatment plan over the course of the treatment. FTTPS can be applied to treatment for various cancers resulting from malignant tumors, such as prostate cancer, lung cancer, pancreatic cancer, liver cancer, and breast cancer.

FTTPS is developed based on the Microsoft Windows operating system, which enables it to be simple, intuitive, and user-friendly. It is also a modifiable and expandable system, as its proprietary algorithms are open to more advanced features, such as 3D printing, and different deployment models adapted to fit patients’ personalized needs. The principle of FTTPS’s algorithms is consolidated and derived from the recommendations on the radionuclide designs, postimplant analysis, dosimetry of interstitial brachytherapy sources, radial dose functions, etc., published by different task groups of the American Association of Physicists in Medicine (AAPM) since 1995 and revised from time to time.

Beijing Feitian published the software copyright of FTTPS(V3.00.00) with the State Copyright Administration (SCA) for the first time on September 1, 2021 and registered this software copyright on November 22, 2021. Under the PRC Copyright Law, the term of protection for copyrighted software is 50 years, expiring on December 31 of the fiftieth year after the first publication of such software. Furthermore, Beijing Feitian has registered FTTPS as a Class III medical device with the National Medical Products Administration of the PRC. As of the date of this prospectus, Beijing Feitian has a valid People’s Republic of China Medical Device Registration Certificate. This certificate was renewed on September 22, 2023, and is valid as of the date of this prospectus from August 12, 2024 to August 11, 2029. Below are two pictures of FTTPS that depict the shape of malignant tumors, surrounding tissues, and the suggested position of seed implant needles.

The planning process of FTTPS typically includes delineating the target, predicting the dose, and optimizing the treatment plan. FTTPS has a variety of tools for sketching the outline of the tumor and surrounding organs using inputs from CT, MRI or B ultrasound image(s). Clinicians and physicists can localize the target volume and OARs, calculate the prescription doses, and designate the needle path (depth, direction, and angles), which is referred to as “preoperative planning”. FTTPS simulates and calculates the treatment effect in the preoperative planning, over the course of treatments and upon the completion of the radioactive particle implantation. Based on daily usage experience, the entire process, from image acquisition to the generation of an optimal treatment plan solution can be quickly completed and can be re-planned while the patient is still being treated.

The graph below illustrates the successive steps of a radioactive particle implantation.

Step 1
Patient's assessment - medical history
Imaging scans - MRI or CT
Step 2
Patient position set-up
Preoperative immobilization and CT simulation
Step 3
Clinicians prescribe dose to tumor and maxima to normal tissues
Clinicians delineate targets and normal tissues
Step 4
Radioactive particle chosen (i.e., 1-125)
Dose to target and normal tissues calculated
Necessary edits by clinicians
Treatment plan optimized
Clinicians review and approve final plan
Preoperative Treatment Planning - FTTPS creates treatment plan
Preoperative Treatment Planning - Clinicians and FTTPS finalize plan
Step 5
Insert needles in accordance with preoperative planning
The needle location unsatisfactory
The needle location satisfactory
Adjust needle location
Intraoperative optimization
Intraoperative Treatment Planning - FTTPS renews treatment plan
Implant radioactive particles in accordance with preoperative planning
Step 6
Postoperative dosimetric parameters evaluation
Step 7
Post-operative verification - FTTPS assess the treatment result

Our FTTPS plays an important role in the three phases for radioactive particle implantation: the preoperative planning stage, the real-time intraoperative stage, and the post-operative verification stage.

Preoperative stage.    First, a quantitative CT, MRI or other medical images of the patient’s target area is taken to identify the location, size, shape, and density of the malignant tumor and surrounding healthy tissues. Clinicians input such medical imaging information to FTTPS. FTTPS digitalizes the image(s) and shows patient’s tissues and bones on the screen. Clinicians can delineate the target area, organ endangerment, and set a preliminary dose distribution plan. To deliver more precise radiation therapy, FTTPS, based on the patient’s tumor it models, then generates a plan which optimizes the way particles are implanted into the malignant tumor, and recommends the dose distribution of each implant needle. Clinicians can edit the treatment plan based on their medical judgments until satisfied. FTTPS’s plan in radiation therapy is to maximize the radiation dose to the target tumor cells, and minimize the exposure to healthy tissues.

Real-time intraoperative stage.    FTTPS allows clinicians to make modifications to a patient’s treatment plan, as changes in the location, size, shape and density of tumors or needle location occur over the course of treatment. After new quantitative medical images are input into the system, it can optimize its previous treatment plan by recalculating the radiation dose distribution to maximize the dose to the malignant tumor and minimize exposure of healthy tissue alongside the treatment. The clinician also uses data regarding dose distribution to evaluate and, if necessary, adjust the real-time treatment to address changes in patient anatomy, as well as any previous errors accumulated in treatment delivery over the course of treatment. FTTPS’s functions of real-time verification, restoration of plan, and ability to optimize at one-click help to improve the efficiency of implantation and enhance the effectiveness of treatment.

Post-operative verification stage.    Clinicians input the post-operative medical images of target areas to FTTPS. FTTPS can automatically identify the location of particles implanted and the relevant dosimetry data. It can assess the immediate post-operative treatment result, and rate the treatment based on its built-in dose calculation formalism.

The revenue generated by sales of FTTPS for the fiscal years ended December 31, 2022 and 2023 was $668,680 and $609,348, respectively, and accounted for 98.37% and 96.94%, respectively.

Medical Auxiliary Supplies

Beijing Feitian’s revenues are also generated through sales of Medical Auxiliary Supplies, such as printed 3D molds, seed implant needles, computer workstations, etc. The revenue generated by sales of Medical Auxiliary Supplies for the fiscal years ended December 31, 2022 and 2023 was $11,097 and $19,243, respectively, and accounted for 1.63% and 3.06% of total revenue, respectively.

The chart below provides selected summary information about Beijing Feitian’s key Medical Auxiliary Supplies:

Picture	Name	Description
Computer Workstation

This workstation is designed as a movable working desk equipped with adjustable wheels, designed to accommodate both computers and monitors. It serves point-of-care workspaces, hospitals, pharmacies and offices. This workstation is generally sold with FTTPS.

Picture	Name	Description
	Patient Positioning Device	Patient Positioning Device is a device to hold patients in place during surgery.
	Seed Implant Needles	Seed Implant Needles are used to implant radioactive seeds into tumor cells.
	Seed Implant Guns	Seed Implant Guns are used to upload radioactive seeds and inject seeds into tumor cells via seed implant needles.
	Seed Containers	Seed containers are used for storing radioactive materials.
	Printed 3D Mold	Printed 3D Mold is used as molds applied to patients in positioning tumors and assisting radioactive particle implantation.

Recent Development of 3D Printing Technologies

In recent years, Beijing Feitian’s R&D has experienced growth driven by the rapidly evolving 3D printing technology. Specifically, Beijing Feitian developed a method for 3D template data output (the “3D Printing Method”). This method enables the digitization of cancer patients’ CT or MRI images for radiation treatment planning, and generates locally the data of the built-in 3D printing templates which is an embedded feature in the FTTPS. Beijing Feitian has been updating and commercializing its new generation FTTPS by incorporating built-in 3D printing templates and the 3D Printing Method. The built-in 3D printing templates, as a virtual function of the FTTPS, allows FTTPS to generate a more precise 3D model than previous iterations. In addition, this built-in 3D printing technology has strong synergies with the 3D Printing Method. With the 3D Printing Method, FTTPS can output the dosimetry data set and other related treatment planning information in a standard 3D file format to be printed directly with a 3D printer, creating physical 3D printed molds that can be used in positioning tumors and assisting brachytherapy. The 3D printed mold and how it is applied to patients are pictured below.

This upgrade of FTTPS can save the time of modeling and designing 3D printing templates from the very beginning, and can reduce the conformation errors between templates and the patient’s body. This, in turn, can improve the accuracy of dose distribution calculations. According to Frost & Sullivan, the TPS is a critical component of the radiotherapy process, and any errors at the planning stage can impact the entire course of treatment. A calculation error or misinterpretation will affect not just one fraction but the whole of a patient’s course of treatment. Utilizing 3D printing templates also helps to minimize the potential for human errors in brachytherapy and improves the accuracy of dose distribution calculations.

Beijing Feitian generated revenue through sales of printed 3D molds as a kind of Medical Auxiliary Supplies to individual patients, which is recorded as sales of Medical Auxiliary Supplies. As of the date of this prospectus, Beijing Feitian has not generated revenues through sales of FTTPS installed with 3D printing technology features to hospitals. In the future, Beijing Feitian may consider charging for upgrades to the 3D printing technology features of existing FTTPS, once a viable profit model has been evaluated.

Customers

Beijing Feitian’s customers are (i) hospitals; (ii) the third-party procurement service providers of hospitals, and (iii) individual cancer patients. Beijing Feitian sells FTTPS and Medical Auxiliary Supplies to hospitals and their procurement service providers, and sells printed 3D molds to individual cancer patients. Specifically, for those FTTPS and Medical Auxiliary Supplies, Beijing Feitian directly installed devices and provides services to hospitals according to agreements. Hospitals and their third-party procurement service providers are Beijing Feitian’s main customers. As of December 31, 2023, Beijing Feitian has served a total of 212 hospitals in 119 different cities across 27 provinces in the PRC.

Hospitals and their procurement service providers

Beijing Feitian acquires its hospital customers through (a) the public bidding process, and (b) by developing business relationships with third-party procurement service providers of hospitals. Third-party procurement service providers of hospitals refer to the designated purchaser of the hospital, which are commissioned by hospitals to purchase medical equipment. As of the date of this prospectus, Beijing Feitian has a team of six sales personnel dedicated to identifying and pursuing bidding opportunities while also preparing related documents, and reaching out to selected procurement service providers to initiate and foster business relationships.

Beijing Feitian’s public bidding process includes the following:

Find tender information:    the sales personnel searches for hospital tenders. Beijing Feitian’s sales personnel will inform the management team when they receive tender information.

Evaluate tender:    the management team evaluates the tender before submitting bidding documents. The evaluation is based on whether Beijing Feitian can meet the maintenance requirements of the tendering hospital and what the outcome and revenue likely will be if Beijing Feitian wins the tender.

Submit bidding documents:    once deciding to participate in the bid, the sales personnel will prepare and submit bidding documents according to the bidding requirements. In general, such bidding documents include a quoted price, Beijing Feitian’s business licenses, requested ISO certificates, and a commitment letter.

Win the bid and enter into agreements:    the tendering hospitals or bidding agencies will notify Beijing Feitian about the bidding result. If Beijing Feitian wins the bid, it will enter into sales and services agreements with the tendering hospitals.

Beijing Feitian enters into agreements directly with its hospital customers after winning the bids, or with third-party hospital procurement service providers after mutual consent. Such agreements typically include payment details, scope of services, force majeure provisions, and choice of law/venue provisions. In particular, payment terms are typically structured to be disbursed in stages, primarily linked to milestones, such as equipment testing, acceptance, and specific operational conditions. Beijing Feitian will be obligated to ensure the timely delivery of products, adhering to the agreed-upon terms and conditions, which may vary depending on the specific agreement. In addition, Beijing Feitian assumes responsibility for transporting, installing, and commissioning the equipment, as well as providing training and free maintenance during the warranty period. Warranty periods typically range from one to three years. See “— Customer Services and After Sales Services” for more details.

Beijing Feitian’s hospital customers include many Class III Grade A public hospitals in China, which generally refer to top-level, large public hospitals in the country, such as Peking University Third Hospital, Beijing PLA 301 Hospital, Peking Union Medical College Hospital, Beijing Friendship Hospital and Guangdong Province Second Hospital of Traditional Chinese Medicine.

The distribution of Beijing Feitian’s hospital customers as of December 31, 2023 is shown in the following table:

For the fiscal year ended December 31, 2022, Beijing Feitian’s top three customers, Affiliated Cancer Hospital of Harbin Medical University, The Second Hospital of Shanxi Medical University, and Jiangxi Sihua Biotechnology Co., accounted for 29%, 24% and 10%, respectively, of revenues. For the fiscal year ended December 31, 2023, Beijing Feitian’s top three customers, Beijing Hospital of Traditional Chinese Medicine, Affiliated Hospital of Jiangsu University and Shenzhen Risun Supply Chain Management Co., Ltd, accounted for 13%, 11% and 11%, respectively, of revenues. Over the fiscal years ended December 31, 2022 and December 31, 2023, none of the customers other than the aforementioned large customers contributed more than 10% of the revenue. All of Beijing Feitian’s products and services are distributed through direct sales or procurement service providers. In 2022 and 2023, all of Beijing Feitian’s customers were in China. Throughout 2024, we intend to explore additional market opportunities in overseas markets, especially in Southeast Asia.

Individual Customers

Since hospitals in China provide only those treatments and services specified in catalogues established by local medical authorities (the “Hospital Catalogues”), they may not be able to directly offer or endorse products that are not included in the Hospital Catalogues. Beijing Feitian currently sells printed 3D molds directly to individual customers who are cancer patients, as these molds are not yet listed in the Hospital Catalogues. Those patients purchase printed 3D molds from Beijing Feitian based on their needs and the recommendations of their oncologists. Beijing Feitian has sold printed 3D molds to a total of 8 individual customers over the fiscal years ended December 31, 2022 and 2023. For the fiscal years ended December 31, 2022 and 2023, Beijing Feitian’s sales to individual patients comprised 0.16% and 0.24% of its revenues, respectively.

Starting in 2022, Beijing Feitian made adjustments to its sales operations for printed 3D molds. Rather than selling directly to individuals, the Company has been utilizing third-party procurement service providers of hospitals to facilitate sales to individual customers. By working with these third-party providers, Beijing Feitian is able to offer its products to potentially more individual customers while complying with the existing regulatory framework. In the future, Beijing Feitian may consider selling printed 3D molds directly to hospitals in China, once local medical authorities include printed 3D molds in the Hospital Catalogues.

Research and Development

Currently, Beijing Feitian collaborates with Beijing Sovio Medical Technology Co. Ltd. (“Beijing Sovio”), TEAMSMART INTERNATIONAL LTD (“Teamsmart”) and Zhengyu Liu to develop software on an ongoing basis.

On July 10, 2015, Beijing Feitian entered into a technology development contract with Teamsmart. The contract was for a term of 2 years, during which Teamsmart agreed to develop radioactive particle implant TPS according to Beijing Feitian’s requirements. Pursuant to the agreement, Beijing Feitian was granted the right to use the software developed by Teamsmart, and had the exclusive right to purchase the copyright and ownership of the software for a consideration of CNY1.5 million (approximately $214,285) during the term of the contract.

On October 8, 2020, Beijing Feitian entered into a cooperation agreement with Teamsmart and Zhengyu Liu (the “2020 Cooperation Agreement”). 2020 Cooperation Agreement recognized Beijing Feitian’s copyright of the software named “Radiation Implant Treatment 3D-Planning System V1.3.118” (“FTTPS V1.3.118”) and any other rights derived therefrom. Teamsmart confirmed in the contract that FTTPS V1.3.118 would not infringe on the rights and interests of any third party and had an obligation to take measures to protect the intellectual property rights of FTTPS V1.3.118. If any third party infringes on FTTPS V1.3.118’s intellectual property rights, Teamsmart agreed to provide all necessary assistance as requested by Beijing Feitian. If Teamsmart materially breach the agreement, Beijing Feitian has the right to terminate the agreement and demand that Teamsmart and/or Liu Zhengyu compensate for any losses incurred thereafter. Additionally, all parties agreed to mutual confidentiality provisions which prohibit any party from disclosing the software’s proprietary information during the term of the agreement. The confidentiality obligations remain valid at all times. Teamsmart also consented to the non-competition clauses outlined in the agreement.

On the October 8, 2020, Beijing Feitian and Teamsmart also entered into a software transfer agreement (the “2020 Transfer Agreement”), pursuant to which Beijing Feitian acquired the intellectual property rights of FTTPS V1.3.118 and any other rights derived therefrom developed by Teamsmart for a consideration of CNY2.5 million (approximately $357,143).

The 2020 Cooperation Agreement and 2020 Transfer Agreement was later terminated upon negotiation on October 25, 2022. As of the date of this prospectus, no payment was made pursuant to 2020 Cooperation Agreement and 2020 Transfer Agreement.

On October 25, 2022, Beijing Feitian entered into a technical service agreement (the “2022 Agreement”) with Beijing Sovio, Teamsmart and Zhengyu Liu (“2022 Agreement Counter-parties”) for a perpetual term, which supersedes the 2020 Cooperation Agreement and 2020 Transfer Agreement. Based on the 2022 Agreement, 2022 Agreement Counter-parties are responsible for providing software upgrades, continuous improvements, and maintenance of FTTPS. As provided in the 2022 Agreement, Beijing Feitian has the ultimate right to use the software before and after any updates by 2022 Agreement Counter-parties, and also maintains the right to register the copyrights of the updated software to the National Copyright Administration of The People’s Republic of China, and 2022 Agreement Counter-parties shall provide necessary assistance for such copyright registration. As per the 2022 Agreement, Beijing Feitian has the exclusive right to purchase the copyrights of the updated software and any other rights derived therefrom for CNY2.5 million (approximately $357,143). Additionally, Beijing Feitian can grant third-party usage rights to the software for a fee paid to 2022 Agreement Counter-parties of CNY25,000 (approximately $3,571) per license until June 30, 2023, and CNY30,000 (approximately $4,286) per license thereafter.

Apart from the agreements enclosed above, neither we nor Beijing Feitian have any other outsourcing R&D agreements. Our R&D expenses totaled $73,717 and $84,474 for the fiscal years ended December 31, 2022 and 2023, respectively. R&D expenses mainly consist of outsourcing research expense, salary, employee benefits, and other related expense for product development. We will continue to evaluate opportunities to further upgrade our existing products and develop new products, components, and features. We expect that our R&D expenses will increase significantly in the near future, as we continue to develop new products and new features, and enhance our existing products and technologies through the operation of Beijing Feitian.

Manufacturing and Supply

Service Fulfillment

For the sale of FTTPS and related medical supplies, the service process commences with our technical personnel providing on-site installation, testing, and adjustment of our core software, ensuring seamless integration with other hardware peripherals. To preempt any potential disruptions and system breakdowns, Beijing Feitian provides a burned CD as a backup option to customers whose computers are equipped with CD-ROMs at no extra charge. FTTPS is designed to operate in an offline mode and run on streamlined computer operating systems. During the fiscal year ended December 31, 2022 and 2023, approximately 92% of customers have CD-ROM-equipped computers, and all of them selected this backup solution. For other information regarding agreement terms and service fulfillment, see “— Customer”.

Supply Chain

Aligned with the business model, Beijing Feitian purchases CDs from third-party suppliers, and subsequently burns FTTPS on CDs in accordance with customers’ requests. In addition, it purchases other medical supplies from third-party suppliers, such as computer workstations, seed implanting needles, and seed implanting guns. Beijing Feitian packs CDs and other hardware equipment as required by customer contracts before shipping them to the customers’ sites through third-party couriers. Another type of outsourced product is the customized 3D template. Beijing Feitian sends requirements to suppliers based on patient’s information, and suppliers will directly ship the 3D product to the patient who ordered it from Beijing Feitian.

As of the date of this prospectus, Beijing Feitian does not own or operate, and currently has no plan to establish, any manufacturing facilities for Medical Auxiliary Supplies or other treatment-related products that it sells to its customers. Beijing Feitian is working with its current manufacturers from whom Beijing Feitian acquires medical supplies, to ensure that they will be able to scale up their manufacturing capabilities to support the growing needs of Beijing Feitian. As of the date of this prospectus, Beijing Feitian has not experienced any shortage of supplies by their manufacturers. Beijing Feitian is also in the process of locating and qualifying additional manufacturers to build redundancies into its supply chain, including computer suppliers with stable performance histories and competitive prices, and suppliers of high-quality medical consumables. We believe that this strategy allows Beijing Feitian to maintain a more efficient infrastructure by eliminating the need to invest in its own manufacturing facilities, equipment, and personnel, while enabling it to focus its resources on the design and development of FTTPS.

Beijing Feitian’s above-mentioned products for sales are primarily outsourced from suppliers in China. For the fiscal year ended December 31, 2022, Beijing Feitian had three principal suppliers who individually contributed to more than 10% of Beijing Feitian’s total purchases; namely, Tianjin Yan Zhihua Technology Development Co., Klarity Medical & Equipment (Gz) Co., Ltd., and Shanghai Hekang Medical Equipment Co., representing 25%, 16% and 13%, respectively, of Beijing Feitian’s total purchases. For the fiscal year ended December 31, 2023, Beijing Feitian had five principal suppliers who individually contributed to more than 10% of Beijing Feitian’s total purchases; namely, Tianjin Yan Zhihua Technology Development Co., Nanjing Dianfeng Medical equipment Co., LTD, Beijing Zhengfang Kangte Information Technology Co., Beijing Hicheer Sci-Tec Co.,Ltd and SSGI Asia, Inc., representing 32%, 20%, 11%, 11% and 11%, respectively, of Beijing Feitian’s total purchases. Except for the above-mentioned major customers, no other customer contributed more than 10% of the revenue for the fiscal years ended December  31, 2022 and December 31, 2023. There are no minimum purchase requirements with any of the suppliers, including the significant ones. Although Beijing Feitian can utilize any supplier it selects, it believes that it has established healthy and stable relationships with these significant suppliers through years of cooperation.

Quality Control and Regulatory Approvals

Beijing Feitian’s Medical Auxiliary Supplies and software are mostly applied to the human body and are closely related to the life and health of the patients. Beijing Feitian has its own independent quality control system which we believe is strict and in accordance with the requirements of the PRC laws and regulations and in line with international standards. Beijing Feitian devotes significant attention to quality control for the designing, manufacturing, and testing of its products.

Beijing Feitian has implemented a comprehensive quality control system that covers all of its products, whether outsourced or self-packaged. Beijing Feitian’s quality control systems are based on the Quality Management Code for Medical Device Production and the internationally recognized quality standard for medical devices, ISO 9001: 2015. The overall process of the quality control system includes (1) development of inspection procedures, (2) procurement control and incoming inspection, (3) process control and process inspection, (4) product inspection before delivery, and (5) other quality control steps tailored for specific products.

To ensure quality assurance, Beijing Feitian has implemented an internal control system where a limited number of employees are assigned cross-functional responsibilities. This approach allows for effective and efficient quality control measures despite having a relatively small workforce. In particular, the staff for technical control is responsible for preparing the protocols for incoming goods, process and final inspection, specifying the verification methods, testing methods, judgment bases and inspection tools and equipment to be used, etc. The staff for quality control is responsible for inspecting the quality of incoming materials, packaging and assembling processes and final products. Also, a dedicated staff is responsible for quality control and signs the release instructions for products to be sent to customers.

Beijing Feitian emphasizes quality control in all aspects of its operations to ensure its products meet stringent internal standards, international and industry standards, as well as detailed requirements of various laws and regulations relating to medical devices, including but not limited to the registration and filings for medical devices, the production and operation license, the production and quality management. Although Beijing Feitian endeavors to stay in compliance with such laws and regulations, we cannot assure you that Beijing Feitian complies with relevant laws and regulations at all times. Any such failure may have a material and adverse effect on our business, financial condition and results of operations.

As of the date of the prospectus, we are not aware of any investigations, prosecutions, disputes, claims or other proceedings in respect of quality issues, nor has Beijing Feitian been penalized additionally or can foresee any penalty to be made by any related PRC government authorities.

Customer Services and After Sales Services

Providing quality customer service is a top priority for us. Beijing Feitian generally sells FTTPS with the necessary hardware equipment according to the specific needs of each hospital. Beijing Feitian’s sales of FTTPS and Medical Auxiliary Supplies includes on-site technical support as specified in the sales contract, and Beijing Feitian typically offers a 12-24 months free warranty service to customers that covers transportation, installation, insurance, and other related costs for system maintenance and parts replacement. Beijing Feitian guarantees a remote maintenance response time of within two hours and commits to performing maintenance and parts replacement services within two days, if required on-site, as specified in the sales contract. Lifetime maintenance services are offered to customers who adhere to reasonable use and maintenance conditions for the equipment, and Beijing Feitian only charges for replacement parts without any additional service fees.

Competition

The TPS market is characterized by rapid product development, technological advances, intense competition and a strong emphasis on proprietary products. Across all product lines and product tiers, Beijing Feitian faces direct competition both domestically in China and internationally. Factors such as price, value, customer support, brand recognition, reputation, and product functionality, reliability, and compatibility are key considerations in the competition.

According to the F&S report, there are 9 TPS products for brachytherapy approved for marketing in China, including 6 for radioactive particle implantation. They are all NMPA-approved Class III medical devices software products for medical use. As of 2021, Beijing Feitian holds a market share of 60.2% in terms of the total number of installed brachytherapy TPS in the market, while Beijing Astro holds 19.5%. The top three companies with brachytherapy TPS market share in 2021 are Beijing Feitian, Beijing Astro Technology Co, Ltd., and Varian Medical System, Inc. In addition to domestic competition, Beijing Feitian also competes with imported treatment planning system products for radioactive particle implantation and breach-loading therapy.

Source: Expert Interviews, Frost & Sullivan analysis

Intellectual Property

Our business is dependent on a combination of protections provided by copyrights, domain names and confidentiality clauses in labor agreements with our employees and others to protect proprietary rights. As of the date of this prospectus, Beijing Feitian has registered seven software copyrights and one domain name in the PRC.

Domain Name

Beijing Feitian owns the domain name of “ftzy.com.cn”, with a registration date of August 28, 2002, which has an expiration date of August 28, 2027 upon our certificate renewal in August 2024.

Copyrights

Set forth below are descriptions of Beijing Feitian’s registered copyrights:

No.	Copyright No.	Copyright Name	Place of Registration	Registered Owner	Date of First Publication
1	2018SR004675	Radiation Implant Treatment 3D-Planning System V1.3.118 (放射植入治疗三维计划系统V1.3.118)	PRC	Beijing Feitian	10-08-2016
2	2018SR758272	Alignment Image Sequence Test System V6.0 (配准图像序列测试系统V6.0)	PRC	Beijing Feitian	10-08-2016
3	2018SR763206	Input Patient Data Test System V6.0 (输入病人数据测试系统V6.0)	PRC	Beijing Feitian	10-15-2016
4	2018SR763109	Define and View Area of Interest Test System V6.0 (定义和查看兴趣区测试系统V6.0)	PRC	Beijing Feitian	10-22-2016
5	2018SR762624	Design Plan Test System V6.0 (设计计划测试系统V6.0)	PRC	Beijing Feitian	10-28-2016
6	2018SR762631	Manage Case Database Test System V6.0 (管理病例数据库测试系统V6.0)	PRC	Beijing Feitian	10-29-2016
7	2021SR1830440	Radioactive Particle Implantation Treatment Planning Software V3.00.00 (粒籽植入放射治疗计划软件V3.00.00)	PRC	Beijing Feitian	09-01-2021

Licenses and Certificates

The following table provides details on the licenses and certificates material to our business currently conducted in China.

Company	License/Certificate	Issuing Authority/Entity	Validity
Beijing Feitian	Class I Medical Device Production Record Certificate (File No. 20180004)	Beijing Chaoyang District Market Supervision Administration	long-term*
Beijing Feitian	Class I Medical Device Record Certificate (File No. 20230003)	Beijing Chaoyang District Market Supervision Administration	long-term*
Beijing Feitian	Class I Medical Device Record Certificate (File No. 20230004)	Beijing Chaoyang District Market Supervision Administration	long-term*
Beijing Feitian	Class I Medical Device Record Certificate (File No. 20230005)	Beijing Chaoyang District Market Supervision Administration	long-term*
Beijing Feitian	Class II Medical Device Selling Record Operation Filing Certificate	Beijing Municipal Drug Administration	long-term*
Beijing Feitian	Class III Medical Device Production License	Beijing Municipal Drug Administration	12-26-2024
Beijing Feitian	Class III Medical Device Operation License	Beijing Chaoyang District Market Supervision Administration	02-28-2029(1)
Beijing Feitian	People’s Republic of China Medical Device Registration Certificate	PRC State Drug Administration	08-11-2029(2)
Beijing Feitian	After-sales Service Perfecion Certification	Jinchen Standard (Tianjin) Certification Group Co., LTD	01-24-2027

____________

*        the “long-term” licenses and certificate will remain effective indefinitely and will not need to be renewed until Beijing Feitian has been determined by such authorities to have failed to meet certain requirements to obtain such licenses and certificate.

(1)      the previous Class III Medical Device Operation License expired on February 29, 2024. Beijing Feitian has renewed the license, which is valid from March 1, 2024 to February 28, 2029.

(2)      the previous People’s Republic of China Medical Device Registration Certificate expired on August 11, 2024. Beijing Feitian has renewed this certificate, which is valid from August 12, 2024 to August 11, 2029.

The following table provides details on the awards and certifications that recognize our business operations and credit records.

Company	Awards	Issuing Authority/Entity	Validity
Beijing Feitian	AAA level integrity management model unit	Xinrong (Jiangsu) Credit Evaluation Co., Ltd	01-26-2027
Beijing Feitian	AAA class credit enterprise	Xinrong (Jiangsu) Credit Evaluation Co., Ltd	01-26-2027
Beijing Feitian	AAA class contract and trustworthy enterprise	Xinrong (Jiangsu) Credit Evaluation Co., Ltd	01-26-2027
Beijing Feitian	AAA quality service integrity unit	Xinrong (Jiangsu) Credit Evaluation Co., Ltd	01-26-2027
Beijing Feitian	AAA credit suppliers	Xinrong (Jiangsu) Credit Evaluation Co., Ltd	01-26-2027

Employees

As of December 31, 2021, 2022 and 2023, Beijing Feitian had 7, 8 and 11 full-time employees, respectively. The following table sets forth the number of employees categorized by function as of December 31, 2023:

Function	Number of Employees	% of Total
Management	1	9.09%
Administration	1	9.09%
Sales	7	63.64%
Technical Support	2	18.18%
Total	11	100%

As required by PRC laws and regulations, as of December 31, 2022 and 2023, Beijing Feitian participates in various employee benefit plans that are organized by municipal and provincial governments, including, among other things, pension, medical insurance, unemployment insurance, maternity insurance, on-the-job injury insurance, and housing fund plans through a PRC government-mandated benefit contribution plan. As of the date of this prospectus, Beijing Feitian is required under PRC law to make contributions to employee benefit plans at specified percentages of the salaries, bonuses and certain allowances of our employees, up to a maximum amount specified by the local government from time to time. Commencing July 2024 and as of the date of this prospectus, Beijing Feitian has made sufficient contributions to employee benefit plans, as required. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Increases in labor costs in the PRC may adversely affect our business and profitability and failure to comply with PRC labor laws may subject us to penalties” for details.

Beijing Feitian generally enters into a fixed-term employment contract of 1 year, or an indefinite employment contract with its employees. We believe that Beijing Feitian maintains a good working relationship with its employees, and it has not experienced any material labor disputes as of the date of this prospectus.

Properties

Beijing Feitian’s headquarters and office space is located in Beijing, PRC.

Beijing Feitian currently leases one property in Beijing which consists of an aggregate building area of approximately 212.4 square meters and serves as its headquarters and office space. The annual rent is CNY465,156 (approximately $64,605). From October 1, 2022 to October 14, 2023, the monthly rent is CNY37,470.90 and from October 1, 2022 to October 15, 2022, it is rent-free. The property is located at Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, China. Beijing Feitian entered into a lease agreement with Hengxin Investment Development (Beijing) Co., the lessor, with an expiration date of September 30, 2026. Beijing Feitian expects to renew the term of the lease, or timely find an alternative.

Insurance

Besides the government-mandated social insurance and housing provident fund schemes, Beijing Feitian does not maintain any insurance covering its properties, equipment, inventory or employees, and it does not carry any business interruption or product liability insurance or any third-party liability insurance to cover claims in respect of personal injuries or any damages arising from accidents in relation to its operations. We believe that Beijing Feitian’s insurance coverage is adequate and is in line with industry practice.

Legal Proceedings

We and our subsidiaries may from time to time be subject to various legal or administrative claims and proceedings arising in the ordinary course of business. As of the date of this prospectus, neither we nor any of our subsidiaries are involved in any ongoing litigation or other material legal or administrative proceedings.

REGULATIONS

We are subject to a variety of PRC and foreign laws, rules and regulations across a number of aspects of our business. This section summarizes the principal PRC laws, rules and regulations relevant to our business and operations.

Regulation on Foreign Investment Restrictions

Investment activities in the PRC by foreign investors are principally governed by the Catalog of Industries for Encouraging Foreign Investment (2022 Edition), or the Catalog, as promulgated by the Ministry of Commerce of the People’s Republic of China (“MOFCOM”), and the NDRC on October 26, 2022 and will become effective from January 1, 2023, and the Special Administrative Measures for Access of Foreign Investment (2021 Edition), or the Negative List (2021), as promulgated on December 27, 2021. According to the Negative List (2021), our businesses operated by us in PRC do not fall into the restricted or prohibited categories.

In addition, a foreign-invested enterprise in the PRC is required to comply with other regulations on its incorporation, operation and changes. On March 15, 2019, the National People’s Congress (“NPC”) adopted the Foreign Investment Law (the “FIL”), which became effective on January 1, 2020. Pursuant to the FIL, PRC will grant national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries that fall within “restricted” or “prohibited” categories as prescribed in the Negative List (2021) to be released or approved by the State Council.

On December 26, 2019, the State Council promulgated the Implementation Rules to the Foreign Investment Law, which became effective on January 1, 2020. The implementation rules further clarify that the state encourages and promotes foreign investment, protects the lawful rights and interests of foreign investors, regulates foreign investment administration, continues to optimize a foreign investment environment, and advances a higher-level opening. On December 30, 2019, the MOFCOM and SAMR jointly promulgated the Measures for Information Reporting on Foreign Investment, which became effective on January 1, 2020. Pursuant to the Measures for Information Reporting on Foreign Investment, where a foreign investor carries out investment activities in PRC, directly or indirectly, the foreign investor or the foreign-invested enterprise shall submit the investment information to the competent commerce department.

Regulation on Medical Devices

The manufacturing, using and operation of medical devices in China are subject to extensive regulations.

The Regulation on the Supervision and Administration of Medical Devices (the “Medical Devices Regulation”), as amended by the State Council in February 2021 and became effective from June 1, 2021, regulates entities that engage in the research and development, production, operation, use, supervision and administration of medical devices in the PRC. Medical devices are classified according to their risk levels. Class I medical devices are medical devices with low risks, and the safety and effectiveness of which can be ensured through routine administration. Class II medical devices are medical devices with moderate risks, which are strictly controlled and administered to ensure their safety and effectiveness. Class III medical devices are medical devices with relatively high risks, which are strictly controlled and administered through special measures to ensure their safety and effectiveness. The evaluation of the risk levels of medical devices take into consideration the medical devices’ objectives, structural features, methods of use and other factors. Class I medical devices shall be subject to product filing management, and Class II and Class III medical devices shall be subject to product registration management. The classification of specific medical devices is stipulated in the Medical Device Classification Catalog, which was issued by the China Food and Drug Administration on August 31, 2017 and became executive on August 1, 2018, which was later amended in December 2020, March 2022 and August 2023. The Administrative Measures for the Registration and Record-filing of In Vitro Diagnostic Reagents promulgated by State Administration for Market Regulation in August 2021 and became effective from October 1, 2021 further provides the registration, record-filing, supervision and management of in vitro diagnostic reagents.

Registration and Filing of Medical Devices

Pursuant to the Administrative Measures for the Registration and Record-filing of Medical Devices, promulgated by State Administration for Market Regulation (the “SAMR”) in August 2021 and became effective from October 1, 2021, among domestic manufactured medical devices, (i) applicants for the record-filing of Class-I domestic medical devices shall submit record-filing materials to the departments in charge of medical products administration at the level of cities divided into districts; (ii) Class-II domestic medical devices shall be reviewed by medical products administrations of all provinces, autonomous regions and municipalities directly under the Central Government, which shall issue a medical device registration certificate upon approval after review; (iii) Class-III domestic medical devices shall be reviewed by the National Medical Products Administration (the “NMPA”) which shall issue a medical device registration certificate upon approval after review. The registration and record-filing of medical devices shall follow the relevant requirements of the classification rules and contents of medical devices. Except for the circumstances stipulated in the Administrative Measures for the Registration and Record-filing of Medical Devices, the registration or record-filing of medical device products shall be subject to clinical evaluation. Besides, the product registration certificate is valid for five years, and the holder of such certificate shall apply for renewal within six months prior to its expiration.

Production Permit and GMP for Medical Devices

Pursuant to the Medical Devices Regulation and the Measures for the Supervision and Administration of the Production of Medical Devices, promulgated by the SAMR in March 2022 and effective from May 1, 2022, an entity engaging in the production of medical devices of Class I shall complete record-filing with the NMPA at city level where such entity is located; and an entity engaging in the production of medical devices of Class II or III shall obtain a production permit of medical devices from the NMPA at provincial level. The production permit of medical devices is valid for five years and the holder of such permit shall apply for extension within 90 to 30 working days prior to its expiration.

According to the Good Manufacturing Practice of Medical Devices promulgated by China Food and Drug Administration and effective from March 1, 2015, an entity engaging in the design, developing, production, sales after-sales of medical devices shall establish and effectively maintain a quality control standard.

Operation Permit and GSP for Medical Devices

Pursuant to the Medical Devices Regulation and the Measures for the Supervision and Administration of the Operation of Medical Devices, promulgated by the SAMR in March 2022 and effective from May 1, 2022, an entity engaging in the operation of medical devices of Class I is not required to obtain approval or filing for record with the NMPA or its local counterparts; an entity engaging in the operation of medical devices of Class II shall file for record with the NMPA at city level where such entity is located; an entity engaging in the operation of medical devices of Class III shall apply for an operation permit from the NMPA at city level. The operation permit of medical devices is valid for five years and the holder of such permit shall apply for extension within 90 to 30 working days prior to its expiration. According to Medical Devices Regulation, the operating enterprises and users of medical devices shall not operate or use the medical devices that are not registered or filed according to law, have no qualification certificates, or have expired or been eliminated.

Pursuant to the Good Sales Practice of Medical Devices promulgated by China Food and Drug Administration, which was effective from December 12, 2014 and was amended on December 4, 2023 and effective on July 1, 2024, medical devices businesses shall take quality control measures in the process of procurement, acceptance, storage, sales, transportation, and after-sale services to ensure product quality.

Export of Medical Devices or Medical Supplies

Pursuant to the Medical Devices Regulation, an enterprise that exports medical instruments shall ensure that its exported medical instruments meet the requirements of the importing country (region).

Tendering Processes for Medical Devices

The Chinese government has implemented measures to encourage pooled procurement of expensive medical consumables through tendering processes. In June 2007, MOH issued the Notice on Further Strengthening the Administration of Centralized Procurement of Medical Devices, which requires that all non-profit medical institutions established by local governments, associations or state-owned enterprises participate in the centralized procurement. Public tendering will be the principal method for centralized procurement.

Regulation on Product Quality and Consumer Protection

Product Quality

Pursuant to the Product Quality Law of the PRC which was promulgated by the SCNPC on February 22, 1993 and became effective as of September 1, 1993, and latest amended and came into force on December 29, 2018, a manufacturer is liable for the quality of products that it produces. The quality of a product shall be inspected and proved to be conformed to the standards. Industrial products which may be hazardous to health or safety of human life and property shall be in compliance with national and industrial standards safeguarding the health and safety of human life and property; in the absence of such national or industrial standards, such products shall meet the requirements for procuring the protection of health and safety of human life and property. Besides, consumers or other victims who suffer personal injury or property losses due to product defects may demand compensation from the manufacturer as well as the seller. Where the responsibility for product defects lies with the manufacturer, the seller shall, after settling compensation, have the right to recover such compensation from the manufacturer, and vice versa.

Pursuant to the Civil Code promulgated by the National People’s Congress in May 2020 and effective from January 1, 2021, where a defect of a product causes damage to another person, the manufacturer shall bear tort liability. Where a defect of a product causes damage to another person, the infringed person may claim compensation against the manufacturer or the seller of the product. Where a defect is caused by the manufacturer, the seller who has paid compensation has the right to indemnification against the manufacturer. Where a defect is caused by the fault of the seller, the manufacturer who has paid compensation has the right to indemnification against the seller.

Consumer Protection

Pursuant to the Consumer Protection Law of the PRC which was promulgated by the SCNPC on October 31, 1993, and latest amended and came into force on March 15, 2014, the rights and interests of the consumers who buy or use commodities or receive services for the purposes of daily consumption are protected, and all manufacturers and sellers involved shall ensure that the products and services provided will not cause damage to the customers. Violations of the Consumer Protection Law of the PRC may result in the imposition of fines. In addition, the manufacturers and sellers may be ordered to suspend operations and its business license may be revoked, while criminal liability may be imposed in serious cases.

Regulation on Commercial Bribery

The SCNPC adopted the Anti-Unfair Competition Law, which became effective on December 1, 1993 and was amended on November 4, 2017, with the most recent amendment coming into force on April 23, 2019. The Anti-Unfair Competition Law states that offering money or any other bribes during the course of selling or purchasing products is a crime for business operators. Pursuant to the Provisions on the Establishment of Adverse Records of Commercial Briberies in the Medicine Purchase and Sales Industry, which became effective on March 1, 2014, provincial health and family planning administrative departments are responsible for establishing the implementing measures for the establishment of Adverse Records of Commercial Briberies. Medical device companies involved in criminal investigations or administrative proceedings related to bribery are listed in the Adverse Records of Commercial Briberies by their respective provincial health and family planning administrative departments. When a company is first included in the Adverse Records of Commercial Briberies, its products may not be purchased by public medical institutions or medical and health institutions that receive government funds specifically allocated for those purposes in its province for two years after the publication of the aforesaid adverse records. Such government-funded institutions in other provinces shall deduct the points of the aforesaid company’s products during bidding and procurement scoring within the two years. If a company is listed in the Adverse Records of Commercial Briberies twice in five years, all public medical institutions or medical and health institutions that receive government funds for those purposes in the entire country shall not purchase its products for two years.

Regulation on Foreign Exchange Control

In 1996, China published The Foreign Currency Administration Regulations, and late on amended on January 14, 1997 and August 5, 2008. This Regulation has been the major one governing the foreign exchange activities in China. Under this Regulation, the Renminbi is convertible for foreign currency account items, including the distribution of dividends, interest payments and trade and service-related foreign exchange transactions. Conversion of Renminbi into foreign currency for capital account items, such as, loans, investment in securities and repatriation of investments, however, is subject to the registration of the Sate Administration of Foreign Exchange (“SAFE”) or its local counterparts.

In recent years, China has become more open to foreign currency exchange. Individual persons are allowed to buy $50,000 each year, but for companies there are still control policies. Under the Regulation and relevant rules, foreign-invested enterprises may buy, sell and remit foreign currencies at banks authorized to conduct foreign exchange transactions for settlement of currency account transactions after providing valid commercial documents and, in the case of capital account item transactions, only after registration with the SAFE and, as the case may be, other relevant PRC government authorities as required by law.

According to the Overseas Investment Regulation which was issued in 2014, capital investments directed outside of China by domestic or foreign-invested enterprises are also subject to restrictions, which include registration filing with Ministry of Commerce, even though the Notice on Further Improving and Adjusting the Foreign Exchange Management Policy for Capital Account (“No. 2 Notice”) passed in February of 2014 by SAFE has made domestic enterprises much easier releasing foreign currency overseas to foreign companies including connected companies.

The conversion of Renminbi into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi will be permitted to fluctuate within a band against a basket of certain foreign currencies. We receive a significant portion of our revenue in Renminbi, which is not a freely convertible currency. Under our current structure, our income will be primarily derived from dividend payments from our subsidiaries in China. Even though we may remit the income from China to anywhere we want, the fluctuation of exchange rate may be a disadvantage to us if Renminbi depreciated.

On January 26, 2017, the SAFE promulgated the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control (the “SAFE Circular 3”), which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to the SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, the SAFE promulgated the Circular of the State Administration of Foreign Exchange on Further Promoting Cross-border Trade and Investment Facilitation (the “SAFE Circular 28”), which expressly allows foreign-invested enterprises that do not have equity investments in their approved business scope to use their capital obtained from foreign exchange settlement to make domestic equity investments as long as there is a truthful investment and such investment is in compliance with the foreign investment-related laws and regulations.

Regulation on Foreign Exchange Registration of Offshore Investment by PRC Residents

In October of 2005, SAFE promulgated a Notification known as “Notification 75”, in which SAFE requires PRC residents to register their direct establishment or indirect control of an offshore entity (referred to in Notification as “special purpose vehicle.”), where such offshore entity is established for the purpose of overseas financing, provided that PRC residents contribute their legally owned assets or equity into such entity. In July of 2014, this Notification was replaced by Notification 37, “Notification on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Returning Investment through Special Purpose Vehicles”, which expanded SAFE oversight scope to include overseas investment registration as well. Meanwhile, Notification 37 also covers more areas such as PRC residents paying capital contribution with overseas assets or equity. Furthermore, Notification 37 requires amendment to the registration where any significant changes with respect to the special purpose vehicle capitalization or structure of the PRC resident itself (such as capital increase, capital reduction, share transfer or exchange, merger or spin off). On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or Notice 13, which became effective on June 1, 2015 and was amended on December 30, 2019. Under Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under Notification 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

Regulation on Dividend Distributions

Our PRC subsidiary, Jinruixi, is a wholly foreign-owned enterprise, or WFOE, under the PRC law. The principal regulations governing the distribution of dividends paid by Jinruixi include: Corporate Law (1993) as lastly amended in 2023; the Foreign Investment Law and its Implementing Regulations; and the Enterprise Income Tax Law (2007) as lastly amended in 2018 and its Implementation Regulations (2007) as lastly amended in 2019.

Under these requirements, foreign-invested enterprises may pay dividends only out of their accumulated profit, if any, as determined in accordance with PRC accounting standards and regulations. A PRC company is required to allocate at least 10% of their respective accumulated after-tax profits each year, if any, to fund certain capital reserve funds until the aggregate amount of these reserve funds have reached 50% of the registered capital of the enterprises. A PRC company is not permitted to distribute any profits until any losses from prior fiscal years have been offset. Profits retained from prior fiscal years may be distributed together with distributable profits from the current fiscal year.

On March 16, 2007, the NPC enacted the Enterprise Income Tax Law, and on December 6, 2007, the State Council issued the Implementation Regulations on the Enterprise Income Tax Law, both of which became effective on January 1, 2008. The Enterprise Income Tax Law was lately amended on December 29, 2018 and the Implementation Regulations on the Enterprise Income Tax Law was lately amended on April 23, 2019. Under this law and its implementation regulations, dividends payable by a foreign-invested enterprise in the PRC to its foreign investor who is a non-resident enterprise will be subject to a 10% (5% for Hong Kong residents) withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a lower withholding tax rate.

M&A Rules and Regulation on Overseas Listings

On August 8, 2006, six PRC regulatory agencies, Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly adopted the Regulation on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or so called the M&A Rules and amended it on June 22, 2009. The M&A Rules purport, among other things, to require that offshore SPVs that are controlled by PRC companies or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interests held by such PRC companies or individuals, obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. After the FIL and its implementation regulations became effective on January 1, 2020, the provisions of the M&A Rules remain effective to the extent they are not inconsistent with the FIL and its implementation regulations.

On February 17, 2023, the CSRC promulgated the Overseas Listing Trial Measures and relevant five guidelines, which became effective on March 31, 2023.

The Overseas Listing Trial Measures will comprehensively improve and reform the existing regulatory regime for overseas offering and listing of PRC domestic companies’ securities and will regulate both direct and indirect overseas offering and listing of PRC domestic companies’ securities by adopting a filing-based regulatory regime.

According to the Overseas Listing Trial Measures, PRC domestic companies that seek to offer and list securities in overseas markets, either in direct or indirect means, are required to fulfill the filing procedure with the CSRC and report relevant information. The Overseas Listing Trial Measures provides that an overseas listing or offering is explicitly prohibited, if any of the following: (i) such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (iii) the domestic company intending to make the securities offering and listing, or its controlling shareholder(s) and the actual controller, have committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (v) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

The Overseas Listing Trial Measures also provides that if the issuer both meets the following criteria, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Where an issuer submits an application for initial public offering to competent overseas regulators, such issuer must file with the CSRC within three business days after such application is submitted. The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings.

The Overseas Listing Trial Measures provide that upon the occurrence of any of the material events specified below after an issuer has offered and listed securities in an overseas market, the issuer shall submit a report thereof to CSRC within three (3) working days after the occurrence and public disclosure in the event of any: (i) change of control; (ii) investigations or sanctions imposed by overseas securities regulatory agencies or other relevant competent authorities; (iii) change of listing status or transfer of listing segment; or (iv) voluntary or mandatory delisting. The Overseas Listing Trial Measures also provide that where an issuer’s main business undergoes material changes after overseas offering and listing, and is therefore beyond the scope of business stated in the filing documents, such issuer shall submit to the CSRC an ad hoc report and a relevant legal opinion issued by a domestic law firm within three (3) working days after occurrence of the changes. Additionally, the Overseas Listing Trial Measures provide that subsequent securities offerings of an issuer in the same overseas market where it has previously offered and listed securities shall be filed with the CSRC within three (3) working days after the offering is completed.

On February 24, 2023, the CSRC promulgated the Confidentiality and Archives Administration Provisions, which also became effective on March 31, 2023. According to the Confidentiality and Archives Administration Provisions, domestic companies that seek overseas offering and listing (either in direct or indirect means) and the securities companies and securities service providers (either incorporated domestically or overseas) that undertake relevant businesses shall institute a sound confidentiality and archives administration system, and take necessary measures to fulfill confidentiality and archives administration obligations. They shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Therefore, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. The above-mentioned documents and materials that, if leaked, will be detrimental to national security or public interest, the domestic company shall strictly fulfill relevant procedures stipulated by applicable regulations.

Furthermore, the Confidentiality and Archives Administration Provisions stipulates that a domestic company that provides accounting archives or copies of accounting archives to any entities including securities companies, securities service providers and overseas regulators and individuals shall fulfill due procedures in compliance with applicable regulations. Working papers produced in the Chinese mainland by securities companies and securities service providers in the process of undertaking businesses related to overseas offering and listing by domestic companies shall be retained in the Chinese mainland. Where such documents need to be transferred or transmitted to outside the Chinese mainland, relevant approval procedures stipulated by regulations shall be followed.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC operating entity

China has been open to foreign direct and indirect investments. An offshore company may invest in a PRC company. Such investment is subject to the FIL. Under the FIL, foreign investments no longer need to be approved by Chinese government, but only need to register the investment with Chinese regulatory agency.

However, Chinese government still has foreign exchange control policy. The money transfer in or out of China is still under tight control. So, shareholder loans made by offshore parent holding companies to their PRC operating entity are regarded as foreign debts in China for regulatory purposes, which debts are subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, Administration Rules on the Settlement,

Sale and Payment of Foreign Exchange, Administration of Foreign Debts Tentative Procedures, the Statistical Monitoring of Foreign Debts Tentative Provisions, the Detailed Rules for the Implementation of Provisional Regulations on Statistics and Supervision of External Debt and the Provisional Measures on Administration of Foreign Debt.

Pursuant to the Provisional Measures on Administration of Foreign Debt (the “Foreign Debt Measures”) issued by the State Development Planning Commission (revised), Ministry of Finance and SAFE in January 2003 and became effective on March 1, 2003, any loans provided by us to our PRC subsidiary in foreign currencies shall be classified as foreign debt under the Foreign Debt Measures. According to the Foreign Debt Measures, the sum of cumulative accrued amounts of medium-term to long-term foreign loans and balance amounts of short-term foreign loans taken by a foreign investment enterprise shall be limited to the difference between the total project investment amount approved by the government and the amount of registered capital. Foreign investment enterprises may take foreign loans freely within the scope of difference.

On January 12, 2017, the People’s Bank of China (the “PBOC”) issued the Notice of People’s Bank of China on Matters Concerning Macro-prudential Management on All-round Cross-border Financing (the “No. 9 Notice”), which improved the policy framework of the cross-border financing. The No. 9 Notice clarifies the new calculation methods of the upper limit of the risk-weighted balance for all types of cross-border financing, in particular, the upper limit for risk-weighted balance for cross-border financing equals to the capital or the net assets multiplied by the leverage rate of cross-border financing and the macro-prudential adjustment parameters. In the case of our PRC subsidiary, the capital or the net assets is calculated at the net assets of each subsidiary, the leverage rate for cross-border financing for an enterprise is 2, and the macro-prudential adjustment parameter is 1 (the “All-Round Mode”). On March 11, 2020, the PBOC and SAFE promulgated the Circular of the People’s Bank of China and the State Administration of Foreign Exchange on Adjusting the Macro-prudential Regulation Parameter for Full-covered Cross-border Financing, which provides that based on the current macro economy and international balance of payments, the macro-prudential regulation parameter as set forth in the Notice 9 is updated from 1 to 1.25. On January 7, 2021, the PBOC and SAFE promulgated the Notice of PBC and SAFE on Adjusting the Macro-prudential Adjustment Parameter for Cross-border Financing of Companies, which provides that the macro-prudential regulation parameter of companies is updated from 1.25 to 1, which was further changed to 1.5 subsequently. Currently, the implementation of the foregoing methodologies in cross-border financing have not been formally determined by the PBOC and the SAFE. In the practice, according to the Q&A on Macro-prudential Regulation Parameter for Full-Covered Cross-border Financing (Phase I) (the “Q&A”) issued by the SAFE on May 27, 2017, FIEs shall submit a written filing report to the local foreign exchange bureau when they handle the foreign debt signing filing (registration) for the first time after the issuance of the Q&A, so as to clarify the cross-border financing management mode they choose during the transition period. If the All-Round Mode is selected, the latest audited net assets data shall be reported at the same time. Once the cross-border financing management mode is determined, it shall not be changed. Alternatively, if we choose to use the All-Round Mode, the amount of loans we can make to our PRC subsidiary as calculated according to the No. 9 Notice and the Notice of PBC and SAFE on Adjusting the Macro-prudential Adjustment Parameter for Cross-border Financing of Companies will not be more than 2 times of the net assets of such entities.

Moreover, as the debtors of cross-border financing, our PRC subsidiary is also required to comply with certain registration formalities for execution of foreign debt contracts with the foreign exchange bureau at the locality within fifteen working days after signing the contracts according to the Notice of State Administration of Foreign Exchange on Promulgation of the Administrative Measures on Registration of Foreign Debt which was promulgated by the SAFE in April 2013 and revised in May 2015.

Pursuant to the Administrative Measures for Review and Registration of Medium- and Long-term Foreign Debts of Enterprises promulgated by the NDRC on January 5, 2023 and became effective from February 10, 2023 (“Foreign Debts Measures”), before borrowing foreign debts, an enterprise shall obtain the Certificate of Review and Registration of Enterprise Borrowing of Foreign Debts (the “Certificate of Review and Registration”) and complete the review and registration formalities. Without review and registration, no foreign debt may be borrowed. An enterprise shall, within ten working days after borrowing each foreign debt, report the information on borrowing foreign debt to the review and registration authority via the network system established by the NDRC. The medium- and long-term foreign debts of enterprises (“foreign debts”) mentioned in the Foreign Debts Measures refer to debt instruments with a maturity of one year or more that are borrowed from overseas by enterprises within the territory of the People’s Republic of China and by overseas companies or branches controlled by them, denominated in local or foreign currency, and of which principal with interest are repaid as agreed, and debt instruments include, but are not limited to, senior debts, perpetual debts, capital debts, medium-term notes, convertible bonds, exchangeable bonds, financial leasing, and commercial loans.

Regulations Relating to Employment and Social Welfare

Regulations on Employment

The major PRC laws and regulations that govern employment relationship are the PRC Labor Law, or the Labor Law (issued by the SCNPC on July 5, 1994, came into effect on January 1, 1995 and revised on August 27, 2009 and December 29, 2018, the Labor Contract Law, promulgated by the SCNPC on June 29, 2007 and became effective on January 1, 2008, and then amended on December 28, 2012 and became effective on July 1, 2013, and the Implementation Rules of the Labor Contract Law of the PRC, or the Implementation Rules of the Labor Contract Law, issued by the State Council on September 18, 2008 and came into effect on the same day. According to the aforementioned laws and regulations, labor relationships between employers and employees must be executed in written form. The laws and regulations above impose stringent requirements on the employers in relation to entering into fixed-term labor contracts, hiring of temporary employees and dismissal of employees. As prescribed under the laws and regulations, employers shall ensure its employees have the right to rest and the right to receive wages no lower than the local minimum wages. Employers must establish a system for labor safety and sanitation that strictly abide by state standards and provide relevant education to its employees. Violations of the Labor Contract Law and the Labor Law may result in the imposition of fines and other administrative liabilities and/or incur criminal liabilities in the case of serious violations.

Regulations on Social Insurance and Housing Provident Fund

According to the Social Insurance Law of PRC, which issued by the SCNPC on October 28, 2010 and came into effect on July 1, 2011 and was latest revised on December 29, 2018, enterprises and institutions in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and other welfare plans. The employer shall apply to the local social insurance agency for social insurance registration within 30 days from the date of its formation. And it shall, within 30 days from the date of employment, apply to the social insurance agency for social insurance registration for the employee. Any employer who violates the regulations above shall be ordered to make correction within a prescribed time limit; if the employer fails to rectify within the time limit, the employer and its directly liable person will be fined. Meanwhile, the Interim Regulation on the Collection and Payment of Social Insurance Premiums, issued by the State Council on January 22, 1999 and came into effect on the same day and was recently revised on March 24, 2019, prescribes the details concerning the social securities.

Apart from the general provisions about social insurance, specific provisions on various types of insurance are set out in the Regulation on Work-Related Injury Insurance, issued by the State Council on April 27, 2003, came into effect on January 1, 2004 and revised on December 20, 2010, the Regulations on Unemployment Insurance, issued by the State Council on January 22, 1999 and came into effect on the same day, the Trial Measures on Employee Maternity Insurance of Enterprises, issued by the Ministry of Labor on December 14, 1994 and came into effect on January 1, 1995. Enterprises subject to these regulations shall provide their employees with the corresponding insurance.

According to the Regulation Concerning the Administration of Housing Provident Fund, implemented since April 3, 1999 and latest amended on March 24, 2019, any newly established entity shall make deposit registration at the housing accumulation fund management center within 30 days as of its establishment. After that, the entity shall open a housing accumulation fund account for its employees in an entrusted bank. Within 30 days as of the date an employee is recruited, the entity shall make deposit registration at the housing accumulation fund management center and seal up the employee’s housing accumulation fund account in the bank mentioned above within 30 days from termination of the employment relationship.

Any entity that fails to make deposit registration of the housing accumulation fund or fails to open a housing accumulation fund account for its employees shall be ordered to complete the relevant procedures within a prescribed time limit. Any entity failing to complete the relevant procedure within the time limit will be fined RMB10,000 (approximately $1,379) to RMB50,000 (approximately $6,895). Any entity fails to make payment of housing provident fund within the time limit or has shortfall in payment of housing provident fund will be ordered to make the payment or make up the shortfall within the prescribed time limit, otherwise, the housing provident management center is entitled to apply for compulsory enforcement with the People’s Court.

Regulations Relating to Tax

Enterprise income tax

According to the PRC Enterprise Income Tax Law (the “EIT Law”), which was promulgated by the SCNPC on March 16, 2007 and last amended and effective on December 29, 2018, and the Enterprise Income Tax Implementation Regulations of the PRC (the “EITIR”), which was promulgated by the State Council on December 6, 2007 and last amended and effective on April 23, 2019, the enterprise income tax of both domestic and foreign-invested enterprises is unified at 25% with certain exceptions. According to the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and the EITIR, PRC resident enterprises typically pay an enterprise income tax at the rate of 25%, while non-PRC resident enterprises without any branches in the PRC should pay an enterprise income tax in connection with their income from the PRC at the tax rate of 10%. Enterprises established under the laws of foreign countries or regions whose “de facto management bodies” (i.e., establishments that carry out substantial and overall management and control over production and operations, personnel, accounting and properties) are located in the PRC are considered as PRC tax resident enterprises, and will generally be subject to enterprise income tax at the rate of 25% of their global income.

Value-added tax

According to Provisional Regulations on Value-added Tax of the PRC, which were promulgated by the State Council on December 13, 1993 and last amended on November 19, 2017, and the Implementing Rules for the Interim Regulations on Value-added Tax of the PRC promulgated by Ministry of Finance on December 25, 1993 and last amended on November 1, 2011, all enterprises and individuals that engage in the sale of goods, the provision of processing, repair and replacement services, the sale of services, intangible assets or immovable properties and the importation of goods within the territory of the PRC must pay value-added tax.

Dividends withholding tax

According to the EIT Law and the EITIR, dividends paid by foreign-invested companies to their foreign investors that are non-resident enterprises as defined under the law are subject to withholding tax at a rate of 10%, unless otherwise provided in the relevant tax agreements entered into with the central government of the PRC. Pursuant to the Arrangement Between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation on Income (the “Double Tax Avoidance Arrangement”) promulgated on August 21, 2006, if a Hong Kong resident enterprise is determined by the competent PRC tax authority to have satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement, the withholding tax rate on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5% from 10% applicable under the EIT Law and the EITIR. However, based on the Notice of the State Taxation Administration on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties promulgated and took into effect on February 20, 2009 by the State Taxation Administration (the “STA”), if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. Based on the Notice of the State Taxation Administration on the Recognition of Beneficial Owners in Tax Treaties, which was promulgated by STA on February 3, 2018 and came into effect on April 1, 2018, a comprehensive analysis will be used to determine beneficial ownership based on the actual situation of a specific case combined with certain principles, and if an applicant was obliged to pay more than 50% of its income to a third country (region) resident within 12 months of the receipt of the income, or the business activities undertaken by an applicant did not constitute substantive business activities including substantive manufacturing, distribution, management and other activities, the applicant was unlikely to be recognized as a beneficial owner to enjoy tax treaty benefits.

Regulations on Intellectual Property

China joined WTO in 2001 and signed the treaty of TRIPS (Agreement on Trade-Related Aspects of Intellectual Property Rights), therefore China’s IP laws are very much close to TRIPS.

Trademarks

Trademarks are protected by the PRC Trademark Law adopted in 1982 and lastly amended in 2019 as well as the Implementation Regulation of the PRC Trademark Law adopted by the State Council in 2002 and amended in 2014. The Trademark Office of China National Intellectual Property Administration handles trademark registrations. Trademarks can be registered for a term of ten years and can be repeatedly extended for another ten-year term at the time of expiry. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. According to Chinese Trademark Law, if anyone has a dispute the officially registered trademarks, he can file a petition to the review board of the Trademark Office, requesting a comprehensive review that may result in the revoking the registered trademarks. So far, we have not received any such kind of petition and we strongly believe there will not be such petition because our trademarks are firstly used as well as firstly registered by us.

Patents

According to the PRC Patent Law promulgated by the SCNPC on March 12, 1984 and last amended on October 17, 2020 with effect from June 1, 2021, and its latest Implementation Rules promulgated by the State Council on December 11, 2023 and took into effect on January 20, 2024, the National Intellectual Property Administration is responsible for administering patents in the PRC. Inventions, utility models, and designs with the features of novelty, inventiveness and practical applicability, are three kinds of patent defined and protected under China’s Patent Law. The State Intellectual Property Office is responsible for examining and approving patent applications. Once the application is approved, the applicants can have their patent under Chinese legal protection for a long term commencing from the application date; which is 20 years for inventions, ten years for utility models, and fifteen years for designs.

Copyright

Pursuant to the PRC Copyright Law promulgated by the SCNPC on September 7, 1990 and last amended on November 11, 2020 (the latest revision became effective from June 1, 2021) and the Implementing Regulations of the PRC Copyright Law promulgated by the State Council on August 2, 2002, last amended on January 30, 2013 (the latest revision became effective from March 1, 2013), the PRC nationals, legal persons, and other organizations shall enjoy copyright in their works, whether published or not, which include, among others, works of literature, art, natural science, social science, engineering technology and computer software. Pursuant to the Regulations on the Protection of Computer Software promulgated by the State Council in December 2001 and most recently amended in January 2013, and the Rules for the Registration of Computer Software Copyright, which was promulgated by the China Copyright Office and came into effect in February 2002, anyone publishes, revises or translates computer software without obtaining the prior approval of the computer software copyright holders shall bear civil liability to the copyright owner because of harming the copyright. The corporate computer software copyright is valid for a term of 50 years until December 31 of the 50th year, starting from the date as of first publication. The computer software copyright owners shall register at the registration institution authorized by the PRC Copyright Office to obtain the computer software copyright registration certificates as preliminary evidence of the computer software copyright being registered.

Domain Names

Internet domain name registration and related matters are primarily regulated by the Measures on Administration of Internet Domain Names, which were promulgated by the MIIT on August 24, 2017 and took effect on November 1, 2017, and the Detailed Rules for the Implementation of National Top-level Domain Name Registration, which were promulgated by China Internet Network Information Center and took into effect on June 18, 2019. Domain name owners are required to register their domain names and the MIIT is in charge of the administration of PRC internet domain names. The domain name services follow a “first come, first file” principle. The applicants will become the holders of such domain names upon the completion of the registration procedure.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Mr. Jianfei Zhang	52	Chairman of the Board of Directors and Chief Executive Officer
Ms. Zhixin Li	41	Chief Financial Officer
Mr. Pengfei Zhang	51	Director
Mr. Edward C Ye	42	Independent Director
Mr. Swee Leng Seng	61	Independent Director
Mr. Yun Fai Wong	36	Independent Director

The following is a biographical summary of the experience of our new director and executive officers.

Mr. Jianfei Zhang founded Beijing Feitian in 1998. He was appointed as the Company’s Chief Executive Officer and Chairman of the Board of Directors on March 25, 2023. Mr. Zhang has 20 years of experience in computer software and medical device industry and a total working experience of over 28 years. Since the inception of Beijing Feitian, Mr. Zhang has played a crucial role in facilitating the Beijing Feitian’s technological and product advancements by closely collaborating with external partners and leveraging their expertise. Prior to founding Beijing Feitian, Mr. Zhang served as the vice general manager in Shanxi Chenguang Group from 1994 to 1998, where he was responsible for sales and business operation and other daily operational affairs. In 1998, Mr. Zhang founded Beijing Feitian, where he has been serving as the chief executive officer for over 20 years. Mr. Zhang obtained his Bachelor’s degree from Heilongjiang University in Telecommunications Engineering in 1994.

Ms. Zhixin Li has served as the Chief Financial Officer of the Company since March 2023. Prior to joining the Company and Beijing Feitian, Ms. Li held various positions in the finance and accounting industry. She began her career as an auditor at BDO China Shu Lun Pan Certified Public Accountants LLP from June 2006 to March 2010, where she participated in initial public offering audits and completed International Financial Reporting Standards (IFRS) and U.S. GAAP conversions consolidation financial reporting. She then worked as a Finance Director at Beijing Zhongneng Huanke Technology Development Co. from March 2010 to July 2011. In July 2011, Ms. Li became the chief financial officer of Beijing Fenxiang Zaixian Network Technology Co., where she led the group’s finance function and established and improved the internal control system. From May 2012 to September 2015, she worked as a Consulting Director at Beijing Jingruitong Investment Consulting Co., where she provided financial, tax, and legal advice to clients. Ms. Li then joined China Fortune Securities as a CPA from September 2015 to March 2017, where she participated in due diligence for the new third board listing business and signed for prospectus as a certified public accountant. From October 2017 to March 2019, Ms. Li worked as a Financial Advisor at China Fortune Securities. From March 2019 to March 2020, Ms. Li worked as an Investment Director at Zhongguancun Qingshan Lvshui Fund Management Co., where she was responsible for due diligence and post-investment management. From March 2020 to June 2021, she served as an Investment Director at Xinjiang Zhongtai (Group) Co., where she was responsible for the selection and due diligence of proposed listed companies and worked with and coordinated with underwriters and agencies. From July 2021 to March 2023, Ms. Li served as the General Manager at Juesheng (Beijing) Enterprise Management Consulting Co., where she was responsible for the preparation of the company formation and consulting for pre-IPO companies. Ms. Li received her Bachelor’s degrees in English from Beijing International Studies University in 2006 and in Accounting from Beijing Technology and Business University in 2006. Ms. Li is a Chinese Institute of Certified Public Accountant (CICPA).

Mr. Pengfei Zhang has served as the Director of our Company and Beijing Feitian since March 2023. From 1996 to 1999, he served as the General Manager of the Business Department at Shanxi Chenguang Group Company Kunming, where he was responsible for sales and business operations, as well as handling daily affairs of the company. In 2007, Mr. Zhang joined Beijing Zhongshi Cuican Culture Development Co., Ltd as Vice General Manager, where he continued to oversee sales and business operations while also managing daily affairs of the company until March 2023.

Mr. Edward C Ye has served as the Company’s independent director since March 29, 2024. Mr. Ye is a seasoned finance professional with over 15 years of extensive experience in a wide range of client services, leadership, and management positions. Mr. Ye is currently serving as the Vice President of Finance at Wimi Hologram Cloud Inc. (Ticker: WIMI), a position he has held since January 2018. Prior to that, he served as the Chief Financial Officer at Bibi Global from August 2013 to December 2017. Before joining Bibi Global, he worked as a Senior Manager at

Alan C. Liu, CPA Accounting Office from June 2008 to June 2013. He received his Bachelor of Science degree in Business Administration with a major in Finance and a minor in Economics from California State University Los Angeles. Mr. Ye also holds a California Real Estate License and California Insurance License.

Mr. Swee Leng Seng has served as the Company’s independent director since March 29, 2024. Mr. Seng is an experienced finance and business professional with over 25 years of experience in accounting, finance, financial planning and analysis, and controllership. He obtained a Master’s of Business Administration degree from Heriot-Watt University of Edinburgh in 1993. He also has a Graduate Diploma of Business and majored in Finance in 1988 and a Bachelor of Business Studies and majored in accounting in 1986, both from Edith Cowan University. He is also a certified public accountant, certified from the Australian Society of Certified Practicing Accountants since 1989 and a Chartered Secretary from the Institute of Chartered Secretaries & Administrators (Australia) recognized in 1989. Mr. Seng has held various positions in multinational companies across Singapore, Australia, and China. He is currently serving as the Head of Origin & Market Development at SATS LIMITED (XSES: S58) in Singapore. Prior to this, he worked as a consultant at the CAPITALAND GROUP from May 2019 to May 2020, and served as the chief executive officer of SUPRIMA GROUP from August 2017 to December 2018. He also worked as the chief finance officer of SHIPSFOCUS GROUP from April 2016 to July 2017, and served as a Corporate Advisor at TEMASEK INTERNATIONAL from January 2015 to February 2016.

Mr. Yun Fai Wong has served as the Company’s independent director since March 29, 2024. Mr. Wong is a seasoned finance professional with experience in accounting, auditing, and financial management. He holds a Bachelor of Accountancy from The Hong Kong Polytechnic University and is a member of both the HKICPA and AICPA. Mr. Wong’s career began at Moore Stephens in Hong Kong, where he worked as an Audit Senior from September 2010 to April 2014. He then joined Neo Derm (HK) Limited as a Senior Operation Planning Executive from May 2014 to February 2015. In February 2015, Mr. Wong moved to Deloitte Touche Tohmatsu, where he served as an Audit Manager until December 2017. He then became the Financial Controller at HuiRuiXin Asset Management Group from January 2018 to December 2020. Currently, Mr. Wong has served as the chief financial officer and Company Secretary at HongCheng Environmental Technology Company Limited (HK.02265) since December 2020.

Family Relationships

Except for our Director, Mr. Pengfei Zhang, who is the brother of our Chief Executive Officer, Mr. Jianfei Zhang, none of other directors or executive officers have a family relationship as defined in Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, our Chairman of the board, Mr. Jianfei Zhang, through ZJW (BVI) LTD and BANYAN (BVI) LTD, will beneficially own approximately 95.97% of the aggregate voting power of our issued and outstanding Class A and Class B ordinary shares as a group, assuming no exercise of the over-allotment option, or 95.77% assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

•        the requirement that our director nominees be selected or recommended solely by independent directors; and

•        the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we will be deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors consists of 5 directors. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his interest at a meeting of our directors. Subject to Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he shall be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered, provided (i) such director, if his or her interest in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (ii) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. Our directors may exercise all the powers of our company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Edward C Ye, Mr. Swee Leng Seng and Mr. Yun Fai Wong. Mr. Edward C Ye is the chairman of our audit committee. We have determined that Mr. Edward C Ye, Mr. Swee Leng Seng and Mr. Yun Fai Wong satisfy the “independence” requirements of Rule 5605(c)(2) of the Listing Rules of Nasdaq and Rule 10A-3 under the Exchange Act. We have determined that Mr. Edward C Ye and Mr. Swee Leng Seng qualify as “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee is responsible for, among other things:

•        appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•        reviewing with the independent auditors any audit problems or difficulties and management’s response;

•        discussing the annual audited financial statements with management and the independent auditors;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

•        reviewing and approving all proposed related party transactions;

•        meeting separately and periodically with management and the independent auditors; and

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee

Our compensation committee consists of Mr. Swee Leng Seng, Mr. Edward C Ye and Mr. Yun Fai Wong. Mr. Swee Leng Seng is the chairman of our compensation committee. We have determined that Mr. Swee Leng Seng, Mr. Edward C Ye and Mr. Yun Fai Wong satisfy the “independence” requirements of Rule 5605(a)(2) of the Listing Rules of Nasdaq. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Yun Fai Wong, Mr. Edward C Ye, and Mr. Swee Leng Seng. Mr. Yun Fai Wong is the chairperson of our nominating and corporate governance committee. Mr. Yun Fai Wong, Mr. Edward C Ye, and Mr. Swee Leng Seng satisfy the “independence” requirements of 5605(a)(2) of the Listing Rules of Nasdaq. The nominating and corporate governance committee assists the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

•        making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

•        advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Terms of Directors and Officers

Our directors are elected by a majority of votes of shareholders entitled to vote at a general meeting of shareholders where shareholders holding one-third or more of the voting rights entitled to vote are present. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders (unless he has sooner vacated office) or upon any specified event or after any specified period in a written agreement between the Company and the director, if any, and an appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting; but no such term shall be implied in the absence of an express provision. The board of directors of our Company shall also have power at any time to appoint any person who is willing to act as a director, either to fill a vacancy or as an addition to the existing board. Any director so appointed shall if, still a director, retire at the next annual general meeting after his appointment and be eligible to stand for election as a director at such meeting. A director may retire from office as a director by giving notice in writing to that effect to the Company at the registered office, which notice shall be effective upon such date as may be specified in the notice, failing which upon delivery to the registered office. A director will cease to be a director if, among other things, the director (a) is prohibited by the law of the Cayman Islands from acting as a director; (b) is made bankrupt or makes an arrangement or composition with his creditors generally; (c) resigns his office by notice to the Company; (d) only held office as a director for a fixed term and such term expires; (e) in the opinion of a registered medical practitioner by whom is being treated he becomes physically or mentally incapable of acting as a director; (f) is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); (g) is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or (h) without the consent of the other directors, is absent from meetings of directors for a continuous period of six months.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Duties of Directors

Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also have a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than what may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care, and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. A shareholder may in certain limited exceptional circumstances have the right to seek damages in our name if a duty owed by our directors is breached. See “Description of Share Capital — Comparison of Cayman Islands Corporate Law and U.S. Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares of our company, including the registering of such shares in our share register.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement of which this prospectus forms a part, we agree to employ each of our executive officers for a specified time period, which will be automatically renewed unless either party gives the other party a written notice to terminate the agreement six months prior to the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including, but not limited to, the commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information.

We have also entered into indemnification agreements with each of our directors and executive officers, the form of which is filed as Exhibit 10.2 to this Registration Statement of which this prospectus forms a part. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2023, the aggregate cash compensation to directors and executive officers was approximately RMB192,000 (approximately $27,115). Each of our directors and officers is entitled to reimbursement for all necessary and reasonable expenses properly incurred in the course of employment or service. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors, except that our subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance and other statutory benefits and a housing provident fund. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Class A ordinary shares and Class B ordinary shares as of the date of this prospectus, and as adjusted to reflect the sale of the Class A ordinary shares offered in this offering for:

•        each of our directors and executive officers; and

•        each person known to us to own beneficially more than 5% of our Class A ordinary shares or Class B ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A ordinary shares and Class B ordinary shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on 4,332,000 Class A ordinary shares and 7,668,000 Class B ordinary shares outstanding as of the date of this prospectus. As of the date of this prospectus, ZJW (BVI) LTD is the sole shareholder of all issued and outstanding Class B ordinary shares. Percentage of beneficial ownership of each listed person after this offering is based on 6,582,000 Class A ordinary shares and 7,668,000 Class B ordinary shares outstanding immediately after the completion of this offering, assuming no exercise of over-allotment option, and 6,919,500 Class A ordinary shares and 7,668,000 Class B ordinary shares assuming full exercise of over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our ordinary shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. We will be required to have at least 300 shareholders at closing in order to satisfy the Nasdaq listing standards.

	Ordinary Shares Beneficially Owned Prior to this Offering				Ordinary Shares Beneficially Owned After this Offering
	Total Class A Ordinary Shares*	Total Class B Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Votes Held Prior to this Offering	Class A Ordinary Shares*	Class B Ordinary Shares	Total Ordinary Shares	Percentage of Total Ordinary Shares	Percentage of Votes Held After this Offering
Directors and Executive Officers**
Mr. Jianfei Zhang(1)(3)	144,000	7,668,000	65.1%	97.34%	144,000	7,668,000	7,812,000	54.82%	95.97%
Ms. Zhixin Li	—	—	—	—
Mr. Pengfei Zhang	—	—	—	—
Mr. Edward C Ye	—	—	—	—
Mr. Desmond Seng Swee Leng	—	—	—	—
Mr. Mike Wong Yun Fai	—	—	—	—
All directors and executive officers as a group:

5% Shareholders:
ZJW (BVI) LTD(1)	—	7,668,000	63.9%	97.25%	—	7,668,000	7,668,000	53.81%	95.88%
THEIA INVESTMENT HOLDING (BVI) LTD(2)	972,000	—	8.1%	*	972,000	—	972,000	6.82%	*
BANYAN (BVI) LTD(3)	960,000	—	8.0%	*	960,000	—	960,000	6.74%	*
Cheng Hoe Tan	720,000	—	6.0%	*	720,000	—	720,000	5.05%	*
MIGHTY (BVI) LTD(4)	600,000	—	5.0%	*	150,000	—	150,000	1.05%	*

____________

Notes:

*        Less than 1% of our total voting power on an as-converted basis outstanding as of the date of this prospectus.

**      Except as indicated otherwise below, the business address of our directors and executive officers is Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, China.

***    The Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one-to-one basis. The number and percentage of Class A ordinary shares exclude Class A ordinary shares convertible from Class B ordinary shares as the beneficial ownership of Class B ordinary shares is presented separately.

(1)      Represents (i) 7,668,000 Class B ordinary shares held through ZJW (BVI) LTD and (ii) 144,000 Class A ordinary shares beneficially owned through BANYAN (BVI) LTD (See Note (3) for details). As of the date of this prospectus, ZJW (BVI) LTD is the sole shareholder of all issued and outstanding Class B ordinary shares of the Company.

(2)      The number of Class A ordinary shares and Class B ordinary shares beneficially owned prior to this offering represents 972,000 Class A ordinary shares held by THEIA INVESTMENT HOLDING (BVI) LTD, a British Virgin Islands company, which is owned by six independent third-party individuals with holding percentages of 3.7%, 11.1%, 16.7%, 22.2%, 22.2%, and 24.1%, respectively. The registered address of THEIA INVESTMENT HOLDING (BVI) LTD is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands.

(3)      The number of Class A ordinary shares and Class B ordinary shares beneficially owned prior to this offering represents 960,000 Class A ordinary shares held by BANYAN (BVI) LTD, a British Virgin Islands company, which is 100% owned by Juesheng (Beijing) Enterprise Management Consulting Co., Ltd, a limited company registered in the PRC, in which Mr. Jianfei Zhang owns 15.0% of equity interests. The registered address of BANYAN (BVI) LTD is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The business address of Juesheng (Beijing) Enterprise Management Consulting Co., Ltd is Room 1018, 10th Floor, Building 9, Guanghua Road, Chaoyang District, Beijing, China.

(4)      The number of Class A ordinary shares and Class B ordinary shares beneficially owned prior to this offering represents 600,000 Class A ordinary shares held by MIGHTY (BVI) LTD, a British Virgin Islands company, which is 100% owned by Jinxu (Hainan) Investment Partnership (Limited Partnership), a company incorporated in the PRC and controlled by independent third parties. The registered address of MIGHTY (BVI) LTD is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The business address of Jinxu (Hainan) Investment Partnership (Limited Partnership) is No. 1690, Block A, Building 1, Fenghuang Island, Tianya CBD, Tianya District, Sanya City, Hainan Province, China.

As of the date of this prospectus, none of our Class A ordinary shares are held by record holders in the United States. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

Historical Changes in Our Shareholding

See “DESCRIPTION OF SHARE CAPITAL — History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Set forth below are the material related party transactions that we have entered into for the fiscal years ended December 31, 2021, 2022 and 2023.

Material Transactions with Related Parties

The major related parties and their relationships with the Company are summarized as follows:

Name of related parties	Relationship with the Company
Mr. Jianfei Zhang	Controlling shareholder and CEO of the Company
Beijing Erhua Technology Co., LTD	An entity under the control of Mr. Jianfei Zhang
Beijing Zhongshi Cuican Culture Development Co., LTD	An entity under the control of Mr. Jianfei Zhang
Xizang Huasheng Intelligent IOT Industrial Development Co., LTD	An entity under the control of Mr. Jianfei Zhang
Beijing Xuantong Zhenghe Technology Co., LTD	An entity under the control of Mr. Jianfei Zhang
Beijing Zhibo International Culture Media Co., LTD	Mr. Jianfei Zhang is the shareholder of the entity
Qomolangma Shengquan (Beijing) Trading Co., LTD	Mr. Jianfei Zhang is the shareholder of the entity
Juesheng (Beijing) Enterprise Management Consulting Co., LTD	Mr. Jianfei Zhang is the shareholder of the entity
Jinxu (Hainan) Investment Partnership (Limited Partnership)	The entity is the shareholder of the Company

Balances with related parties

As of December 31, 2021, 2022 and 2023, the balances with related parties were as follows:

	As of
Due from related parties	December 31, 2021	December 31, 2022	December 31, 2023
Mr. Jianfei Zhang(a)	$545,509	$—	$—
Due to related parties
Mr. Jianfei Zhang(b)	$—	$385,341	$985,043
Jinxu (Hainan) Investment Partnership (Limited Partnership)(b)	$—	$—	$6,984

____________

(a)      The balance represents the advance of funds to the related party. The funds are interest-free, unsecured and repayable on demand. On October 24, 2022, 100% of the amount due to the Company from such related party balance as of December 31, 2021, has been subsequently collected.

(b)      The balance represents the advance funds from related parties for daily operational purposes. The funds are interest-free, unsecured and repayable on demand.

The Company paid $127,045 to Beijing Erhua Technology Co., LTD during 2021 for service incurred in May 2020 and has no balance with Beijing Erhua Technology Co., LTD as of December 31, 2021, 2022 and 2023.

Employment Agreements and Indemnification Agreements

See “Management — Employment Agreements and Indemnification Agreements.”

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our amended and restated memorandum and articles of association, which will become effective upon or before the completion of this offering, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Companies Act (As Revised) of the Cayman Islands, as amended, or the “Cayman Companies Act”, on November 2, 2022. Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time and the Companies Act, and the common law of the Cayman Islands. A Cayman Islands exempted company:

•        is a company that conducts its business mainly outside the Cayman Islands;

•        is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

•        does not have to hold an annual general meeting;

•        does not have to make its register of members open to inspection by shareholders of that company;

•        may obtain an undertaking against the imposition of any future taxation;

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as a limited duration company; and

•        may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is $50,000 divided into two classes of shares, including (i) 400,000,000 Class A ordinary shares of $0.0001 par value each, and (ii) 100,000,000 Class B ordinary shares of $0.0001 par value each. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting, transfer and conversion rights. In respect of matters requiring a vote of all shareholders, each holder of Class A ordinary shares will be entitled to one vote per one Class A ordinary share and each holder of Class B ordinary shares will be entitled to twenty (20) votes per one Class B ordinary share. The Class A ordinary shares are not convertible into shares of any other class. The Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one-to-one basis.

All of our issued and outstanding Class A ordinary shares and Class B ordinary shares are fully paid and non-assessable. Our Class A ordinary shares and Class B ordinary shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determine otherwise, each holder of our Class A ordinary shares or Class B ordinary shares will not receive a certificate in respect of such shares.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A ordinary shares or Class B ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

At the completion of this offering, there will be 6,582,000 (if the underwriters’ over-allotment option is not exercised) or 6,919,500 (if the underwriters’ over-allotment option is fully exercised) Class A ordinary shares issued and outstanding held by at least 300 unrestricted round lot shareholders and beneficial owners which is the minimum requirement by the Nasdaq Capital Market, and 7,668,000 Class B ordinary shares issued and outstanding. Class A ordinary shares sold in this offering will be delivered against payment from the underwriters upon the closing of the offering in New York, New York, on or about September 6, 2024.

Listing

Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market under the symbol “PTHL.”

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)     the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)    our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Companies Act regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

On a poll, every shareholder who is present in person and every person representing a shareholder by proxy shall have one vote for each Class A ordinary share and twenty (20) votes for each Class B ordinary share of which he or the person represented by proxy is the holder. Unless otherwise required under the Cayman Companies Act or by these articles, holders of Class A ordinary shares and Class B ordinary shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders.

Conversion Rights

Class A ordinary shares are not convertible. Class B ordinary shares are convertible, at the option of the holder thereof, into Class A ordinary shares on a one-to-one basis.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)     increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)    consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)     convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)    sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)     cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)     either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)    whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, our Company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call, the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be canceled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)     issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)    with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)     purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Companies Act, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Ordinary Shares

Provided that a transfer of Class A ordinary shares complies with applicable rules of the Nasdaq Capital Market, a shareholder may transfer Class A ordinary shares or Class B ordinary shares to another person by completing an instrument of transfer in a common form or, with respect to Class A ordinary shares, in a form prescribed by Nasdaq, or in any other form approved by the directors, executed:

(a)     where the Class A ordinary shares or Class B ordinary shares are fully paid, by or on behalf of that shareholder; and

(b)    where the Class A ordinary shares or Class B ordinary shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A ordinary share or Class B ordinary share until the name of the transferee is entered into the register of members of the Company.

The instrument of transfer of any ordinary share shall be in writing and in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the ordinary shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a shareholder until the name of the transferee is entered in the register of members in respect of the relevant shares.

The Directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which the Company has a lien. The Directors may also, but are not required to, decline to register any transfer of any share unless:

(a)     the instrument of transfer is lodged with the Company, accompanied by the certificate for the Class A ordinary shares or Class B ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)    the instrument of transfer is in respect of only one class of shares;

(c)     the instrument of transfer is properly stamped, if required;

(d)    the Class A ordinary share or Class B ordinary share transferred is fully paid and free of any lien in favor of us;

(e)     any fee related to the transfer has been paid to us; and

(f)     the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within three months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 days in any year.

In addition, upon any sale, transfer, assignment, or disposition of Class B ordinary shares by a holder to a non-affiliate, the Class B ordinary shares shall be immediately and automatically converted into such number of Class A ordinary shares based on a one-to-one basis. It is clarified that the sale, transfer, assignment, or disposition shall be deemed effective only upon the registration of such transaction in the Company’s register of members. The creation of a pledge, charge, encumbrance, or other third-party right on any Class B ordinary shares shall not be considered as a sale, transfer, assignment, or disposition unless and until it is enforced and the third party holds full ownership interest in the Class B ordinary shares. In such a case, the Class B ordinary shares shall be converted automatically into Class A ordinary shares upon the registration of the third party or its designee as a shareholder holding an equal number of Class A ordinary shares in the register of members.

Inspection of Books and Records

Holders of our Class A ordinary shares and Class B ordinary shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than ten percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. If the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least five clear days’ notice of a general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting and the general nature of that business. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders. Notice of every general meeting shall also be given to the directors and our auditors.

Subject to the Cayman Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the outstanding shares carrying the right to vote at such general meeting.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be canceled. In any other case it shall stand adjourned to the same time and place seven days hence, or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than ten percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

The term of appointment for a director is not fixed unless it is determined by the ordinary resolutions. Any director appointed by the board of directors shall, if still a director of the Company, retire at the next annual general meeting after his appointment and be eligible to stand for election as a director at such meeting.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)     he is prohibited by the law of the Cayman Islands from acting as a director;

(b)    he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)     he resigns his office by notice to us;

(d)    he only held office as a director for a fixed term and such term expires;

(e)     in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)     he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)    he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)    without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act and our amended and restated memorandum and articles of association, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our memorandum or articles of association. To the extent allowed by the Cayman Companies Act, however, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Our board of directors have established an audit committee, a compensation committee, and a nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise than by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)     the giving of any security, guarantee or indemnity in respect of:

(i)      money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)    a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)    where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)     any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)    any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)     any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)     any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)    any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)     to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)    to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

•        the names and addresses of the members of the company, a statement of the shares held by each member, which: distinguishes each share by its number (so long as the share has a number); confirms the amount paid, or agreed to be considered as paid, on the shares of each member; confirms the number and category of shares held by each member; and confirms whether each relevant category of shares held by a member carries voting rights under the Articles, and if so, whether such voting rights are conditional;

•        the date on which the name of any person was entered on the register as a member; and

•        the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Comparison of Cayman Islands Corporate Law and U.S. Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by a Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is affected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement in question is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question;

•        the arrangement is such as an intelligent and honest man of that class acting in respect of his interest would reasonably approve; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of 90% of the shares within four months of the offer, the offeror may, within a two-month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction are thus approved, the dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•        a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

•        the act complained of, although not ultra vires, could only be affected duly if authorized by more than a simple majority vote that has not been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association permit, in the absence of fraud or willful default, indemnification of officers and directors for costs, losses, damages and expenses, which such director or officers in any way in or about the execution of his duties incurred in connection with legal, administrative or investigative proceedings incurred in their capacities as such.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, our offer letters to our independent directors and our employment agreements with our executive officers provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company: a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so), and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent in its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting, provided it complies with the notice provisions in the governing documents. An extraordinary general meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposals before a general meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our amended and restated articles of association allow our shareholders holding not less than 10% of all voting power of our share capital in issue to requisition a general meeting. Other than this right to requisition a general meeting, our amended and restated articles of association do not provide our shareholders other rights to put a proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any fewer protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute in its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures and will require subscribers to provide information and evidence to verify their identity, address and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information and evidence as is necessary to verify the identity, address and source of funds of a subscriber.

In the event of delay or failure on the part of the subscriber in producing any information or evidence required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited. We will not be liable for any loss suffered by a subscriber arising as a result of a refusal of, or delay in processing, an application from a subscriber if such information and documentation requested have not been provided by the subscriber in a timely manner.

We also reserve the right to refuse to make any payment to a shareholder if our directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands), if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

Data Protection — Cayman Islands

This privacy notice explains the manner in which the company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The company is committed to processing personal data in accordance with the DPA. In its use of personal data, the company will be characterized under the DPA as a ‘data controller’, whilst certain of the company’s service providers, affiliates and delegates may act as ‘data processors’ under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the company.

For the purpose of this Privacy Notice, “you” or “your” shall mean the subscriber and shall also include any individual connected to the subscriber.

By investing in the company, the company and certain of the company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified. We may combine the personal data that you provide to us with personal data that we collect from, or about you. This may include personal data collected in an online or offline context including from credit reference agencies and other available public databases or data sources, such as news outlines, websites and other media sources and international sanctions lists.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the company is subject or (c) where the processing is for legitimate interests pursued by the company or by a service provider to whom the data are disclosed or (d) where you otherwise consent to the processing of personal data for any other specific purpose. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you do not wish to provide us with the requested personal data or subsequently withdraw your consent, you may not be able to invest in our Company or remain invested in our Company as it will affect our ability to manage your investment.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Securities Issuances

On March 23, 2023, the shareholders and board of directors of Pheton adopted unanimous resolutions to re-designate its authorised share capital by creating two classes of shares in the authorised share capital. Following such re-designation and as of the date of this prospectus, the authorized share capital of Pheton is $50,000 divided into two classes of shares, including (i) 400,000,000 Class A ordinary shares of $0.0001 par value each, and (ii) 100,000,000 Class B ordinary shares of $0.0001 par value each.

On March 23, 2023, we issued (i) a total of 7,668,000 Class B ordinary shares to ZJW (BVI) LTD, (ii) 540,000 Class A ordinary shares to DYL (BVI) LTD, (iii) 972,000 Class A ordinary shares to THEIA INVESTMENT HOLDING (BVI) LTD, (iv) 960,000 Class A ordinary shares to BANYAN (BVI) LTD, (v) 600,000 Class A ordinary shares to MIGHTY (BVI) LTD, (vi) 540,000 Class A ordinary shares to ACCELERATION (BVI) LTD, and (vii) 720,000 Class A ordinary shares to CHENG HOE TAN.

Listing

Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market under the symbol “PTHL.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A ordinary shares is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York, NY 11598.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A ordinary shares. Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market.

Upon completion of this offering, assuming no exercise of the underwriters’ over-allotment option, a total of 3,500,000 Class A ordinary shares will be held by public shareholders, representing approximately 53.18% of our Class A ordinary shares in issue. If existing non-affiliate shareholders sell all their 430,000 shares available under Rule 144 under the Securities Act, public shareholders will hold 3,930,000 Class A ordinary shares, representing approximately 59.71% of our outstanding Class A ordinary shares. All of the Class A ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act. Sales of substantial amounts of our Class A ordinary shares in the public market could materially adversely affect prevailing market prices of our Class A ordinary shares.

The following table summarizes the total shares potentially available for future sale.

Days After Date of this Prospectus	Shares Eligible for Sale	Comment
Upon the Date of this Prospectus	2,250,000	Initial public offering shares registered in this Prospectus and sold in the initial public offering.
Upon the Date of this Prospectus	1,250,000	Resale shares registered in this Prospectus and sold by the selling shareholders.
Upon the Date of this Prospectus	430,000	Shares saleable under Rule 144.
Six months	2,508,000	Shares saleable after expiration of the lock-up.

The table above includes 6,438,000 Class A ordinary shares potentially available for future sale out of a total of 6,582,000 Class A ordinary shares outstanding immediately after the completion of this offering. The table above does not include the 144,000 Class A ordinary shares held by an affiliate, which may be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. See “Rule 144” and “Rule 701” in this section for more details.

Lock-Up Agreements

Each of our directors and executive officers, and principal shareholders (5% or more shareholders) of our outstanding shares enter into a lock-up agreement for a period of six (6) months from the date of this offering subject to certain exceptions, with respect to our outstanding shares and securities that are substantially similar to our outstanding shares. These restrictions also apply to any ordinary shares acquired by our directors and executive officers in the offering pursuant to the directed share program, if any. These parties collectively own all of our outstanding ordinary shares, without giving effect to this offering.

The restrictions described in the preceding paragraphs will be automatically extended under certain circumstances. See “UNDERWRITING.”

We cannot predict what effect, if any, future sales of our Class A ordinary shares, or the availability of our Class A ordinary shares for future sale, will have on the trading price of our Class A ordinary shares from time to time. Sales of substantial amounts of our Class A ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Class A ordinary shares.

Rule 144

All of our Class A ordinary shares that will be outstanding upon the completion of this offering, other than those sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

•        1% of the number of Class A ordinary shares then outstanding, which will equal approximately 65,820 Class A ordinary shares immediately after this offering, assuming the underwriters do not exercise their over-allotment option; or

•        the average weekly trading volume of the Class A ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our Class A ordinary shares from us in connection with a compensatory share plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

TAXATION

The following summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our Class A ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our Class A ordinary shares, such as the tax consequences under state, local, and other tax laws or under tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. Accordingly, you should consult your own tax advisor regarding the tax consequences of an investment in our Class A ordinary shares. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Ogier, our Cayman Islands counsel. To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jingtian & Gongcheng, our PRC legal counsel. To the extent the discussion relates to the matters of U.S. tax law, it represents the opinion of Hunter Taubman Fischer & Li LLC.

The following summary contains a description of certain Cayman Islands, People’s Republic of China and U.S. federal income tax consequences of the acquisition, ownership and disposition of ordinary shares, but it does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase ordinary shares. The summary is based upon the tax laws of the Cayman Islands and regulations thereunder and on the tax laws of the United States and regulations thereunder as of the date hereof, which are subject to change.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any ordinary shares under the laws of their country of citizenship, residence or domicile.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfer of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not a party to any double tax treaties which are applicable to any payments made to or by our Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Class A ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Class A ordinary shares, as the case may be, nor will gains derived from the disposal of our Class A ordinary shares be subject to Cayman Islands income or corporation tax.

Pursuant to Section 6 of the Tax Concessions Law of the Cayman Islands, we have applied for and obtained, an undertaking from the Financial Secretary of the Cayman Islands:

(a)     that no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations; and

(b)    in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

(i)     on or in respect of the shares, debentures or other obligations of our company; or

(ii)    by way of the withholding in whole or part, of any relevant payment as defined the Tax Concessions Law.

These concessions shall be for a period of 20 years from March 13, 2023.

People’s Republic of China Taxation

Under the Enterprise Income Tax Law, an enterprise established outside the PRC with a “de facto management body” within the PRC is considered a PRC resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income as well as tax reporting obligations. Under the Implementation Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

In addition, State Administration of Taxation (SAT) Circular 82 issued in April 2009 specifies that certain offshore-incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if all of the following conditions are met: (a) senior management personnel and core management departments in charge of the daily operations of the enterprises perform their duties mainly in the PRC; (b) their financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) major assets, accounting books and company seals of the enterprises, and minutes and files of their board’s and shareholders’ meetings are located or kept in the PRC; and (d) half or more of the enterprises’ directors or senior management personnel with voting rights habitually reside in the PRC. Further to SAT Circular 82, the SAT issued Announcement of the State Administration of Taxation on Printing and Distributing the Administrative Measures for Income Tax on Chinese-controlled Resident Enterprises Incorporated Overseas (Trial Implementation) (the “SAT Bulletin 45”) on July 27, 2011, which took effect on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 provides for procedures and administration details of determination on PRC resident enterprise status and administration on post-determination matters. If the PRC tax authorities determine that Beijing Feitian is a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. For example, Beijing Feitian may be subject to enterprise income tax at a rate of 25% with respect to its worldwide taxable income. Also, a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our Class A ordinary shares and potentially a 20% of withholding tax would be imposed on dividends we pay to our non-PRC individual shareholders and with respect to gains derived by our non-PRC individual shareholders from transferring our shares or ordinary shares.

It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.”

The SAT and the Ministry of Finance issued the Notice of Ministry of Finance and State Administration of Taxation on Several Issues relating to Treatment of Corporate Income Tax Pertaining to Restructured Business Operations of Enterprises (the “SAT Circular 59”) in April 2009, which took effect on January 1, 2008. On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, which took effect on December 1, 2017 and was amended on June 15, 2018 (the “SAT Circular 37”). By promulgating and implementing the SAT Circular 59 and the SAT Circular 37, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-PRC resident enterprise.

Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Tax Arrangement, where a Hong Kong resident enterprise which is considered a non-PRC tax resident enterprise directly holds at least 25% of a PRC enterprise, the withholding tax rate in respect of the payment of dividends by such PRC enterprise to such Hong Kong resident enterprise is reduced to 5% from a standard rate of 10%, subject to approval of the PRC local tax authority.

Pursuant to the Circular of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“Circular 81”), a resident enterprise of the counter-party to such Tax Arrangement should meet all of the following conditions, among others, in order to enjoy the reduced withholding tax under the Tax Arrangement: (i) it must take the form of a company; (ii) it must directly own the required percentage of equity interests and voting rights in such PRC resident enterprise; and (iii) it should directly own such percentage of capital in the PRC resident enterprise anytime in the 12 consecutive months prior to receiving the dividends. In October 2019, the SAT promulgated the Administrative Measures for Entitlement to Treaty Benefits for Non-resident Taxpayers (“Circular 35”), which became effective on January 1, 2020. Circular 35 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. Accordingly, dividends Pheton Holdings Ltd received from Beijing Feitian are subject to a withholding tax rate of 5%, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements we have are for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Material United States Federal Income Tax Considerations

The following is a discussion of certain material United States federal income tax considerations relating to the acquisition, ownership, and disposition of our Class A ordinary shares by a U.S. Holder, as defined below, that acquires our Class A ordinary shares in this offering and holds our Class A ordinary shares as “capital assets” (generally, property held for investment) under the Code. This discussion is based on existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service (the “IRS”) with respect to any of the United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, certain financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships (or other entities treated as partnerships for United States federal income tax purposes) and their partners, tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) 5% or more of our voting shares, investors that hold their ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction), or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any tax laws other than the United States federal income tax laws, including any state, local, alternative minimum tax or non-United States tax considerations, or the Medicare tax on unearned income. Each potential investor is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our Class A ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our Class A ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Class A ordinary shares are urged to consult their tax advisors regarding an investment in our Class A ordinary shares.

The discussion set forth below is addressed only to U.S. Holders that purchase ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of U.S. federal income tax law to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Class A ordinary shares.

Taxation of Dividends and Other Distributions on our Class A Ordinary Shares

Subject to the passive foreign investment company rules discussed below, distributions of cash or other property made by us to you with respect to the ordinary shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A ordinary shares, including the effects of any change in law after the date of this prospectus.

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the ordinary shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the shares. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Class A ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

We must make a separate determination each year as to whether we are a PFIC. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes, not only because we exercise effective control over the operation of such entities but also because we are entitled to substantially all of their economic benefits, and, as a result, we consolidate their operating results in our consolidated financial statements. In particular, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Class A ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Class A ordinary shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Class A ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated pro rata over your holding period for the ordinary shares;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for the first taxable year during which you hold (or are deemed to hold) our Class A ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on our Class A ordinary shares” generally would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the ordinary shares are regularly traded on Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file IRS Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Class A ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Class A ordinary shares for tax purposes.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Class A ordinary shares and the elections discussed above.

Tax on Net Investment Income

U.S. Holders who are individuals, estates or trusts will generally be required to pay a 3.8% Medicare tax on their net investment income (including dividends on and gains from the sale or other disposition of our Class A ordinary shares), or in the case of estates and trusts, on their net investment income that is not distributed. In each case, the 3.8% Medicare tax applies only to the extent the U.S. Holder’s total adjusted income exceeds applicable thresholds.

Information Reporting and Backup Withholding

Dividend payments with respect to our Class A ordinary shares and proceeds from the sale, exchange or redemption of our Class A ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding at a rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Class A ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

UNDERWRITING

We have entered into an underwriting agreement with CATHAY SECURITIES, INC. to act as the representative of the underwriters named below (the “Representative”). Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our ordinary shares at the initial public offering price, less the underwriting discounts, as set forth on the cover page of this prospectus and as indicated below:

Name	Number of Class A ordinary shares
CATHAY SECURITIES, INC.	1,800,000
Dominari Securities LLC	450,000
Total	2,250,000

The underwriters are offering the shares subject to its acceptance of the Class A ordinary shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Class A ordinary shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Class A ordinary shares offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below unless and until such time as it elects to exercise such option.

We have agreed to indemnify the underwriters and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days from the effective date of this prospectus, permits the underwriters to purchase a maximum of 337,500 Class A ordinary shares (15% of the number of ordinary shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase ordinary shares covered by the option at the initial public offering price per ordinary share, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $10,350,000 and the total net proceeds, before expenses, to us will be $9,625,500.

Underwriting Discounts and Expenses

The underwriters will offer the Class A ordinary shares to the public at the initial public offering price of $4.00 per Class A ordinary share, and to selected dealers at the initial public offering price less a selling concession not in excess of $3.72 per Class A ordinary share. After this offering, the initial public offering price, concession, and reallowance to dealers may be reduced by the representative. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus. The securities are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The underwriting discount is equal to 7% of the public offering price on each of the Class A ordinary shares being offered. This amount does not include the non-accountable expense allowance of 1% of the gross proceeds of this offering, payable to the underwriters and any reimbursable accountable expenses.

The table below shows the initial public offering price per Class A ordinary share, underwriting discounts to be paid by us, and the proceeds before expenses to us.

	Per Class A Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Initial public offering price	$4.00	$9,000,000	$10,350,000
Underwriting discounts(1)	$0.28	$630,000	$724,500
Proceeds, before expenses, to us	$3.72	$8,370,000	$9,625,500

____________

(1)      Calculated at an initial offering price of $4.00 per Class A ordinary share. Represents an underwriting discount equal to 7% per Class A ordinary share, which is the underwriting discount we have agreed to pay for sales to investors in this offering introduced by the underwriters. The fees do not include the expense reimbursement provisions described below or the 1% non-accountable expense allowance.

We have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them up to an aggregate of $250,000 (including the Advance described below), including fees and disbursements of their counsel, with respect to this offering. We have paid an advance of $130,000 to the underwriters (the “Advance”), which will be applied against the out-of-pocket accountable expenses that will be reimbursed by us in connection with this offering. Any portion of the Advance will be returned to us in the event it is not actually incurred.

We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts referred to above and underwriter expense reimbursement, will be approximately $1,200,000.

Right of First Refusal

In addition, the Company agrees to grant the Representative, provided that this offering is completed, for a period of 12 months from the closing of this offering, a right of first refusal (the “Right of First Refusal”), exercisable at the sole discretion of the Representative, to provide investment banking service to the Company on terms that are the same or more favorable to the Company comparing to terms offered to the Company by other underwriters or placement agents, which shall include, without limitation, (a) acting as leading manager for any underwritten public offering; and (b) acting as placement agent or initial purchaser in connection with any private offering of securities of the Company. In accordance with FINRA Rule 5110(g)(6), under no circumstances shall such right of first refusal have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between us and the underwriters. The Representative shall notify us of its intention to exercise its Right of First Refusal within 15 business days following notice in writing by us. The Right of First Refusal is also subject to FINRA Rule 5110(g), which grants us a right of termination for cause, which includes that we may terminate the Representative’s engagement upon the Representative’s material failure to provide the underwriting services required by the underwriting agreement. Our exercise of the right of termination for cause will eliminate any obligations with respect to the right of first refusal set forth above.

Lock-Up Agreements

Except as disclosed below, each of our officers, directors, and shareholders owning more than 5% of our Class A ordinary shares have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend, or otherwise to transfer or dispose of, directly or indirectly, any Class A ordinary shares, Class B ordinary shares, or other securities convertible into or exercisable or exchangeable for Class A ordinary shares or Class B ordinary shares for a period of six (6) months from the date this offering without the prior written consent of the underwriters. Each of the Company and any successors of the Company agreed, for a period of three (3) months after the completion of this offering, that each will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (b) file or caused to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (c) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company.

Restrictions on Future Share Issuances by Company

We have agreed that, subject to certain exceptions, we will not without the prior written consent of the underwriters, during the period of three (3) months after the closing of the offering:

•        offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of our Company; or

•        file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of our Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of our Company.

Pricing of the Offering

Prior to this offering, there has been no public market for the Class A ordinary shares of the Company. The initial public offering price is determined by negotiations between us, and the underwriters. The principal factors to be considered in determining the initial public offering price include, but not limited to:

•        the information set forth in this prospectus and otherwise available to the underwriters;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

Neither the underwriters, nor we can assure investors that an active trading market will develop for Class A our ordinary shares or that the shares will trade in the public market at or above the initial public offering price.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Listing

Our Class A ordinary shares have been approved to list on the Nasdaq Capital Market under the symbol “PTHL.”

Electronic Distribution

A prospectus in electronic format may be made available on websites or through other online services maintained by the Representative or by its affiliates. Other than the prospectus in electronic format, the information on the Representative’s website and any information contained in any other website maintained by it is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Representative in its capacity as an underwriter, and should not be relied upon by investors. The Class A ordinary shares to be sold pursuant to internet distributions will be allocated on the same basis as other allocations.

No Prior Public Market

Prior to this offering, there has been no public market for our securities and the public offering price for our Class A ordinary shares will be determined through negotiations between us, and the Representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the Representative believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant. The offering price for our Class A ordinary shares in this offering has been arbitrarily determined by the Company in its negotiations with the underwriters and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company.

Price Stabilization, Short Positions, and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act:

•        Stabilizing transactions permit bids to purchase the underlying ordinary shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ordinary shares while the offering is in progress.

•        Over-allotment transactions involve sales by the underwriters of ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that it may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising an over-allotment option and/or purchasing ordinary shares in the open market.

•        Syndicates covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the ordinary shares. In addition, neither we nor the underwriters make any representations that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Selling Restrictions Outside the United States

Offers Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Class A ordinary shares offered by this prospectus in any jurisdiction where action for that purpose is required. The Class A ordinary shares offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Class A ordinary shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Class A ordinary shares offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Affiliations

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Selling Restrictions

No action may be taken in any jurisdiction (except in the United States) that would permit a public offering of the Class A ordinary shares, or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Class A ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Class A ordinary shares may be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

In addition to the public offering of the Class A ordinary shares in the United States, the underwriters may, subject to applicable foreign laws, also offer the Class A ordinary shares in certain countries and regions.

Australia.    This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the Class A ordinary shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the Class A ordinary shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the Class A ordinary shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the Class A ordinary shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada.    The Class A ordinary shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands.    This prospectus does not constitute a public offer of the Class A ordinary shares, whether by way of sale or subscription, in the Cayman Islands. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any Class A ordinary shares to any member of the public in the Cayman Islands.

European Economic Area.    In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the Class A ordinary shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Class A ordinary shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Class A ordinary shares to the public in that Relevant Member State at any time,

•        to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•        to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000, and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•        to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive; or

•        in any other circumstances that do not require the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of Class A ordinary shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of Class A ordinary shares to the public” in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Class A ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe the Class A ordinary shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong.    The Class A ordinary shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Class A ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Class A ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan.    Class A ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Kuwait.    Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Class A ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia.    The Class A ordinary shares have not been and may not be approved by the securities commission Malaysia, or SC, and this document has not been and will not be registered as a prospectus with the SC under the Malaysian capital markets and services act of 2007, or CMSA. Accordingly, no securities or offer for subscription or purchase of securities or invitation to subscribe for or purchase securities are being made to any person in or from within Malaysia under this document except to persons falling within any of paragraphs 2(g)(i) to (xi) of schedule 5 of the CMSA and distributed only by a holder of a capital markets services license who carries on the business of dealing in securities and subject to the issuer having lodged this prospectus with the SC within seven days from the date of the distribution of this prospectus in Malaysia. The distribution in Malaysia of this document is subject to Malaysian laws. Save as aforementioned, no action has been taken in Malaysia under its securities laws in respect of this document. This document does not constitute and may not be used for the purpose of a public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the approval of the SC or the registration of a prospectus with the SC under the CMSA.

People’s Republic of China.    This prospectus may not be circulated or distributed in the PRC and the Class A ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Saudi Arabia.    This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore.    The securities represented may not be offered or sold, nor may any document or other material in connect with such securities be distributed, either directly or indirectly, (i) to persons in Singapore other than under circumstances in which such offer or sale does not constitute an offer or sale of such securities to the public in Singapore or (ii) to the public or any member of the public in Singapore other than pursuant to, and in accordance with the conditions of, an exemption invoked under division 5a or part iv of the companies act, chapter 50 of Singapore and to persons to whom the securities may be offered or sold under such exemption.

Switzerland.    The Class A ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the Class A ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Class A ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Class A ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Class A ordinary shares.

Taiwan.    The Class A ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Class A ordinary shares in Taiwan.

United Arab Emirates.    The Class A ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

United Kingdom.    An offer of the Class A ordinary shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the Class A ordinary shares must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions and underwriting expenses that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	$5,000
FINRA Filing Fee	$3,500
Stock Exchange Market Entry and Listing Fee	$50,000
Printing and Engraving Expenses	$24,000
Legal Fees and Expenses	$537,143
Accounting Fees and Expenses	$468,489
Miscellaneous	$111,868
Total	$1,200,000

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities and New York State law. The Representative of the underwriters is being represented by The Crone Law Group, P.C. with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Hunter Taubman Fischer & Li LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law in connection with this offering.

EXPERTS

The consolidated financial statements of Pheton Holdings Ltd as of and for the twelve months ended December 31, 2022 and 2023 have been included herein and in the registration statement in reliance upon the report of Marcum Asia CPAs LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The office of Marcum Asia CPAs LLP is located at Suite 830, 7 Penn Plaza New York, NY, 10001.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying ordinary shares represented by our Class A ordinary shares to be sold in this offering. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Class A ordinary shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Pheton Holdings Ltd

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Pheton Holdings Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Pheton Holdings Ltd (the “Company”) as of December 31, 2022 and 2023, the related consolidated statements of income(loss) and comprehensive income(loss), changes in shareholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum Asia CPAs LLP

We have served as the Company’s auditor since 2022.

New York, New York

May 2, 2024

PHETON HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2023
ASSETS
Current assets
Cash	$72,288	$217,885
Restricted cash	—	9,565
Accounts receivable, net	448,070	206,329
Inventories	152,788	52,263
Prepayments and other current assets	45,659	46,426
Total Current Assets	718,805	532,468
Non-current assets:
Operating lease right-of-use assets	217,928	156,130
Property and equipment, net	—	58,885
Deferred tax assets	2,940	22,124
Deferred offering cost	445,921	832,561
Other non-current assets	16,140	14,468
Total Non-current assets	$682,929	$1,084,168
Total Assets	$1,401,734	$1,616,636
LIABILITIES AND EQUITY
Currents Liabilities:
Accounts payable	$11,171	$18,000
Contract liabilities	132,656	28,668
Due to related parties	385,341	992,027
Accrued expenses and other current liabilities	97,918	115,851
Operating lease liabilities, current	53,315	50,825
Total Current Liabilities	680,401	1,205,371
Non-current Liabilities
Operating lease liabilities, non-current	165,011	104,993
Total Non-current Liabilities	$165,011	$104,993
Total Liabilities	$845,412	$1,310,364
Commitments and contingencies (Note 11)
SHAREHOLDERS’ EQUITY
*Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, 4,332,000 shares issued and outstanding as of December 31, 2022 and 2023	433	433
*Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 7,668,000 shares issued and outstanding as of December 31, 2022 and 2023	767	767
Additional paid-in capital	119,586	120,714
Statutory reserves	89,685	89,685
Retained earnings	378,954	137,737
Accumulated other comprehensive loss	(33,103)	(43,064)
Total Shareholders’ equity	$556,322	$306,272
Total Liabilities and Shareholders’ Equity	$1,401,734	$1,616,636

____________

*        Giving retroactive effect to the re-denomination and nominal issuance of shares effected on March 23, 2023.

PHETON HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023
Revenues	$679,777	$628,591
Cost of revenues	(121,627)	(157,763)
Gross profit	558,150	470,828
Operating expenses
Selling and marketing	(294,856)	(268,135)
General and administrative	(162,056)	(424,899)
Research and development	(73,717)	(84,474)
Total operating expenses	$(530,629)	$(777,508)
Income (loss) from operations	27,521	(306,680)
Other Income, net
Government subsidy	47,008	48,168
Other income (expense), net	(3,502)	(1,996)
Total Other income, net	43,506	46,172
Income (loss) before income taxes	71,027	(260,508)
Income tax benefit	12,953	19,291
Net income (loss)	83,980	(241,217)
Foreign currency translation adjustments, net of nil tax	(83,556)	(9,961)
Total comprehensive income (loss)	$424	$(251,178)
*Weighted average number of ordinary shares used in per share calculation:	12,000,000	12,000,000
Net income (loss) per ordinary share – Basic and diluted	0.007	(0.02)

____________

*        Giving retroactive effect to the re-denomination and nominal issuance of shares effected on March 23, 2023.

PHETON HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Class A Ordinary shares		Class B Ordinary shares		Additional paid-in capital	Statutory reserves	Retained earnings	Accumulated other comprehensive income/(loss)	Total shareholders’ equity
	*Shares	Amount	*Shares	Amount
Balance at January 1, 2022	4,332,000	$433	7,668,000	$767	$119,586	$81,287	$701,816	$50,453	$954,342
Net income	—	—	—	—	—	—	83,980	—	83,980
Appropriation to statutory reserve	—	—	—	—	—	8,398	(8,398)	—	—
Dividend paid	—	—	—	—	—	—	(398,444)	—	(398,444)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(83,556)	(83,556)
Balance at December 31, 2022	4,332,000	$433	7,668,000	$767	$119,586	$89,685	$378,954	$(33,103)	$556,322
Capital contribution	—	—	—	—	1,128	—	—	—	1,128
Net loss	—	—	—	—	—	—	(241,217)	—	(241,217)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(9,961)	(9,961)
Balance at December 31, 2023	4,332,000	$433	7,668,000	$767	$120,714	$89,685	$137,737	$(43,064)	$306,272

____________

*        Giving retroactive effect to the re-denomination and nominal issuance of shares effected on March 23, 2023

PHETON HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2023
Cash flows from operating activities:
Net income (loss)	$83,980	$(241,217)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation of property and equipment	—	5,333
Amortization of right-of-use assets	54,084	57,801
Provision for doubtful accounts	15,520	21,517
Deferred income tax	(2,090)	(19,291)
Changes in operating assets and liabilities:
Accounts receivable	(281,406)	212,311
Inventories	(63,942)	33,499
Prepayments and other current assets	(23,722)	(2,937)
Other non-current assets	—	1,369
Accounts payable	(11,587)	7,061
Accrued expenses and other current liabilities	37,986	19,851
Contract liabilities	137,335	(101,732)
Income tax payable	(10,863)	—
Operating lease liabilities	(51,447)	(57,201)
Net cash used in operating activities	(116,152)	(63,636)
Cash flows from financing activities:
Capital contribution	—	1,128
Repayments of due from related parties	570,486	—
Advances from related parties	513,393	754,061
Advances to related parties	(53,487)	—
Repayments of due to related parties	(114,459)	(138,400)
Deferred offering costs	(439,354)	(396,197)
Dividend paid to shareholders	(398,444)	—
Net cash provided by financing activities	78,135	220,592
Effects of exchange rate changes on cash	(26,445)	(1,794)
Net increase (decrease) in cash	(64,462)	155,162
Cash and restricted cash at beginning of the year	136,750	72,288
Cash and restricted cash at end of the year	$72,288	$227,450
Cash at end of the year	72,288	217,885
Restricted cash at end of the year	—	9,565
Total cash and restricted cash at end of the year	$72,288	$227,450
Supplemental disclosure of noncash information:
Property and equipment converted from inventory	—	64,204

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

1.      ORGANIZATIONAL AND BASIS OF PRESENTATION

Pheton Holdings Ltd (the “Company” or “Pheton”) was established under the laws of the Cayman Islands on November 2, 2022. The Company has no substantive operations other than holding all of the shares of Pheton BVI Ltd (“Pheton BVI”), which entity was established under the laws of the British Virgin Islands on November 22, 2022.

Pheton BVI is a holding Company holding all of the equity of Pheton (HK) Limited (“Pheton HK”), which was established under the laws of Hong Kong on December 14, 2022.

Pheton HK is a holding company holding all of the equity of Beijing Jinruixi Medical Technology Co., Ltd (“Jinruixi”), which was established under the laws of the People’s Republic of China on March 15, 2023.

Jinruixi acquired the entire equity interests in Beijing Feitian Zhaoye Technology Co., Ltd. (“Beijing Feitian”), which was established under the laws of the People’s Republic of China in 1998, is a healthcare solution provider dedicated to the development and commercialization of treatment software used for brachytherapy.

On March 27, 2023, Pheton completed a reorganization of entities under the common control of its then-existing shareholders, who collectively owned all of the equity interests of Pheton prior to the reorganization. Pheton, Pheton BVI, Pheton HK and Jinruixi were established as the holding companies of Beijing Feitian. All of these entities are under common control which results in the consolidation of Beijing Feitian which has been accounted as a reorganization of entities under common control at carrying value. The consolidated financial statements are prepared on the basis as if the reorganization became effective as of the beginning of the first period presented in the accompanying consolidated financial statements of Pheton. The shares and per-share information are presented on a retroactive basis to reflect the re-denomination and nominal issuance of shares effected on March 23, 2023.

Subsidiaries	Date of incorporation	Place of incorporation	Ownership	Principle activities
Pheton (BVI) Ltd	November 22, 2022	British Virgin Islands	100% owned by Pheton	Investment holding
Pheton (HK) Limited	December 14, 2022	Hong Kong	100% owned by Pheton BVI	Investment holding
Beijing Jinruixi Medical Technology Co., Ltd	March 15, 2023	Mainland China	100% owned by Pheton HK	Investment holding
Beijing Feitian Zhaoye Technology Co., Ltd.	December 17, 1998	Mainland China	100% owned by Jinruixi	Healthcare solution

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated on consolidation. A subsidiary is an entity in which (i) the Company directly or indirectly controls more than 50% of the voting power; or (ii) the Company has the power to appoint or remove a majority of the members of the board of directors or to cast a majority of votes at the meeting of the board of directors or to govern the financial and operating policies of the investee pursuant to a statute or under an agreement among the shareholders or equity holders.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the consolidated financial statements, as well as the reported amounts of revenue and expenses during the reporting periods. Significant items subject to such estimates and assumptions include, but are not limited to, the recoverability of the carrying amounts of right-of-use assets, the assessment of the allowance for doubtful accounts, the realizability of deferred income tax assets, uncertain tax position, revenue recognition, cost of assurance-type warranty and accrual of contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

The Company is required to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

Liquidity

For the years ended December 31, 2022 and 2023, the Company has generated net income of approximately $83,980 and net loss of approximately $241,217, respectively. As of December 31, 2022, the Company’s working capital was $38,404. As of December 31, 2023, the Company’s consolidated current liabilities exceeded its consolidated current assets by $672,903.

In assessing the liquidity, as of December 31, 2023, our working capital deficit amounted to $672,903. As of December 31, 2023, our current liabilities primarily consisted of $985,043 due to Mr. Jianfei Zhang, which was used as the payment for offering expenses. Excluding amounts due to Mr. Jianfei Zhang, our working capital amounted to $312,140.

Additionally, Mr. Jianfei Zhang offered a revolving credit facility of up to $1,000,000, or an equivalent amount in relevant currency, to the Company for additional working capital support to cover the costs and expenses in connection with its initial public offering in total. The credit facility is interest-free and unsecured. The unutilized credit facility amount totaled $14,957 as of December 31, 2023. In addition, the net proceeds anticipated to be received from our initial public offering in the second fiscal quarter of 2024 would be available to support our working capital.

Considering the above effects, the management concluded that the Company’s available cash and working capital would be sufficient to support its continuous operations and to meet its payment obligations when liabilities fall due within the next twelve months from the date of issuance of these consolidated financial statements. Accordingly, management continues to prepare the Company’s consolidated financial statements on a going concern basis.

Cash

Cash includes cash on hand and demand deposits placed with commercial banks, which have original maturities of three months or less and are readily convertible to known amounts of cash. The Company maintains most of the bank accounts in mainland China.

Restricted Cash

Restricted cash represents cash that cannot be withdrawn without the permission of third parties. The Company’s restricted cash is substantially cash balance in designated bank accounts as security for payment processing. Restriction on the use of such cash and the interest earned thereon is imposed by the banks and remains effective throughout the term of the security period. Upon maturities of the security period, the bank’s deposits are available for general use by the Company.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value measurements

The Company applies ASC 820, Fair Value Measurements and Disclosures, (“ASC 820”). ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. ASC 820 requires disclosures to be provided on fair value measurement.

ASC 820 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

•        Level 1 — Observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 — Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly;

•        Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities: (1) market approach; (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Unless otherwise disclosed, the fair value of the Company’s financial instruments including cash, accounts receivable, due from related party, prepaid expenses and other current assets, accounts payable, taxes payable, and accrued expenses and other current liabilities approximate their recorded values due to their short-term maturities. The fair value of longer-term leases approximates their recorded values as their stated interest rates approximate the rates currently available.

Accounts Receivable, net

Accounts receivable are recognized and carried at original invoiced amount net of allowance for doubtful accounts. Receivables are considered overdue after 90 days. We review accounts receivable on a periodic basis and make general and specific allowances when there is doubt as to the collectability of individual balances after due date. In evaluating the collectability of individual receivable balances, we consider many factors, including the age of the balance, customer payment history, customer’s current creditworthiness, and current economic trends. As for the end of fiscal year ended December 31, 2022, the bad debt provision rate is 3% – 5% for less than 1 year, 20% for 1 – 2 years is, and 100% for longer than 2 years.

As for the year ended December 31, 2023, the Company maintains an allowance for doubtful amounts for estimated losses. Starting from January 1, 2023, the Company adopted ASU No.2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASC Topic 326”).” The Company used a modified retrospective approach, and the adoption does not have an impact on our consolidated financial statements. The Company estimates allowances for credit losses using relevant available information from both internal and external sources. In establishing the allowances, management considers historical losses, the financial condition, the accounts receivables aging, the payment patterns and the forecasted information in pooling basis upon the use of the Current Expected Credit Loss Model (“CECL Model”) in accordance with ASC topic 326, Financial Instruments — Credit Losses. The allowance is based on the current expected credit loss (“CECL”) model, which involves categorizing accounts receivable into age buckets (e.g., less than 1 year, 1 – 2 years and longer than 2 years), assessing the credit loss risk for each category.

Amounts are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company recognized no written-off amount recognized on accounts receivable for the fiscal years ended December 31, 2022 and 2023.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company made provisions for doubtful debts of $15,520 and $21,517 for periods ended December 31, 2022 and 2023, respectively. The primary customers are public hospitals, with whom we had a track record of minimal credit losses in the past. This, along with our assessments of receivable aging, customer creditworthiness, and collection probability, supports our provision for expected credit losses.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost elements of inventories comprise the purchase price of products, and shipping charges to receive products from the suppliers when they are embedded in the purchase price. Cost is determined using the first-in-first-out (FIFO) method. Provisions are made for excessive, slow moving, expired and obsolete inventories as well as for inventories with carrying values in excess of market. Certain factors could impact the realizable value of inventory, so the Company continually evaluates the recoverability based on assumptions about customer demand and market conditions. The evaluation may take into consideration historical usage, inventory aging, expiration date, expected demand, anticipated sales price, product obsolescence and other factors. The reserve or write-down is equal to the difference between the cost of inventory and the estimated net realizable value based upon the assumptions about future demand and market conditions.

Leases

The Company early adopted Accounting Standards Update (“ASU”) 2016-02, Leases (as amended by ASU 2018-01, 2018-10, 2018-11, 2018-20, and 2019-01, collectively “ASC 842”) on January 1, 2019 using a modified retrospective approach reflecting the application of the standard to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. The Company elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheet for new or existing lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such lease on a straight-line basis over the lease term.

The most significant impact upon adoption relates to the recognition of new Right-of-use (“ROU”) assets and lease liabilities on the Company’s consolidated balance sheets for office space leases. At the commencement date of a lease, the Company recognizes a lease liability for future fixed lease payments and a right-of-use (“ROU”) asset representing the right to use the underlying asset during the lease term. The lease liability is initially measured as the present value of the future fixed lease payments that will be made over the lease term. The lease term includes periods for which it’s reasonably certain that the renewal options will be exercised and periods for which it’s reasonably certain that the termination options will not be exercised. The future fixed lease payments are discounted using the rate implicit in the lease, if available, or the incremental borrowing rate (“IBR”). The Company will evaluate the carrying value of ROU assets if there are indicators of impairment and review the recoverability of the related asset group. If the carrying value of the asset group is determined to not be recoverable and is in excess of the estimated fair value, the Company will record an impairment loss in other expenses in the consolidated statements of operations.

In addition, the carrying amount of a lease liability is subject to remeasurement in certain circumstances including lease modifications, changes in the lease term, or changes in the in-substance fixed lease payments. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset or is recorded in consolidated statement of income and other comprehensive income if the carrying amount of the right-of-use asset has been reduced to zero.

Deferred offering cost

Pursuant to ASC 340-10-S99-1, costs directly attributable to an offering of equity securities are deferred and would be charged against the gross proceeds of the offering as a reduction of additional paid-in capital. These costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the initial public offering. These costs, together with the underwriting discounts and commissions, will be charged

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to permanent equity upon completion of the initial public offering. As of December 31, 2023, the Company had not completed its initial public offering, or IPO. As of December 31, 2022 and 2023, the accumulated deferred offering cost was $445,921 and $832,561, respectively.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers, effective as of January 1, 2020. Accordingly, the audited consolidated financial statements for the years ended December 31, 2022 and 2023 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Revenue is the transaction price the Company expects to be entitled to in exchange for the promised services in a contract in the ordinary course of the Company’s activities and is recorded net of value-added tax (“VAT”). To achieve that core principle, the Company applies the following steps:

Step 1: Identify the contract (s) with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract;

Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company is primarily engaged in the industry of medical instrumental software with required medical instruments such software operates. Our main business during the reporting periods are sales of Particle Implantation Radiotherapy Treatment Planning System (FTTPS) and sales of Medical Auxiliary Supplies. No practical expedients were used when adoption ASC 606. Revenue recognition policies for each type of revenue stream are as follows:

Sales of FTTPS:

The Company sells FTTPS with computers, monitors or other medical equipment required by customers’ specific needs. The FTTPS sales contracts are primarily on a fixed price basis, which require the Company to provide core software, a set of hardware as peripherals to operate the software, and related services, including transportation, packaging, installation and training based on customers’ specific needs. The execution timeline of these sales contracts is typically within three months.

The hardware, software and services are considered as a single performance obligation, because the complete functionality required for brachytherapy is achieved only when these components are used in conjunction with one another. The customers cannot benefit from the hardware, software or services alone, but only upon the integration of software, hardware, installation and training. Typically, installation and training can be completed within two days after delivery. Revenue from sales of FTTPS is recognized at a point in time after the Company transferred control of the Company’s products and provided the services, generally upon the customer’s acceptance of the products and services. Beijing Feitian has not entered into any loss contracts to date.

In certain sales agreements, the Company provides an assurance-type warranty to the customers’ warranty. This type of warranty promises to repair or replace a delivered good or service if it does not perform as expected. Since an assurance-type warranty guarantees the functionality of a product, the warranty is not accounted for as a separate performance obligation, and thus no transaction price is allocated to it. Rather, to account for an assurance-type warranty the vendor should estimate and accrue a warranty liability when the promised products or service is delivered to the customer under ASC 460. Generally, the estimated claim rates of warranty are based on actual warranty experience or Company’s best estimate. There were no such reserves for the fiscal years ended December 31, 2022 and 2023 because the Company’s historical warranty expenses were immaterial to the Company’s consolidated financial statements.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Sales of Medical Auxiliary Supplies:

The Company sells Medical Auxiliary Supplies to customers for the operation of FTTPS system. The promised goods are considered as a single performance obligation because the sales of Medical Auxiliary Supplies are independent and irrelated to sales of FTTPS. Revenue from sales of Medical Auxiliary Supplies is recognized at the point in time when the goods are delivered and the customer has accepted the delivery.

Disaggregated information of revenues by products:

	Year Ended December 31, 2022	Year Ended December 31, 2023
Sales of FTTPS	$668,680	$609,348
Sales of Medical Auxiliary Supplies	11,097	19,243
Total revenues	$679,777	$628,591

Contract balance

The Company recognizes accounts receivable in its consolidated balance sheets when it performs a service in advance of receiving consideration and it has the unconditional right to receive consideration. Payments received from its customers are based on the payment terms established in its contracts. Such payments are initially recorded to contract liabilities and are recognized into revenue as the Company satisfies its performance obligations. As of December 31, 2022 and 2023, the balance of contract liabilities amounted to $132,656 and $28,668, respectively. During the years ended December 31, 2022 and 2023, the Company recognized nil and $132,656 revenue that was included in contract liabilities balance on January 1, 2022 and 2023, respectively. The Company expected to recognize the entire contract liabilities as of December 31, 2023 as revenue in the next 12 months.

Cost of revenue

The cost of revenue consists primarily of finished goods and personnel-related costs for employees responsible for training, advisory, and technical customer support.

Selling expenses

Selling expenses consist primarily of express fees, staff costs, promotion and advertising expenses, and other daily expenses which are related to the selling and marketing departments. For the fiscal years ended December 31, 2022 and 2023, advertising expense was $74,725 and $2,128, respectively.

General and administrative expenses

General and administrative expenses consist primarily of operating lease expenses, salary and welfare expenses and related expenses for employees involved in general corporate functions, including accounting, legal and human resources, and expenses associated with the operation of these functions, such as traveling and general expenses, professional service fees and other related expenses.

Research and Development Expenses

Research and development expenses include outsourcing research expenses, salary, employee benefits, and related expenses for product development.

Income tax and deferred income taxation

The Company follows the liability method of accounting for income taxes in accordance with ASC 740 (“ASC 740”), Income Taxes. The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expenses in the period incurred.

The Company’s operating subsidiary in the PRC is subject to examination by the relevant tax authorities. According to the PRC Tax Administration and Collection Law, the statute of limitations is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations is extended to five years under special circumstances, where the underpayment of taxes is more than RMB 100,000 (approximately $14,085). In the case of transfer pricing issues, the statute of limitation is ten years. There is no statute of limitation in the case of tax evasion.

No significant penalties or interest relating to income taxes have been incurred for the fiscal years ended December 31, 2022 and 2023.

Value added tax (“VAT”)

The Company sells goods and renders services within the region of mainland China, and such business activities are subject to Value Added Tax (“VAT”) at 13% on sales and 6% on services. Output VAT on sales are collected from customers as a direct tax included in the contract considerations, and are later submitted to the tax authorities at a net amount after deducting input VAT we paid to suppliers on materials and services we purchased. The net VAT balance between input VAT and output VAT is recorded in taxes payable. All of the VAT returns filed by the Company’s subsidiaries in mainland China remain subject to examination by the tax authorities for five years from the date of filing.

Comprehensive income (loss)

Comprehensive income (loss) is defined as the changes in shareholders’ equity during a period arising from transactions and other events and circumstances excluding transactions resulting from investments by shareholders and distributions to shareholders. Comprehensive income (loss) is reported in the consolidated statements of income (loss) and comprehensive income (loss). Accumulated other comprehensive income (loss), as presented on the accompanying consolidated balance sheets, consists of accumulated foreign currency translation adjustments.

Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings (loss) per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income (loss) available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of December 31, 2022 and 2023, there were no dilution impacts.

Foreign currency translation and transactions

The reporting currency of the Company is U.S. dollars (“$”) and the accompanying consolidated financial statements have been expressed in U.S. dollars. The Company’s principal country of operations is the PRC. The financial position and results of its operations are determined using the Chinese Yuan (“RMB”), the local currency, as the functional currency. The Company’s consolidated financial statements has been translated into the reporting currency U.S. dollars. The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in shareholders equity. Gains and losses from foreign currency transactions and balances are included in the results of operations.

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	December 31, 2022	December 31, 2023
Year-end spot rate	$1 = RMB 6.8972	$1 = RMB 7.0999
Average rate	$1 = RMB 6.7290	$1 = RMB 7.0809

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Employee benefit expenses

Full-time employees of the Company in the PRC participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require that the Company make contributions to the government for these benefits based on a certain percentage of the employee’s salary. The Company has no legal obligation for the benefits beyond the contributions. The Company recognized expenses for employee benefits of $24,934 and $38,342, for the fiscal years ended December 31, 2022 and 2023, respectively.

Statutory reserves

The Company is required to allocate at least 10% of its after-tax profit to the general reserve in accordance with the PRC accounting standards and regulations. The allocation to the general reserve will cease if such reserve has reached to 50% of the registered capital of respective company. These reserves can only be used for specific purposes and are not transferable to the Company in form of loans, advances, or cash dividends. There is no such regulation of providing statutory reserve in Hong Kong.

Segment reporting

In accordance with ASC 280, Segment Reporting, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews the consolidated results of operations when making decisions about allocating resources and assessing performance of the Company. The Company operates and manages its business as a single segment. The Company does not distinguish between markets for the purpose of making decisions about resources allocation and performance assessment. Hence, the Company has only one operating segment and one reportable segment. No geographical segments are presented as substantially all of the Company’s long-lived assets are located in China.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Certain Risks and Concentration

Exchange Rate Risks

The Company operates in PRC, which may give rise to significant foreign currency risks mainly from fluctuations and the degree of volatility of foreign exchange rates between the USD and the RMB.

Currency Convertibility Risks

Substantially all of the Company’s operating activities are transacted in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other regulatory institutions requires submitting a payment application form together with other information such as suppliers’ invoices, shipping documents and signed contracts.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to the concentration of credit risks consist primarily of cash. The Company places its cash in good credit quality financial institutions in the PRC. The concentration of credit risks with respect to accounts receivable is linked to the concentration of revenue. To manage credit risk, the Company performs ongoing credit evaluations of customers’ financial condition. Cash balances in bank accounts in mainland China are insured by the People’s Bank of China Financial Stability Department (“FSD”) where there is an RMB 500,000 ($70,424) deposit insurance limit for a legal entity’s aggregated balance at each bank. As a result, the amounts not covered by FSD were nil and $140,674 as of December 31, 2022 and 2023, respectively.

Risks and Uncertainties

The operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations, including its organization and structure disclosed in Note1, this may not be indicative of future results.

Major Customers

For the fiscal year ended December 31, 2023, the Company’s top three customers accounted for approximately 13%, 11% and 11% of total revenues, respectively. For the fiscal year ended December 31, 2022, the Company’s top three customers accounted for approximately 29%, 24% and 10% of total revenues, respectively.

As of December 31, 2023, the balance due from the top three customers accounted for approximately 28%, 16% and 13% of the Company’s total accounts receivable, respectively. As of December 31, 2022, the balance due from the top two customers accounted for approximately 47% and 38% of the Company’s total accounts receivable, respectively.

Major Suppliers

For the fiscal year ended December 31, 2023, three major suppliers accounted for approximately 32%, 20% and 11% of the total purchases, respectively. For the fiscal year ended December 31, 2022, three major suppliers accounted for approximately 25%, 16% and 13% of the total purchases, respectively.

As of December 31, 2023, one supplier accounted for the balance of all accounts payable. As of December 31, 2022, one supplier accounted for the balance of all accounts payable.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recent Accounting Pronouncements

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments — Credit Losses (Topic 326). The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecast information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. This ASU is effective for annual and interim periods beginning after September 15, 2019 for issuers and September 15, 2020 for non-issuers. Early adoption is permitted for all entities for annual periods beginning after September 15, 2018, and interim periods therein. In May 2019, the FASB issued ASU 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief. This ASU adds optional transition relief for entities to elect the fair value option for certain financial assets previously measured at amortized cost basis to increase comparability of similar financial assets. The ASUs should be applied through a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (that is, a modified retrospective approach). On November 19, 2019, the FASB issued ASU 2019-10 to amend the effective date for ASU 2016-13 to be fiscal years beginning after September 15, 2022 and interim periods therein. From January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments — Credit Losses (ASC Topic 326): Measurement of Credit Losses on Financial Instruments, which replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology, and the adoption did not have a material impact on the Company’s consolidated financial statements.

In September 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which removes certain exceptions to the general principles in Topic 740, and also improves consistent application of and simplify U.S. GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this update are effective for fiscal years, and interim periods within those fiscal years, beginning after September 15, 2020. For all other entities, the amendments in this update are effective for fiscal years beginning after September 15, 2022, and interim periods within fiscal years beginning after September 15, 2023. Early adoption of the amendments is permitted. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive loss and statements of cash flows.

The ASU 2023-07: Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures provides improvements to reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. In addition, the amendments enhance interim disclosure requirements, clarify circumstances in which an entity can disclose multiple measures of segment profit or loss, provide new segment disclosure requirements for entities with a single reportable segment and contain other disclosure requirements. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods in fiscal years beginning after December 15, 2024. The ASU should be adopted retrospectively to all periods presented in the financial statements unless it is impracticable to do so. The adoption of ASU 2023-07 is not expected to materially impact the Company’s consolidated balance sheets, statements of income and comprehensive income, cash flows or disclosures.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent standards that are not anticipated to have an impact on or are unrelated to its consolidated balance sheets, statements of income and comprehensive income, cash flows or disclosures.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

3.      ACCOUNTS RECEIVABLE, NET

Accounts receivable, net consisted of the following:

	As of
	December 31, 2022	December 31, 2023
Accounts Receivable(i)	$498,920	$277,670
Allowance for doubtful accounts	(50,850)	(71,341)
Accounts receivable, net	$448,070	$206,329

____________

(i)      All accounts receivables are mainly from sales of FTTPS.

The movement of allowance for doubtful accounts is as follows:

	Year Ended December 31, 2022	Year Ended December 31, 2023
Balance at beginning of the year	$(38,593)	$(50,850)
Provision	(15,520)	(21,517)
Exchange rate effect	3,263	1,026
Balance at end of the year	$(50,850)	$(71,341)

4.      PREPAYMENT AND OTHER ASSETS

The prepayments, other current assets and non-current assets, consisted of the following:

	As of
	December 31, 2022	December 31, 2023
Current:
Recoverable value-added taxes(a)	$27,017	$28,131
Prepayment	15,037	11,715
Others	3,605	6,580
Prepayments and other current assets	$45,659	$46,426
Non-current:
Deferred offering cost	445,921	832,561
Deposits(b)	16,140	14,468
Non-current assets	$462,061	$847,029

____________

(a)      Recoverable value-added taxes represent the balances that the Company can utilize to deduct its value-added tax liabilities within the next 12 months.

(b)      Deposit mainly represents the refundable deposits to the lessors for the leased office space.

5.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of
	December 31, 2022	December 31, 2023
Salary and welfare payables	$32,996	$37,818
Deposits from customers	18,666	29,578
Other tax payable	1,826	27,296
Others	44,430	21,159
Total	$97,918	$115,851

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

6.      LEASES

Operating leases as lessee

The Company’s leasing activities primarily consist of one operating lease for offices. ASC 842 requires leases to recognize right-of-use assets and lease liabilities on the balance sheet. The Company has elected an accounting policy to not recognize short-term leases (one year or less) on the balance sheet.

For the fiscal years ended December 31, 2022 and 2023, the Company incurred operating lease expenses of $65,715 and $58,471, respectively. The operating lease expenses were charged to general and administrative expense.

A summary of supplemental information related to operating leases as of December 31, 2022 and 2023 are as follows:

	As of
	December 31, 2022	December 31, 2023
Operating lease right-of-use assets, net	$217,928	$156,130
Operating Lease liabilities, current	53,315	50,825
Operating Lease liabilities, non-current	165,011	104,993
Total operating lease liabilities	$218,326	$155,818
Remaining lease terms	3.75 years	2.75 years
Discount rate	4.75%	4.75%

Cash flow information related to operating leases consists of the following:

	As of
	December 31, 2022	December 31, 2023
Cash paid for amounts in the measurement of lease liabilities	$51,447	$57,201
Right-of-use assets obtained in exchange for new lease liabilities	$—	$—

The following table summarizes the maturity of operating lease liabilities as of December 31, 2023:

As of December 31, 2023
FY2024	$56,936
FY2025	62,396
FY2026	46,797
Total lease payment	166,129
Less: imputed interest	10,311
Total lease liabilities	$155,818

7.      INCOME TAX EXPENSE

Corporation Income Tax (“CIT”)

Cayman Islands

Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

7.      INCOME TAX EXPENSE (cont.)

British Virgin Islands (“BVI”)

Under the current laws of the BVI, the Company’s subsidiary incorporated in BVI is not subject to tax on income or capital gains. Additionally, upon payments of dividends by the BVI company to its respective shareholder, no BVI withholding tax will be imposed.

Hong Kong, PRC

Under the current Hong Kong Inland Revenue Ordinance, a two-tier corporate income tax system was implemented in Hong Kong, which is 8.25% for the first HK$2.0 million taxable income, and 16.5% for the subsequent taxable income generated from operations in Hong Kong. Additionally, payments of dividends by the subsidiaries incorporated in Hong Kong to the Company are not subject to any Hong Kong withholding tax. The Company did not make any provision for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong for any of the periods presented.

Mainland, PRC

The Company’s subsidiary, Beijing Feitian, was incorporated in the PRC and is subject to PRC Enterprise Income Tax (“EIT”) on the taxable income in accordance with the relevant PRC income tax laws. On March 16, 2007, the National People’s Congress enacted a new enterprise income tax law, which took effect on January 1, 2008. The law applies a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises.

According to Caishui [2019] No.13, Caishui [2021] No.12, small and low-profit enterprises shall meet three conditions for enjoying preferential tax conditions, including (i) annual taxable income of no more than RMB 3 million (approximately $422,541), (ii) no more than 300 employees, and (iii) total assets of no more than RMB 50 million (approximately $7,042,353). According to Caishui [2021] No.8, which became effective on January 1, 2021 and until December 31, 2022, small, low-profit enterprises whose annual taxable income is no more than RMB 1 million (approximately $140,847) are subject to the preferential income tax rate 2.5% (only 12.5% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

According to Caishui [2022] No.13, which became effective on January 1, 2022 and until December 31, 2024, small, low-profit enterprises whose annual taxable income exceed RMB 1 million (approximately $140,847) but no more than RMB 3 million (approximately $422,541) are subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

In accordance with the announcement of the Ministry of Finance and the State Taxation Administration [2023] No.6, which was effective from January 1, 2023 to December 31, 2024, the preferential tax rate became 5% on taxable income below RMB1 million (US$140,847). According to the announcement of the Ministry of Finance and the State Taxation Administration [2023] No.12, which became effective on August 2, 2023 and until December 31, 2027, small, low-profit enterprises are subject to the preferential income tax rate of 5% (only 25% of such taxable income shall be subject to enterprises income tax at a tax rate of 20%).

Our loss for the financial year 2023 is $260,508 (RMB 1,831,134). We are one of the small and micro-profit companies as defined, and thus are eligible for the above beneficiary tax rate at 5% for the taxable profit of no more than RMB 3 million (approximately $422,541) for fiscal year 2023.

The following table presents the provision for income taxes from continuing operations:

	Year Ended December 31, 2022	Year Ended December 31, 2023
Income tax expense:
Current income tax expense	$(10,863)	$—
Deferred income tax benefit	(2,090)	(19,291)
Total	$(12,953)	$(19,291)

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

7.      INCOME TAX EXPENSE (cont.)

1)      Current tax

Reconciliation from operating profit to current income tax expenses:

	Year Ended December 31, 2022	Year Ended December 31, 2023
Profit/(loss) before income tax	$71,027	$(260,508)
PRC statutory income tax rate	25%	25%
Income tax expense/(benefit) computed at the PRC statutory tax rate	17,757	(65,127)
Tax benefit from return-to-provision adjustment	(10,863)	—
Effect of preferential tax rate	(15,982)	52,102
Additional deduction for R&D expenses	(4,128)	(3,634)
Non-deductible expenses	263	164
Impact of changes in tax rates	—	(2,796)
Income tax expense/(benefit)	$(12,953)	$(19,291)
Effective tax rates	(18.24)%	7.41%

2)      Deferred tax

Components of deferred tax assets and liabilities were as follows:

	As of
	December 31, 2022	December 31, 2023
Deferred tax assets:
Allowance for doubtful accounts	$1,271	$3,567
Operating lease liabilities	5,458	7,791
Net operating loss carried forward	1,659	18,572
Balance at the end of the year	8,388	29,930
Deferred tax liabilities:
Operating lease right-of-use assets	(5,448)	(7,806)
Balance at the end of the year	(5,448)	(7,806)
Deferred tax assets, net	$2,940	$22,124

According to PRC tax regulations, the PRC net operating loss can generally be carried forward for a maximum of five years from the year following the year in which the loss was incurred. As of December 31, 2023, the Company had net operating losses of $372,444 in total, which include $65,271 remaining from 2021 and $307,174 from 2023. These can be used to offset future taxable income. These net losses of $65,271 and $307,174 are set to expire by 2027 and 2029, respectively, if they remain unused.

The Company evaluates each uncertain tax position, including the potential application of interest and penalties, based on the technical merits and measures the unrecognized benefits associated with the tax positions. As of December 31, 2022 and 2023, the Company did not have any significant unrecognized uncertain tax positions or any unrecognized liabilities, interest or penalties associated with unrecognized tax benefits. The Company does not anticipate significant changes in its uncertain tax benefits position over the next twelve months.

The Company considers positive and negative evidence to determine whether some portion or all of the deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

7.      INCOME TAX EXPENSE (cont.)

and severity of recent losses, forecasts of future profitability, and the duration of statutory carry-forward periods. The Company has not established any valuation allowances for deferred tax assets as the Company determined it was more likely than not that the deferred tax assets would be realized before expiration.

8.      RELATED PARTY AND TRANSACTION AND BALANCES WITH RELATED PARTIES

The table below shows the major related parties and their relationships with the Company as of December 31, 2022 and 2023:

Name of related parties	Relationship with the Company
Mr. Jianfei Zhang	Controlling shareholder and CEO of the Company
Beijing Erhua Technology Co., LTD	An entity under the control of Mr. Jianfei Zhang
Beijing Zhongshi Cuican Culture Development Co., LTD	An entity under the control of Mr. Jianfei Zhang
Beijing Xuantong Zhenghe Technology Co., LTD	An entity under the control of Mr. Jianfei Zhang
Beijing Zhibo International Culture Media Co., LTD	Mr. Jianfei Zhang is the shareholder of the entity
Qomolangma Shengquan (Beijing) Trading Co., LTD	Mr. Jianfei Zhang is the shareholder of the entity
Juesheng (Beijing) Enterprise Management Consulting Co., LTD	Mr. Jianfei Zhang is the shareholder of the entity
Jinxu (Hainan) Investment Partnership (Limited Partnership)	The entity is the shareholder of the Company

Balances with related parties

As of December 31, 2022 and 2023, the balances with related parties were as follows:

	As of
Due to related parties	December 31, 2022	December 31, 2023
Mr. Jianfei Zhang(a)	$385,341	$985,043
Jinxu (Hainan) Investment Partnership (Limited Partnership)(a)	—	6,984

____________

(a)      The balance represents the advance funds from related parties for daily operational purposes. The funds are interest-free, unsecured and repayable on demand.

9.      SHAREHOLDER’S EQUITY

Ordinary shares

The Company’s authorized share capital is $50,000, divided into 500,000,000 ordinary shares consisting of 400,000,000 Class A ordinary shares and 100,000,000 Class B ordinary shares, par value $0.0001 per share. On March 23, 2023, the Company had 4,332,000 Class A ordinary shares and 7,668,000 Class B ordinary shares, issued and outstanding, respectively. Holders of Class A ordinary shares and Class B ordinary shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights, except each Class A ordinary share is entitled to one (1) vote and each Class B ordinary share is entitled to twenty (20) votes. The Class A ordinary shares are not convertible into shares of any other class. Upon any direct or indirect sale, transfer, assignment or disposition, the Class B ordinary shares will be automatically and immediately convertible into Class A ordinary shares on a one-to-one basis.

Statutory reserves

The Company is required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors. The statutory reserve as determined pursuant to PRC statutory laws amounted to approximately $89,685 and $89,685 as of December 31, 2022 and 2023, respectively.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

9.      SHAREHOLDER’S EQUITY (cont.)

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Beijing Feitian only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations and after it has met the PRC requirements for appropriation to statutory reserves. Paid in capital of the PRC subsidiaries included in the Company’s consolidated net assets are also non-distributable for dividend purposes. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Beijing Feitian. The Company is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

As of December 31, 2022 and 2023, the Company had net assets restricted in the aggregate, which include additional paid-in capital and statutory reserve of the Company’s PRC subsidiary that are included in the Company’s consolidated net assets, of approximately $210,471 and $211,599, respectively.

10.    EARNINGS (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted income (loss) per ordinary share for the fiscal years ended December 31, 2022 and 2023, respectively.

	Year Ended December 31, 2022	Year Ended December 31, 2023
Numerator:
Net income (loss) attributable to ordinary shareholders	$83,980	$(241,217)
Denominator:
Weighted average number of ordinary shares outstanding – basic and diluted	12,000,000	12,000,000
Net income (loss) per share – basic and diluted	$0.007	$(0.020)

11.    COMMITMENTS AND CONTINGENCIES

The Company is subject to some legal proceedings in the ordinary course of its business with respect to its commercial relationships, all of which have been settled by the Company. In the opinion of management, such proceedings did not result in a material adverse effect on the Company’s financial condition.

The Company accrues for loss contingencies when it is deemed probable that a loss has been incurred and that loss is estimable. While uncertainty exists, the Company does not believe there are any pending legal proceedings that would have a material impact on the Company’s financial position, cash flows or results of operations.

12.    SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occurred after December 31, 2023 up through the date of the issuance of these consolidated financial statements. The Company concluded that no material subsequent events have occurred that would require recognition or disclosure in the Company’s consolidated financial statements.

13.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Rule 4-08 (e)(3) of Regulation S-X, “General Notes to Financial Statements” and concluded that it was applicable to the Company; and, therefore, the financial statements for the parent company are included herein.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

13.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

The Company did not pay any dividend to the shareholders for the periods presented. For presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “Income from subsidiary”. Certain information and footnote disclosures are generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

CONDENSED BALANCE SHEETS

	December 31, 2022	December 31, 2023
Assets
Current assets
Cash	—	2,324
Prepayments and other current assets	—	3,123
Total current Assets	—	5,447
Non-current assets
Investment in subsidiary	$556,322	$307,050
Total Non-current assets	556,322	307,050
Total Assets	$556,322	$312,497
Liabilities and Equity
Current liabilities
Due to related parties	—	6,225
Total Current liabilities	—	6,225
Total Liabilities	$—	$6,225
COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
*Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, 4,332,000 shares issued and outstanding as of December 31, 2022 and 2023	$433	$433
*Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 7,668,000 shares issued and outstanding as of December 31, 2022 and 2023	767	767
Additional paid-in capital	119,586	120,714
Statutory reserves	89,685	89,685
Retained earnings	378,954	137,737
Accumulated other comprehensive loss	(33,103)	(43,064)
Total Shareholders’ equity	$556,322	$306,272
Total Liabilities and Shareholders’ Equity	$556,322	$312,497

____________

*        Giving retroactive effect to the re-denomination and nominal issuance of shares effected on March 23, 2023.

PHETON HOLDINGS LTD.
NOTES TO FINANCIAL STATEMENTS

13.    CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY (cont.)

CONDENSED STATEMENTS OF INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31, 2022	Year Ended December 31, 2023
General and administrative expenses	—	(100)
Loss from operations	—	(100)
Other loss	—	(1,806)
Income (loss) from subsidiaries	$83,980	$(239,311)
Net income (loss)	83,980	(241,217)
Foreign currency translation adjustments	(83,556)	(9,961)
Comprehensive Income (Loss)	$424	$(251,178)

CONDENSED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$83,980	$(241,217)
Adjustments to reconcile net income (loss) to cash provided by operating activities
Prepaid expenses and other current assets	—	(3,123)
Equity (loss) income of subsidiary	(83,980)	239,311
Net cash provided by operating activities	—	(5,029)
CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution	—	1,128
Advances from related parties	—	6,225
Net cash provided by financing activities	—	7,353
CHANGES IN CASH
Net increase in cash	—	2,324
Cash at beginning of the year	—	—
Cash at end of the year	$—	$2,324

Until September 29, 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Pheton Holdings Ltd

2,250,000 Class A Ordinary Shares

————————

Lead Underwriter	Co-underwriter

CATHAY SECURITIES, INC.	Dominari Securities LLC

The date of this prospectus is September 4, 2024.

Pheton Holdings Ltd

1,250,000 Class A Ordinary Shares to be Sold by the Selling Shareholders

————————

This prospectus relates to the resale of 1,250,000 Class A ordinary shares, par value $0.0001 per share (each, a “Class A ordinary share,” and collectively, “Class A ordinary shares”) of Pheton Holdings Ltd by MIGHTY (BVI) LTD, DYL (BVI) LTD and ACCELERATION (BVI) LTD, three existing shareholders of the Company (collectively, the “Selling Shareholders”) (the “Resale Shares”). The Resale Shares may be sold only after our 2,250,000 Class A ordinary shares commence trading on the Nasdaq Capital Market (“Nasdaq”), and from time to time thereafter.

Currently, the Selling Shareholders plan to sell the Resale Shares at the price at which the Company sells shares in its public offering, which is $4.00 per Class A ordinary share. The Selling Shareholders may sell the Resale Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers. The Company will not receive any proceeds from the sales of the Resale Shares by the Selling Shareholders.

The Company’s Class A ordinary shares have been approved to list on the Nasdaq Capital Market under the symbol “PTHL.”

We have a dual class share structure with different voting rights consisting of Class A ordinary shares and Class B ordinary shares. As of the date of this prospectus, our authorized share capital is $50,000 divided into two classes of shares, including (i) 400,000,000 Class A ordinary shares of $0.0001 par value each, and (ii) 100,000,000 Class B ordinary shares of $0.0001 par value each (each, a “Class B ordinary share,” and collectively, “Class B ordinary shares”). Holders of Class A ordinary shares and Class B ordinary shares have the same rights, except for voting, transfer and conversion rights. Each Class A ordinary share is entitled to one (1) vote, and each Class B ordinary share is entitled to twenty (20) votes and will be convertible into one Class A ordinary share. Class A ordinary shares will not be convertible into Class B ordinary shares under any circumstances. As of the date of this prospectus, ZJW (BVI) LTD, a wholly owned company of Mr. Jianfei Zhang, is the sole shareholder of all issued and outstanding Class B ordinary shares. The Class A ordinary shares are not convertible into shares of any other class. The Class B ordinary shares are convertible into Class A ordinary shares at any time after issuance at the option of the holder on a one-to-one basis. See “PROSPECTUS SUMMARY — Change in Authorized Share Capital and Share Issuance” on page 5 and section titled “DESCRIPTION OF SHARE CAPITAL” beginning on page 119 of this prospectus for details.

Unless otherwise stated, as used in this Resale Prospectus, references to “Pheton,” “the Company” or “our company” refer to Pheton Holdings Ltd, our holding company, and references to “we,” “us,” and “our” are to Pheton and/or its consolidated subsidiaries.

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” and “Risk Factors” on pages 12 and 15 of this prospectus, respectively.

Investing in our Class A ordinary shares involves significant risks, including the risk of losing your entire investment. See “Risk Factors” beginning on page 15 of this prospectus to read about factors you should consider before buying our Class A ordinary shares.

Pheton Holdings Ltd is not an operating company but a Cayman Islands holding company that operates its business through its subsidiaries. We conduct all of our operations through an operating entity established in the People’s Republic of China (the “PRC” or “China”). Pheton Holdings Ltd directly holds equity interests in its subsidiaries, and does not operate any business through a variable interest entity (“VIE”). However, it is uncertain whether the brachytherapy TPS market, in which the PRC operating entity, Beijing Feitian Zhaoye Technology Co., Ltd., or Beijing Feitian, operates, will be subject to the foreign investment restrictions or prohibitions in the future. While our current corporate structure is not a VIE structure and we have no intention to rely on a VIE structure in our PRC operations, if the PRC laws and regulations were to change in the future, such changes may result in adverse changes in our operations, and our Class A ordinary shares may decline significantly in value. For details, see “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Substantial uncertainties exist with respect to the interpretation and implementation of newly enacted PRC Foreign Investment Law and its Implementation Rules and how they may impact the viability of our corporate structure, corporate governance, and operations” on page 28 of this prospectus. Investors in our Class A ordinary shares are purchasing equity interests in the Cayman Islands holding company, and not in the PRC operating entity, Beijing Feitian. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A ordinary shares, and could cause the value of our Class A ordinary shares to significantly decline or become worthless. See “Prospectus Summary — Recent PRC Regulatory Developments” beginning on page 3, and “RISK FACTORS — Risks Relating to Conducting Business in the PRC” beginning on page 15 of this prospectus.

We are exposed to legal and operational risks associated with having substantially all of our operations in China conducted by Beijing Feitian. The PRC government has significant authority to exert influence on the ability of a company with operations in China, including us, to conduct its business. Changes in China’s economic, political or social conditions or government policies could materially and adversely affect our business and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and as a result, these risks may result in material changes in the operations of our PRC operating entity, significant depreciation or a complete loss of the value of our Class A ordinary shares, or a complete hindrance of our ability to offer, or continue to offer, our securities to investors. Recently, the PRC government initiated a series of regulatory actions and made several public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. On July 6, 2021, General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 28, 2021, the Cyberspace Administration of China (“CAC”), together with 12 other governmental departments of the PRC, jointly promulgated the Measures for Cybersecurity Review (2021 version), which became effective on February 15, 2022. The Measures for Cybersecurity Review (2021 version) require that an online platform operator which possesses the personal information of at least one million users must apply for a cybersecurity review by the CAC if it intends to be listed in foreign countries. As advised by our PRC counsel, Jingtian & Gongcheng, as of the date of this prospectus, we are not subject to cybersecurity review with the CAC under the Measures for Cybersecurity Review (2021 version), since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Measures for Cybersecurity Review (2021 version). On November 14, 2021, the CAC issued the Draft Regulations on the Network Data Security Administration (Draft for Comments) (the “Security Administration Draft”), which provides that the data processor shall apply for a cybersecurity review in compliance with relevant national regulations if it conducts the following activities, including (i) a merger, reorganization, or division to be conducted by an Internet platform operator who has amassed a substantial amount of data resources that concern national security, economic development or the public interest, which will or may impact national security; (ii) an overseas initial public offering to be conducted by a data processor processing the personal information of more than one million individuals; (iii) an initial public offering in Hong Kong to be conducted by a data processor, which will or may impact national security; or (iv) other data processing activities that will or may have an impact on national security. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review initiated by the CAC, and we have not received any warning, sanction or penalty in such respect. However, the Measures for Cybersecurity Review (2021 version) was recently adopted and, therefore, it is uncertain how it will be enacted, interpreted or implemented, and how it will affect us. Since these regulatory actions are new or have not been formally enacted, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, or our ability to accept foreign investments and list on a U.S. exchange. As there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, there is no assurance that we would be able to pass such review in relation to this offering in a timely manner or at all. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any non-compliance with the related laws and regulations may result in fines or other penalties against us, which may have material adverse effect on our business, financial condition or results of operations. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Recent greater oversight by the Cyberspace Administration of China (CAC) over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering” on page 17 of this prospectus.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies (the “Overseas Listing Trial Measures”) and relevant five guidelines, which became effective on March 31, 2023. Pursuant to the Overseas Listing Trial Measures, our PRC counsel, Jingtian & Gongcheng, is of the view that we are required to complete the filing procedures with the CSRC in connection with the offering and listing of our Class A ordinary shares. We completed such filing procedures on December 8, 2023, the completion of which was posted on the official website of the CSRC on December 11, 2023. However, if we fail to maintain the filing within the time periods prescribed by PRC laws and regulations, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, limit our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — We are required to complete the filing with the CSRC in order to offer our Class A ordinary shares to foreign investors in this offering” on page 27 of this prospectus for more details as to risks related to our compliance of the Overseas Listing Trial Measures. In addition, on February 24, 2023, the CSRC promulgated the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Confidentiality and Archives Administration Provisions”), which also became effective on March 31, 2023. According to the Confidentiality and Archives Administration Provisions, domestic companies that seek overseas offering and listing (either in direct or indirect means) and the securities companies and securities service (either incorporated domestically or overseas) providers that undertake relevant businesses shall institute a sound confidentiality and archives administration system and take necessary measures to fulfill confidentiality and archives administration obligations. They shall not leak any state secret and working secret of government agencies, or harm national security and public interest. Although we believe that this offering does not involve the leaking of any state secret or working secret of government agencies, or harming national security and public interest, we may be required to perform additional procedures in connection with the provision of accounting archives under the Confidentiality and Archives Administration Provisions. As of the date of this prospectus, we and our PRC operating entity have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, the potential impact such modified or new laws and regulations will have on our daily business operation and our ability to accept foreign investments and list on a U.S. exchange is highly uncertain. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implement rules that require our company, or any of our subsidiaries to obtain regulatory approval from Chinese authorities before listing in the U.S. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — Chinese government agencies may exert more oversight and control over offerings that are conducted overseas and involve foreign investment in China-based issuers. Additional compliance procedures may be required in connection with this offering under PRC rules, regulations, or policies” on page 25 and “RISK FACTORS — Risks Relating to Conducting Business in the PRC — The Chinese government exerts substantial influence over the manner in which the PRC operating entity must conduct its business activities. If the Chinese government significantly regulates our operating entity’s business operations in the future and it is not able to substantially comply with such regulations, our operating entity’s business operations may be materially adversely affected, and the value of our Class A ordinary shares may significantly decrease” on page 29 of this prospectus.

In addition, our Class A ordinary shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for two consecutive years. The PCAOB issued a Determination Report on December 16, 2021 (the “Determination Report”) which found that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong because of a position taken by one or more authorities in those jurisdictions. Furthermore, the Determination Report identified the specific registered public accounting firms which are subject to these determinations (“PCAOB Identified Firms”). Our auditor, Marcum Asia CPAs LLP (“Marcum Asia”), the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia, whose audit report is included in this prospectus, is headquartered in New York, New York, and, as of the date of this prospectus, was not included in the list of PCAOB Identified Firms in the Determination Report. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC (the “MOF”), and the PCAOB signed a Statement of Protocol (the “Protocol”), governing inspections and investigations of audit firms based in mainland China and Hong Kong. Pursuant to the fact sheet with respect to the Protocol disclosed by the U.S. Securities and Exchange Commission (the “SEC”), the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland PRC and Hong Kong and voted to vacate its previous determinations to the contrary. Notwithstanding the foregoing, the Company’s ability to retain an auditor subject to the PCAOB inspection and investigation, including, but not limited to, inspection of the audit working papers related to us, may depend on the relevant positions of U.S. and Chinese regulators. Marcum Asia’s audit working papers related to the Company are located in China. With respect to audits of companies with operations in China, such as us, there are uncertainties about the ability of its auditor to fully cooperate with a request by the PCAOB for audit working papers in China without the approval of Chinese authorities. If the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, or the PCAOB re-evaluates its determination as a result of any obstruction with the implementation of the Protocol, then such lack of inspection or re-evaluation could cause trading in the Company’s securities to be prohibited under the HFCA Act, and ultimately result in a determination by a securities exchange to delist the Company’s securities. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. In the event that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection by the PCAOB for two consecutive years instead of three could cause our securities to be delisted from the stock exchange. See “RISK FACTORS — Risks Relating to Conducting Business in the PRC — If the U.S. Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect our auditors as required under the Holding Foreign Companies Accountable Act, the SEC will prohibit the trading of our Class A ordinary shares. A trading prohibition for our Class A ordinary shares, or the threat of a trading prohibition, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections of our auditors would deprive our investors of the benefits of such inspections” beginning on page 30 of this prospectus.

Since the incorporation of our Cayman Islands holding company and to the date of this prospectus, no dividends or distributions have been made among the Company, its subsidiaries, or to investors; and no cash flows or transfers of other assets by type have occurred among the Company and each of its subsidiaries under any arrangements. See “PROSPECTUS SUMMARY — Dividends, Distributions and Transfers.” The cross-border transfer of funds within our corporate group under our direct holding structure in the future must be legal and compliant with relevant laws and regulations of China. In utilizing the proceeds from the initial public offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to the PRC operating entity only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government reporting, registration and approvals. See “Use of Proceeds” and “RISK FACTORS — Risks Relating to Conducting Business in the PRC — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC operating entity” on page 22 of the Public Offering prospectus. We may encounter difficulties in our ability to transfer cash within our organization in the future, which is largely due to various PRC laws and regulations imposed on foreign exchange. However, as long as we are compliant with the procedures for approvals from foreign exchange authorities and banks in China, the relevant laws and regulations in China do not impose limitations on the amount of funds that we can transfer out of China. We currently do not have any cash management policy that dictate the transfer of cash between our subsidiaries. See “REGULATION — Regulation on Foreign Exchange Control” beginning on page 103 of this prospectus for details of such procedures.

We currently intend to retain any future earnings to finance the operation and expansion of our business through Beijing Feitian, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A ordinary shares if the market price of our Class A ordinary shares increases. See “RISK FACTORS — Risks Related to the Class A Ordinary Shares and this Offering — We do not currently intend to pay dividends on our Class A ordinary shares for the foreseeable future” on page 51 of this prospectus.

Following the completion of the initial public offering, our Chairman of the board, Mr. Jianfei Zhang, through ZJW (BVI) LTD and BANYAN (BVI) LTD, will beneficially own approximately 95.97% of the aggregate voting power of our issued and outstanding Class A and Class B ordinary shares, assuming no exercise of the over-allotment option, or 95.77% assuming full exercise of the over-allotment option. As such, we will be deemed to be a “controlled company” as defined under Nasdaq Listing Rules 5615(c). See “RISK FACTORS” and “MANAGEMENT — Controlled Company” of this prospectus for more information.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 4, 2024.

THE OFFERING

Securities offered by the Selling Shareholders	1,250,000 Class A ordinary shares
Class A ordinary shares issued and outstanding prior to this offering	4,332,000 Class A ordinary shares*
Class A ordinary shares issued and outstanding immediately after this offering	4,332,000 Class A ordinary shares*
Term of this offering	The Selling Shareholders will determine when and how they will sell the Class A ordinary shares offered in this prospectus
Use of proceeds	We will not receive any of the proceeds from the sale of the Resale Shares by the Selling Shareholders named in this prospectus
Risk Factors

Investing in our Class A ordinary shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 15 of this prospectus.

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*        Based on 4,332,000 Class A ordinary shares issued and outstanding prior to and after the sale of our Resale Shares in this offering, excludes Class A ordinary shares to be offered by us in a “firm commitment” public offering concurrently herewith.

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USE OF PROCEEDS

The Selling Shareholders are selling the Resale Shares for their own accounts. We will not receive any proceeds from the sale of the Resale Shares by the Selling Shareholders.

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SELLING SHAREHOLDERS

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of the Class A ordinary shares held by the Selling Shareholders, including:

•        the number of shares owned by the Selling Shareholders prior to this offering;

•        the percentage owned by the Selling Shareholders prior to completion of the offering;

•        the total number of shares that are to be offered for the Selling Shareholders;

•        the total number of shares that will be owned by the Selling Shareholders upon completion of the offering; and

•        the percentage owned by the Selling Shareholders upon completion of the offering.

We have agreed to register a total of 1,250,000 Class A ordinary shares held by the Selling Shareholders. We are registering the shares under this prospectus.

The following table sets forth certain information with respect to the Selling Shareholders’ beneficial ownership of our Class A ordinary shares as of the date of this prospectus. Although there was no agreement between the Company and the Selling Shareholders to register the Resale Shares, the Company believes the registration of the Resale Shares is beneficial to the Company.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Shareholders each has sole voting and investment power with respect to all of the Class A ordinary shares it beneficially owns, subject to applicable community property laws. Based on the information provided to us by the Selling Shareholders, each of the Selling Shareholders is not a broker-dealer or an affiliate of a broker-dealer.

	Beneficial Ownership Prior to this Offering(1)		Maximum Number of Class A Ordinary Shares To Be Sold in this Offering	Beneficial Ownership After this Offering(1)
Name of Beneficial Owner	Class A Ordinary Shares	%	Ordinary Shares	Class A Ordinary Shares	%
MIGHTY (BVI) LTD(2)	600,000	5.00%	450,000	150,000	1.25%
DYL (BVI) LTD(3)	540,000	4.50%	400,000	140,000	1.17%
ACCELERATION (BVI) LTD(4)	540,000	4.50%	400,000	140,000	1.17%

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(1)      Based on 4,332,000 Class A ordinary shares and 7,668,000 Class B ordinary shares issued and outstanding prior to and after the sale of our Resale Shares in this offering, excluding Class A ordinary shares to be offered by us in a “firm commitment” public offering concurrently herewith.

(2)      MIGHTY (BVI) LTD is controlled by Jinxu (Hainan) Investment Partnership (Limited Partnership), a company incorporated in the PRC and controlled by independent third parties. The registered address of MIGHTY (BVI) LTD is Start Chambers, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, British Virgin Islands. The business address of Jinxu (Hainan) Investment Partnership (Limited Partnership) is No. 1690, Block A, Building 1, Fenghuang Island, Tianya CBD, Tianya District, Sanya City, Hainan Province, China.

(3)      DYL (BVI) LTD is controlled by Yulian Dai. The registered address of DYL (BVI) LTD is Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands.

(4)      ACCELERATION (BVI) LTD is controlled by Qiji (Shenzhen) Consulting Management Enterprise (Limited Partnership), a company incorporated in the PRC and controlled by independent third parties. The registered office of ACCELERATION (BVI) LTD is at Start Chambers, Wickham’s Cay II, P. O. Box 2221, Road Town, Tortola, British Virgin Islands. The business address of Qiji (Shenzhen) Consulting Management Enterprise (Limited Partnership) is 2810D, 2801-2810, Excellence Times Square Building, No.4068, Yitian Road, Fu’an Community, Futian Street, Futian District, Shenzhen City, Guangdong Province, China.

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THE SELLING SHAREHOLDERS’ PLAN OF DISTRIBUTION

As of the date of this prospectus, the Selling Shareholders plan to sell the Resale Shares at the price at which we sell shares in our public offering, which is $4.00 per Class A ordinary share. The Selling Shareholders may sell the Resale Shares from time to time at the market price prevailing on Nasdaq at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The Selling Shareholders may use any one or more of the following methods when selling the Resale Shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales entered into after the date of this prospectus;

•        broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•        a combination of any such foregoing methods of sale;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•        any other method permitted pursuant to applicable law.

In connection with the sale of the Resale Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the Class A ordinary shares in the course of hedging the positions they assume. The Selling Shareholders may also sell Class A ordinary shares short and deliver these securities to close out short positions, or loan or pledge the shares to broker-dealers, which in turn may sell the securities. The Selling Shareholders may also enter into an option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the Resale Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Because the each of the Selling Shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale. The Selling Shareholders have informed us that he does not have any agreement or understanding, directly or indirectly, with any person to distribute the Class A ordinary shares.

We are required to pay certain fees and expenses incurred by us incident to the registration of the Resale Shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities.

The Resale Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to our Class A ordinary shares for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Resale Shares by the Selling Shareholders or any other person.

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LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares offered in this offering will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng. Hunter Taubman Fischer & Li LLC may rely upon Ogier with respect to matters governed by Cayman Islands law and Jingtian & Gongcheng with respect to matters governed by PRC law in connection with this offering.

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Pheton Holdings Ltd

1,250,000 Class A Ordinary Shares to be Sold by the Selling Shareholders

Prospectus dated September 4, 2024

Until September 29, 2024 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.